Exhibit 10.46

NOTE ISSUANCE AND PURCHASE AGREEMENT

among

NETCREDIT RECEIVABLES 2022, LLC,
a Delaware limited liability company,

as Issuer,

CITIBANK, N.A.,

as Collateral Agent and Paying Agent

JEFFERIES FUNDING LLC,

as Initial Note Purchaser

EACH OF NOTE PURCHASERS FROM TIME TO TIME PARTY HERETO,

and

JEFFERIES FUNDING LLC,
as Administrative Agent

Dated as of
October 21, 2022

TABLE OF CONTENTS

Page

I.	DEFINITIONS	5
1.1	General Terms	5
II.	NOTES, PAYMENTS, INTEREST AND COLLATERAL	36
2.1	The Notes	36
2.2	Interest on the Notes.	40
2.3	Collections; Repayment.	40
2.4	Promise to Pay; Manner of Payment.	41
2.5	Voluntary Prepayments	42
2.6	Mandatory Prepayments	43
2.7	Protective Advances	44
2.8	Grant of Security Interest; Collateral	44
2.9	Collateral Administration	45
2.10	Power of Attorney	46
2.11	Collateral Account	47
III.	FEES AND OTHER CHARGES	48
3.1	Computation of Fees; Lawful Limits	48
3.2	Default Rate of Interest	48
3.3	Increased Costs; Capital Adequacy	48
3.4	Administrative Agent Fee	49
IV.	CONDITIONS PRECEDENT	50
4.1	Conditions to Closing	50
4.2	Conditions to Note Fundings	52
V.	REPRESENTATIONS AND WARRANTIES	53
5.1	Organization and Authority	54
5.2	Transaction Documents	54
5.3	Subsidiaries, Capitalization and Ownership Interests	55
5.4	Receivables	55
5.5	Other Agreements	55
5.6	Litigation	55
5.7	Financial Statements and Reports	56
5.8	Compliance with Law	56
5.9	Licenses and Permits	56
5.10	No Default; Solvency	57
5.11	Disclosure	57
5.12	Existing Indebtedness; Investments, Guarantees and Certain Contracts	57
5.13	Affiliated Agreements	57
5.14	Reserved	57
5.15	Names; Location of Offices, Records and Collateral	57

5.16	Deposit Accounts and Investment Property	58
5.17	Non-Subordination	58
5.18	Receivables	58
5.19	Servicing	58
5.20	Legal Investments; Use of Proceeds	58
5.21	Broker’s or Finder’s Commissions	59
5.22	Anti-Terrorism; OFAC	59
5.23	Security Interest	59
5.24	Survival	60
VI.	AFFIRMATIVE COVENANTS	60
6.1	Financial Statements, Reports and Other Information	60
6.2	Payment of Obligations	61
6.3	Conduct of Business and Maintenance of Existence and Assets	61
6.4	Compliance with Legal and Other Obligations	62
6.5	Reserved	62
6.6	True Books	62
6.7	Inspection; Periodic Audits; Quarterly Review	62
6.8	Further Assurances; Post Closing	63
6.9	Other Liens	63
6.10	Use of Proceeds	63
6.11	Collateral Documents; Security Interest in Collateral	63
6.12	Servicing Agreement; Backup Servicer	64
6.13	Special Purpose Entity	65
6.14	Collections	66
6.15	Reserved	66
6.16	Changes to Underwriting Guidelines	66
6.17	Financial Covenants	67
6.18	Risk Retention Covenants.	67
VII.	NEGATIVE COVENANTS	68
7.1	Indebtedness	68
7.2	Liens	68
7.3	Investments; Investment Property; New Facilities or Collateral; Subsidiaries	69
7.4	Dividends; Redemptions; Equity	69
7.5	Transactions with Affiliates	69
7.6	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names	70
7.7	Transfer of Collateral; Amendment of Receivables	70
7.8	Contingent Obligations and Risks	70
7.9	[Reserved]	71
7.10	Modifications of Agreements	71
7.11	Anti-Terrorism; OFAC	71
7.12	Deposit Accounts and Payment Instructions	71
7.13	Servicing Agreement	71
7.14	No Adverse Selection	72

VIII.	EVENTS OF DEFAULT	72
IX.	RIGHTS AND REMEDIES AFTER DEFAULT	75
9.1	Rights and Remedies	75
9.2	Application of Proceeds	76
9.3	Right to Appoint Receiver.	76
9.4	Attorney-in-Fact	77
9.5	Rights and Remedies not Exclusive	77
X.	WAIVERS AND JUDICIAL PROCEEDINGS	77
10.1	Waivers	77
10.2	Delay; No Waiver of Defaults	77
10.3	Jury Waiver	78
10.4	Amendment and Waivers	78
XI.	EFFECTIVE DATE AND TERMINATION	80
11.1	Effectiveness and Termination	80
11.2	Survival	80
XII.	MISCELLANEOUS	80
12.1	Governing Law; Jurisdiction; Service of Process; Venue	80
12.2	Successors and Assigns; Assignments and Participations	81
12.3	Application of Payments	85
12.4	Indemnity	86
12.5	Notice	87
12.6	Severability; Captions; Counterparts; Facsimile Signatures	87
12.7	Expenses	87
12.8	Entire Agreement	88
12.9	Approvals and Duties	89
12.10	Publicity	89
12.11	Release of Collateral	89
12.12	Times of Day	91
12.13	Rounding	91
12.14	No Advisory or Fiduciary Responsibility	91
12.15	Independent Effect of Covenants	92
12.16	Right of Setoff.	92
12.17	Confidentiality.	92
12.18	Inconsistencies with Other Documents.	93
XIII.	AGENT PROVISIONS; SETTLEMENT	93
13.1	Administrative Agent and Collateral Agent.	93
13.2	Note Purchaser Consent	104
13.3	Set-off and Sharing of Payments	104
13.4	Disbursement of Funds	105
13.5	Settlements; Payments; and Information	105
13.6	Dissemination of Information	107

13.7	Non-Funding Note Purchaser.	107
13.8	Taxes	108
13.9	Patriot Act	111

SCHEDULES

Schedule A Terms, Conditions and Disclosure Schedules

Schedule B Wiring Instructions

Schedule C Revolving Commitments

Schedule D Approved States

Schedule E State Licenses

Schedule F Permitted Modifications

Schedule G Issuer Competitors

EXHIBITS

Exhibit A Form of Borrowing Base Certificate

Exhibit B Form of Note

Exhibit C Form of Monthly Collateral and Servicing Report

Exhibit D Form of Request for Note Funding

Exhibit E Underwriting Guidelines

Exhibit F Servicing Policy

NOTE ISSUANCE AND PURCHASE AGREEMENT

THIS NOTE ISSUANCE AND PURCHASE AGREEMENT (the “Agreement”) dated as of October 21, 2022, is entered into by and between NETCREDIT RECEIVABLES 2022, LLC, a Delaware limited liability company (“Issuer”), JEFFERIES FUNDING LLC (“Jefferies”), as Initial Note Purchaser (the “Initial Note Purchaser”), the other Note Purchasers (the “Note Purchasers”) from time to time party hereto, CITIBANK, N.A. (“Citibank”), as paying agent (in such capacity, the “Paying Agent”) and as collateral agent for the Secured Parties (in such capacity, “Collateral Agent”) and JEFFERIES FUNDING LLC, as administrative agent for itself and for the other Note Purchasers (in such capacity, “Administrative Agent”).

WHEREAS, Issuer has requested that Note Purchasers provide financing to Issuer by funding the Notes, issued or to be issued by the Issuer, in an initial aggregate principal amount of up to $125,000,000, the proceeds of which shall be used by Issuer to purchase certain Eligible Receivables, to pay closing expenses and for payment of fees and expenses to the Collateral Agent, Paying Agent, Administrative Agent and Note Purchasers, and to pay for operating expenses;

WHEREAS, Issuer is willing to grant Collateral Agent, for the benefit of the Secured Parties, a lien on and security interest in the Collateral to secure the Notes and other financial accommodations being granted by Note Purchasers to Issuer; and

WHEREAS, Note Purchasers are willing to fund the Notes upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Issuer, Administrative Agent, Collateral Agent and Note Purchasers hereby agree as follows:

I. DEFINITIONS

1.1 General Terms

(a) For purposes of the Transaction Documents and all Annexes, Schedules and Exhibits thereto, in addition to the definitions above and elsewhere in this Agreement or the other Transaction Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

(c) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Issuer notifies Administrative Agent that Issuer requests an amendment to any provision hereof, including an Early Wind-Down Trigger Event, to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision or Early Wind-Down Trigger Event (or if Administrative Agent notifies Issuer that Requisite Note Purchasers request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Issuer or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

“Accession Agreement” shall mean the Accession Agreement to the Intercreditor Agreement, dated as of the Closing Date, by and among Enova, the Intercreditor Agent, Servicer, the Account Holder, EFR 2018-1, LLC, Pacific Western Bank, EFR 2018-2, LLC, Credit Suisse AG, New York Branch, ENVA 2018-A, LLC, ENVA 2019-A, LLC, Citibank, N.A., as indenture trustee, and the new party or parties to be joined to the Intercreditor Agreement (in connection with this Agreement, the Issuer, the Administrative Agent and the Collateral Agent).

“Account” shall mean, individually and collectively, the Collateral Account and any bank or other depository accounts of Issuer.

“Account Holder” shall mean Holdings, together with its successors and permitted assigns, in its capacity as such under and pursuant to the terms of the Intercreditor Agreement.

“Account Debtor” shall mean any Person or Persons that are an obligor in respect of any Receivable.

“ACH Sweep Account” shall mean an account established at Veritex Community Bank bearing the account number 5501702624 in the name of Issuer, and which is subject to an ACH Sweep Account Control Agreement, and to which a Servicer shall direct all ACH payments, if applicable, under its applicable Portfolio Documents.

“ACH Sweep Account Control Agreement” shall mean the Deposit Account Control Agreement, dated as of the Closing Date, by and among Collateral Agent, on behalf of the Secured Parties, Issuer and Veritex Community Bank, as the depositary bank.

“Additional Note Funding” shall have the meaning assigned to such term in Section 2.1(a) hereof.

“Additional Note Principal Amount” shall mean an increase in the note principal amount of a Note by means of an Additional Note Funding.

“Administrative Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Administrative Agent Fee” shall have the meaning set forth in the Administrative Agent Side Letter.

“Administrative Agent Side Letter” shall mean that certain letter agreement, dated as of the Closing Date, between the Issuer and the Administrative Agent.

“Affiliate” or “affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Aggregate Note Balance” shall mean at any time, the aggregate amount of all Note Balances at such time.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Amortization Period” shall mean the period beginning on the expiration or termination of the Revolving Period and continuing through the Final Maturity Date.

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Notes, the Transaction Documents, Issuer, Enova, Originator, Servicer or the Collateral or any portion thereof, including, but not limited to, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and all applicable state and federal usury laws.

“Applicable Percentage” shall mean, with respect to any Note Purchaser as to all Note Purchasers, the percentage obtained by dividing (a) the aggregate amount of the Note Fundings outstanding made by such Note Purchaser by (b) the aggregate amount of all the Note Fundings outstanding, as such percentage may be adjusted by assignments as permitted hereunder.

“Approved State” shall mean, individually and collectively, each state set forth on Schedule D, as the same may be modified from time to time as agreed to in writing by Administrative Agent in its sole discretion.

“Availability” shall mean, at any date of determination, the lesser of (a) the Borrowing Base or (b) the aggregate of the Revolving Commitments, minus, in each case, the aggregate principal balance of the outstanding Note Fundings.

“Available Amounts” shall mean, as of any date of determination, any and all Collections on deposit in the Collateral Account.

“Backup Servicer” shall mean Vervent Inc., a Delaware corporation, or such other Person as Administrative Agent engages from time to time in accordance with this Agreement, all in accordance with the terms, provisions, and conditions of Backup Servicing Agreement.

“Backup Servicing Fee” shall mean any fee payable monthly by Issuer to Backup Servicer, such fee to be as specified in the applicable Backup Servicing Agreement.

“Backup Servicing Agreement” shall mean a Backup Servicing Agreement entered into by and among Servicer, Issuer and Backup Servicer, dated on or about the Closing Date, regarding the provision of certain backup servicing services by the Backup Servicer with respect to the Receivables, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Bank Partner” shall mean (i) Republic Bank & Trust, (ii) TAB Bank and (iii) any other banking institutions approved by Administrative Agent in writing, in its sole discretion, to be an originator of any Bank Program Receivables.

“Bank Partner Change of Control” shall mean, with respect to a Bank Partner, any event or series of events which result in (a) a sale by such Bank Partner of all or substantially all of its assets, (b) a reorganization, consolidation, disposition or merger (or similar transaction affecting the capitalization, ownership or management of such Bank Partner) with or into another entity if after such transaction the holders of securities with more than 50% of the Bank Partner's voting power immediately prior to the transaction do not hold securities with more than 50% of the voting power of the successor entity) or (c) the transfer of securities with more than 50% of the Bank Partner's voting power to a Person or group.

“Bank Program Documents” shall mean each of the Bank Program Purchase and Sale Agreements, the TAB Bank Program Agreement and the Republic Bank Program Agreement.

“Bank Program Purchase and Sale Agreement” shall mean (i) the Republic Bank Purchase and Sale Agreement, (ii) the TAB Bank Participation Agreement and (iii) each other purchase and sale agreement, in form and substance reasonable satisfactory to Administrative Agent, pursuant to which NetCredit Finance, LLC or any of its Affiliates purchases Receivables from a Bank Partner, in each case, as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents.

“Bank Program Receivable” shall mean a Receivable originated by a Bank Partner and sold to NetCredit Finance, LLC pursuant to a Bank Program Purchase and Sale Agreement and then further sold to Holdings pursuant to a Transfer Agreement.

“Bank Program Receivable Eligibility Trigger Event” shall mean, as of any date of determination, the occurrence of a material change being made to the Bank Program Documents, unless such change has been consented to by the Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Blocked Account Control Agreement” shall mean any of (a) the Blocked Account Control Agreement, dated as of December 14, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Intercreditor Agent, the Account Holder and Veritex Community Bank (f/k/a Green Bank N.A.), as the depositary bank, or (b) any blocked account control agreement, by and among the Intercreditor Agent, the relevant account holder and the depositary bank where the related account is held, which is in form and substance reasonably acceptable to Administrative Agent.

“Borrowing Base” shall mean, at any time, (i) an amount equal to the product of the Funding Rate multiplied by the sum of the aggregate Receivable Balances due under or in respect of all Eligible Receivables pledged to Collateral Agent as Collateral hereunder or pursuant to any other Transaction Document, plus (ii) the aggregate amount of Excess Collections on deposit in the Collateral Account, minus (iii) the Excess Concentration Amounts.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit A hereto.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Illinois or New York City are authorized or required by law to remain closed; provided, that if the applicable Business Day relates to the determination of the Term SOFR Rate, days on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, shall not constitute Business Days; provided that, when used in the context of a Payment Date, Business Day means any day other than a (i) a Saturday or Sunday or (ii) a day on which the Federal Reserve Bank of New York is closed.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A‑2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P‑2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Note Purchaser, if later, the date on which such Note Purchaser becomes a Note Purchaser), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean with respect to Issuer, the occurrence of any of the following:

(a) Enova, at any time for any reason ceases to directly or indirectly own 100% of the issued and outstanding Equity Interests of Issuer, Holdings, Servicer, any Subsidiary that is an Originator or any Subsidiary that is a purchaser of Bank Program Receivables (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings; or

(b) an event or series of events by which any one “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Enova or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of Enova entitled to vote for members of the board of directors or equivalent governing body of Enova on a fully-diluted basis.

“Charter and Good Standing Documents” shall mean, for the applicable Person, (a) a copy of the certificate of incorporation, certificate of formation, statutory certificate of trust or other applicable charter document certified as of a date not more than thirty (30) days before the Closing Date or such other specified date by the applicable Governmental Authority of the jurisdiction of incorporation of such Person, (b) a copy of the bylaws, operating agreement, trust agreement or other applicable organizational document certified as of the Closing Date or such other specified date by an authorized officer or member of such Person, (c) an original certificate of good standing or existence, as applicable, as of a date not more than thirty (30) days before the Closing Date or such other specified date issued by the applicable Governmental Authority of the jurisdiction of incorporation of such Person and of every other jurisdiction in which such Person is otherwise required to be in good standing, and (d) copies of the resolutions of the Board of Directors (or other applicable governing body or trustee) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Transaction Documents to which such Person, as applicable, is a party, certified by an authorized officer or member of such Person as of the Closing Date or such other specified date.

“Claims” shall have the meaning assigned to such term in Section 12.4.

“Closing” shall mean the satisfaction, or written waiver by Administrative Agent and Note Purchasers, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall have the meaning assigned to such term in Section 2.8 of this Agreement.

“Collateral Account” shall mean that certain account at Collateral Account Bank, held in the name of Issuer, with account number 13423800, or such other replacement account acceptable to Administrative Agent in its sole discretion. The Collateral Account shall be a non-interest bearing account, and the funds in the Collateral Account shall remain uninvested.

“Collateral Account Bank” shall mean Citibank, N.A.

“Collateral Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Collateral Agent Fee” shall mean $3,750 per calendar month, payable to Citibank, N.A. in its capacity as Collateral Agent, Paying Agent and Collateral Account Bank.

“Collection Receipt Accounts” shall mean the accounts (1) bearing account number 5501156086, held by the Account Holder on behalf of the Servicer at Veritex Community Bank, and (2) any other account (other than the Wells Fargo Account) designated by Servicer in a notice to Administrative Agent and Collateral Agent as an account into which Collections may be deposited, each of which shall (prior to, and as a condition precedent to, any amounts being deposited therein) be subject to a Blocked Account Control Agreement and the Intercreditor Agreement, and for which the Account Debtor may (once such account is subject to a Blocked Account Control Agreement and the Intercreditor Agreement) remit all payments under its applicable Receivable other than ACH payments, which shall be remitted to the Collateral Account.

“Collections” shall mean, individually and collectively, as it relates to any and all Receivables, (a) all Scheduled Payments, interest, principal, prepayments (both voluntary and mandatory), fees or late charges collected from or on behalf of the Account Debtors on the Receivables, (b) all amounts received pursuant to a Permitted Securitization related to Collateral released in connection therewith, (c) all liquidation proceeds collected from the sale or disposition of any Receivable and/or any property related thereto, whether to a third party purchaser or an Affiliate of Issuer and (d) any and all proceeds of Collateral and/or other amounts received of any and every description payable to Issuer by or on behalf of such Account Debtor pursuant to the applicable Receivable, the related Portfolio Documents, or any other related documents or instruments, including, but not limited to, judgment awards or settlements, and refinancing proceeds.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Right” shall mean any right of Issuer to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, GLBA, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 3.2 hereof.

“Defaulted Receivable” shall mean a Receivable that (i) has been specifically and separately reserved against by any Originator, Servicer, Issuer or the applicable owner thereof or deemed charged-off or non-collectible by any such Person in accordance with the Servicing Policy, (ii) at any point is sixty-five (65) days or more past due, or (iii) unless otherwise approved by Administrative Agent in writing in its sole discretion, for which Servicer or Issuer or any Affiliate of Servicer or Issuer shall have been notified that the related Account Debtor shall have engaged in fraud in connection with such Receivable, become deceased or become the subject of a proceeding under a Debtor Relief Law.

“Delinquent Receivable” shall mean any Receivable which is one (1) to sixty-four (64) days past due and is not a Defaulted Receivable; provided that any Receivable that is subject to a Permitted Modification, as described in clause (iv) of such definition, shall not be a Delinquent Receivable until such Receivable becomes past due following its updated Scheduled Payment Date and at such time the days past due shall be calculated as of the corresponding original Scheduled Payment Date. However, if a Payment Deferral is effected for an otherwise Delinquent Receivable, the Payment Deferral shall not cure or stay the loan delinquency status upon the Payment Deferral being effected.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date Adjustment” shall mean, with respect to a Receivable and a related Account Debtor, the reset of a Scheduled Payment Date, so long as the reset Scheduled Payment Date is after the corresponding original Scheduled Payment Date and not later than the next Scheduled Payment Date specified in the related Portfolio Documents; provided that if such Receivable is subject to a Payment Deferral, such Receivable shall not be considered to be subject to a Due Date Adjustment.

“Due Period” shall mean, with respect to each Payment Date, the immediately preceding calendar month.

“Early Wind-Down Trigger Event” shall mean the occurrence and continuance of any one of the following:

(a) if, as of the end of any calendar month beginning in February 2023, the three-month weighted average Monthly Net Default Ratio for the most recently completed three (3) calendar month period (including such calendar month) is greater than four percent (4.0%);

(b) if, as of the end of any calendar month beginning in February 2023, the three-month weighted average Monthly Delinquency Ratio for the most recently completed three (3) calendar month period (including such calendar month) is greater than thirteen percent (13.0%);

(c) if, as of the end of any calendar month beginning in February 2023, the three-month weighted average Monthly Annualized Yield for the most recently completed three (3) calendar month period (including such calendar month) is less than fifty percent (50.0%);

(d) if, as of the end of any calendar month beginning in February 2023, the three-month weighted average Excess Spread Percentage for the most recently completed three (3) calendar month period (including such calendar month) is less than twelve and one-half percent (12.5%);

(e) if as of the end of any calendar month, to the extent a Permitted Securitization has not occurred during such calendar month for which Administrative Agent or an Affiliate of Administrative Agent is the lead manager or lead placement agent to the issuer of such Permitted Securitization, Issuer fails to maintain a Tangible Net Worth greater than or equal to $5,000,000; or

(f) the occurrence of any “default”, “event of default”, “amortization event” or similar event resulting from the failure to make any payment when due or failure to meet any collateral or performance trigger or covenant under any loan agreement, credit agreement or similar financing agreement evidencing any material Indebtedness under which Enova or any of its direct or indirect Subsidiaries is a borrower or secured guarantor which permits the holder of such material Indebtedness to cease funding or making advances under such agreement, or accelerate payments or collections thereunder, in each case other than any warehouse or credit facilities or securitization facilities which are both (x) non-recourse to Enova and its direct or indirect Operating Subsidiaries, and (y) not secured by any “NetCredit” product offered by Enova or its direct or indirect Subsidiaries.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail (“e-mail”) or E-Fax, or otherwise to or from an electronic system or other equivalent service.

“Eligible Delinquent Receivable” shall mean any Delinquent Receivable which is (a) one (1) to fifteen (15) days past due and (b) is otherwise an Eligible Receivable.

“Eligible LMP Refinancing Receivable” shall mean an Eligible Refinancing Receivable as to which (i) the principal balance on the date such Eligible Refinancing Receivable was originated is the same as the Receivable Balance plus its capitalized accrued interest on such date of the applicable refinanced Receivable and (ii) the final scheduled maturity date is later than the final scheduled maturity date of the applicable refinanced Receivable.

“Eligible LMR Refinancing Receivable” shall mean any Receivable related to a Refinancing that has had its original interest rate lowered for any reason, other than as a result of the requirements of the Servicemembers Civil Relief Act of 2003.

“Eligible Receivable” shall mean a Receivable that meets all of the following requirements:

(a) payments under such Receivable are due in Dollars and the Portfolio Documents do not permit the currency in which such Receivable is payable to be changed, and all previous payments have been made by the related Account Debtor and not by Originator, Servicer, Issuer or any Affiliate thereof;

(b) the Account Debtor with respect to such Receivable (a) shall (i) have personal recourse for all amounts owed with respect to such Receivable, (ii) be a natural person that is at least eighteen years of age and not be a Governmental Authority and (ii) have a United States social security or taxpayer identification number, (b) is not an officer, director, manager or employee of Holdings, the Servicer or any of their Subsidiaries or Affiliates and (c) is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. no Account Debtor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and regulations promulgated thereunder); provided however, United States military employees and personnel living, working or deployed outside of the United States shall not be excluded or deemed a “foreign person” described above;

(c) such Receivable was acquired by Holdings pursuant to the Transfer Agreement and by Issuer pursuant to the Purchase and Sale Agreement, such Receivable shall be 100% owned directly by Issuer, no other Person (other than Issuer and Collateral Agent, for the benefit of the Secured Parties) owns or claims any legal or beneficial interest therein or lien thereon, and such Receivable does not represent a fractional, participation or partial interest in a Receivable (for the avoidance of doubt, the nature of the TAB Bank Receivables as participation interests in a Program Loan (as defined in the TAB Bank Program Agreement) shall not cause such TAB Bank Receivables to be out of compliance with this clause (c));

(d) Payments in respect of such Receivable shall be due and payable no less frequently than once per month and no more frequently than three (3) times per month, in equal installments of interest and principal (other than the final payment being less than all previous installments and one or two unequal scheduled payments) resulting in full amortization thereof on the maturity date set forth in the related Portfolio Documents (or any supplementary payment schedule);

(e) such Receivable shall be a State Licensed Receivable or Bank Program Receivable;

(f) such Receivable and all related Portfolio Documents shall have been duly authorized, shall be in full force and effect and shall represent a legal, or valid and binding and absolute and unconditional payment obligation of the applicable Account Debtor enforceable against such Account Debtor in accordance with its terms for the amount outstanding thereof without any right of rescission, offset, counterclaim, dispute, discount, adjustment or defense, except to the extent that enforceability may be limited by Debtor Relief Laws and general principles of equity, and is not contingent in any respect for any reason, there are no conditions precedent to the enforceability or validity of the Receivable that have not been satisfied or waived, and the Account Debtor has no bona fide claim against Issuer or Originator or any Affiliate thereof, and there are no restrictions or prohibitions on the sale, transfer, or assignment of such Receivable by the holder thereof as of any date of determination, and all statutory or other applicable cancellation or rescission periods related thereto have expired;

(g) the promissory note and all other Portfolio Documents requiring the signature of an Account Debtor were executed by the applicable Account Debtor via a power of attorney with a digital or electronic signature in accordance with the Uniform Electronic Transaction Act or, as applicable to the jurisdiction governing such promissory note or Portfolio Documents, the Electronic Signatures in Global and National Commerce Act (E-Sign Act), including all consumer consent and other applicable provisions thereof;

(h) all amounts and information in respect of such Receivable furnished by Issuer or Servicer to Administrative Agent shall be true and correct in all material respects as of the date such information is furnished and, to the knowledge of the Issuer, is undisputed by the Account Debtor thereon or any guarantor thereof;

(i) the form of Portfolio Documents provided to Administrative Agent on or prior to the Closing Date relating to such Receivable shall be in form and content acceptable to Administrative Agent in its reasonable discretion and such Portfolio Documents do not prohibit or restrict any sale, assignment, transfer or pledge thereof to any Person;

(j) such Receivable represents an undisputed, bona fide transaction in the ordinary course of Originator’s and Holdings’ business and completed in accordance with the terms and provisions contained in the related Portfolio Documents;

(k) the Account Debtor with respect to such Receivable (i) is not the subject of any proceeding under any Debtor Relief Law and (ii) to the actual knowledge of the Issuer,

Holdings, the Servicer, any Originator or Enova, shall not have engaged in fraud in connection with such Receivable;

(l) such Receivable shall not be a revolving line of credit;

(m) such Receivable shall have been originated, serviced and administered in accordance with the Underwriting Guidelines and Servicing Policy, as applicable and shall be subject to the Servicing Agreement;

(n) if such Receivable is a Bank Program Receivable, (i) such Receivable shall have been originated in accordance with the applicable Bank Program Documents, (ii) a Bank Program Receivable Eligibility Trigger Event shall not have occurred and be continuing and (iii) a Bank Partner Change of Control shall not have occurred (provided that, with respect to this subclause (iii), any Bank Program Receivables pledged as Collateral prior to the occurrence of such Bank Partner Change of Control shall remain Eligible Receivables, and this limitation shall only apply to Bank Program Receivables pledged or proposed to be pledged after the occurrence of such Bank Partner Change of Control);

(o) such Receivable is not a Defaulted Receivable and shall not otherwise have been deemed a charged-off or defaulted receivable by Servicer in accordance with the Servicing Policy, Servicer’s standard practices and/or the Servicing Agreement at any time;

(p) if the Account Debtor with respect to such Receivable is a member of the military or a “covered borrower” under the Military Lending Act, such Receivable shall have been originated in accordance with the Military Lending Act;

(q) no instrument of release or waiver has been executed by Issuer, Servicer or any Affiliate thereof in connection with any Portfolio Document related to such Receivable, and the Account Debtor has not been released from its obligations under such Receivable in whole or in part;

(r) such Receivable shall not have been modified in any way to alter or obscure its status as an Ineligible Receivable after having been substituted with an Eligible Receivable (for the avoidance of doubt, this clause shall not include Permitted Modifications);

(s) other than Permitted Modifications, such Receivable and the related Portfolio Documents shall not have been amended, modified or waived from their original terms;

(t) (i) such Receivable (and all Portfolio Documents entered into in connection therewith), the origination thereof by Originator, the purchase by Holdings from Originator (if applicable) and the acquisition thereof by the Issuer from Holdings shall comply in all material respects with all Applicable Laws, and (ii) the servicing and administration of such Receivable by Servicer shall comply in all material respects with all Applicable Laws;

(u) such Receivable shall not be subject to a Regulatory Event;

(v) such Receivable shall have an annual percentage rate of not less than twenty percent (20%) per annum;

(w) such Receivable shall have an annual percentage rate of not greater one hundred percent (100%) per annum or any maximum usury rate specified by any Applicable Laws;

(x) the payment-to-income ratio as reported by the Account Debtor with respect to such Receivable shall not exceed seventeen and one-half percent (17.50%);

(y) no portion of any Scheduled Payment for such Receivable shall be (i) delinquent at the time such Receivable is pledged as Collateral or (ii) more than fifteen (15) days delinquent;

(z) the original term to maturity of such Receivable is not less than six (6) months and does not exceed sixty (60) months, when rounded to the nearest month;

(aa) the original principal balance of such Receivable does not exceed $10,000;

(bb) none of Originator, Servicer, Issuer, not any Affiliate thereof shall be engaged in any adverse proceeding or other adverse litigation with the applicable Account Debtor related to such Receivable;

(cc) all repurchase obligations of Holdings related to such Receivable pursuant to the Purchase and Sale Agreement have been guaranteed by Enova;

(dd) such Receivable shall not be evidenced by a judgment or have been reduced to judgment;

(ee) the Portfolio Documents with respect to such Receivable do not constitute “electronic chattel paper” (as such term is defined in the UCC) and such Receivable constitutes an “account”, a “payment intangible” or proceeds thereof and is not an “instrument”, “electronic chattel paper” or “chattel paper” (as each such term is defined in the UCC);

(ff) the representations and warranties (i) the applicable Seller made with respect to such Receivable in the Transfer Agreement, (ii) Holdings made with respect to such Receivable in the Purchase and Sale Agreement, and (iii) the applicable Bank Partner made with respect to such Receivable in the applicable Bank Program Purchase and Sale Agreement were true and correct when made in each instance, as applicable;

(gg) such Receivable is not an Ineligible Receivable;

(hh) such Receivable shall have been originated exclusively for consumer purposes and not commercial purposes;

(ii) such Receivable shall not be a “Credit Counseling Receivable” (as defined in the Servicing Policy);

(jj) such Receivable was originated or purchased by Enova or its Subsidiary and constitutes a “NetCredit” product offered by Enova or such Subsidiary, and is not a “CashNetUSA”, “Headway Capital” or “Business Backer” product offered by Enova and its Subsidiaries; and

(kk) if resulting from a Refinancing, such Receivable is an Eligible Refinancing Receivable;

(ll) as of the Origination Date with respect to such Receivable, the applicable Account Debtor has a Vantage Score equal to or greater than 500; and

(mm) such Receivable shall have been originated in an Approved State.

“Eligible Refinancing Receivable” shall mean a Receivable that was (i) originated or underwritten pursuant to the Underwriting Guidelines and (ii) originated or acquired in connection with a Refinancing as to which, as of the date of such Refinancing, such refinanced Receivable’s status was current with no amount past due.

“Enova” means Enova International, Inc., a Delaware corporation.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event defined as such set forth in Article VIII.

“Excess Collections” shall mean, as of any date that is one day prior to any date of determination, an amount equal to the Available Amounts on such date, solely to the extent such Available Amounts are in excess of the amounts necessary to satisfy an amount equal to the product of (x) one and one-fifth (1.20) and (b) all estimated accrued and unpaid Interest, Servicing Fees, Collateral Agent Fees, and known expenses that will be payable on the next Payment Date pursuant to Section 2.4(a).

“Excess Concentration Amount” shall mean, without duplication, the aggregate Receivable Balance of Eligible Receivables that cause the applicable Excess Concentration Limits to not be met.

“Excess Concentration Limits” shall mean the following limitations:

(a) The weighted average original term to maturity of the Financed Portfolio shall be equal to or less than fifty-six (56) calendar months;

(b) The weighted average per annum annual percentage rate of the Financed Portfolio shall be equal to or greater than fifty percent (50%);

(c) The average outstanding principal balance of the Financed Portfolio shall be less than or equal to $7,500;

(d) No more than five percent (5%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtors have a Vantage Score of less than 550;

(e) No more than forty-five percent (45%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtors have a Vantage Score of less than 620;

(f) No more than ten percent 10.0% (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have been subject to a Permitted Modification;

(g) No more than forty percent (40%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have a per annum annual percentage rate of greater than seventy percent (70%);

(h) No more than three percent (3%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtors do not have a Vantage Score;

(i) No more than seventy-two and one-half percent (72.5%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have an original term greater than forty-eight (48) months;

(j) No more than five percent (5%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Eligible Delinquent Receivables;

(k) No more than three percent (3%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Eligible LMP Refinancing Receivables;

(l) No more than three percent (3%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Eligible LMR Refinancing Receivables;

(m) The weighted average payment-to-income ratio of all related Account Debtors of Receivables in the Financed Portfolio (determined and calculated in accordance with the Underwriting Guidelines) shall be less than or equal to ten percent (10%);

(n) No more than 25.0% (as determined by aggregate Receivable Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtor resides (at the Origination Date of such Receivable) in the state having the largest concentration (as determined by aggregate Receivable Balance) of the Financed Portfolio;

(o) No more than 17.5% (as determined by aggregate Receivable Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtor resides (at the Origination Date of such Receivable) in the state having the second largest concentration (as determined by aggregate Receivable Balance) of the Financed Portfolio;

(p) No more than 15.0% (as determined by aggregate Receivable Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtor resides (at the Origination Date of such Receivable) in any individual state (excluding those states having the largest and second largest concentration (as determined by aggregate Receivable Balance) of the Financed Portfolio); and

(q) the non-zero weighted average Vantage Score of the related Account Debtors of Receivables in the Financed Portfolio shall not be less than 610.

“Excess Spread Percentage” shall mean, with respect to any calendar month, the amount, expressed as a percentage, equal to (a) the Monthly Annualized Yield for such calendar month minus (b) the sum of (i) the product of (x) the Monthly Net Default Ratio for such calendar month times (y) 12 and (ii) the Servicing Fee.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Administrative Agent and any Note Purchaser (each a “Recipient”) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Note Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Note Purchaser, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Note Purchaser with respect to an applicable interest in a Note or Commitment pursuant to a law in effect on the date on which (i) such Note Purchaser acquires such interest in the Notes or Commitment or (ii) such Note Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 13.8, amounts with respect to such Taxes were payable either to such Note Purchaser’s assignor immediately before such Note Purchaser became a party hereto or to such Note Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.8(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Final Maturity Date” shall mean the earliest to occur of (a) the four-year anniversary of the Closing Date, and (b) the date on which all Obligations shall have been paid in full (other than contingent indemnification obligations for which a claim has not been asserted).

“Financed Portfolio” shall mean, on any date of determination, all Eligible Receivables included within the calculation of the Borrowing Base as set forth in the most recently-delivered Borrowing Base Certificate delivered to Administrative Agent by Issuer.

“Financial Covenant” shall have the meaning assigned to it in Section 6.17(e).

“Funding Rate” shall mean eighty percent (80%); subject to adjustment in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“GLBA” shall mean, collectively, Title V – Privacy – of the Gramm-Leach-Bliley Act, P.L. 106-102 and the standards for safeguarding customer information set forth in 12 C.F.R. Part 364 and 16 C.F.R. Part 314, all as amended, supplemented or interpreted in writing by federal Governmental Authorities.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, including any attorney general or agency related thereto, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Holdings” shall mean CNU Online Holdings, LLC, a Delaware limited liability company.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, Equity Interests, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable and (d) any Contingent Obligations.

“Indemnified Person” shall have the meaning assigned to it in Section 12.4 hereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Issuer under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Delinquent Receivable” shall mean any Delinquent Receivable which is sixteen (16) to sixty-four (64) days past due.

“Ineligible Receivable” shall mean any Receivable that (a) must be repurchased by the applicable seller under the Transfer Agreement because of a breach by such seller of a related representation or warranty, (b) must be repurchased by Holdings under the Purchase and Sale Agreement because of a breach by Holdings of a related representation or warranty, (c) must be repurchased by the Bank Partner because of a breach by Bank Partner of a related representation or warranty, or (d) subsequent to such Receivable being pledged to Collateral Agent as Collateral pursuant to this Agreement, fails to meet any or all of the requirements to be an Eligible Receivable.

“Initial Margin” shall have the meaning set forth in the Administrative Agent Side Letter.

“Initial Note Funding” shall mean the first Note Funding to occur hereunder.

“Initial Note Principal Amount” shall mean, with respect to a Note, the initial principal amount of such Note purchased by the Note Purchaser on the Closing Date.

“Initial Note Purchaser” has the meaning assigned to such term in the introduction to this Agreement.

“Intercreditor Agent” shall mean Citibank, N.A., in its capacity as the “Intercreditor Agent” under and pursuant to the terms of the Intercreditor Agreement.

“Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement re Collection Receipt Accounts, dated as of October 17, 2019 (as amended, restated, supplemented or otherwise modified from time to time), by and among Enova, Servicer, the Account Holder, EFR 2018-1, LLC, Pacific Western Bank, EFR 2018-2, LLC, Credit Suisse AG, New York Branch, ENVA 2018-A, LLC, ENVA 2019-A, LLC, Citibank, N.A., as indenture trustee, and the Intercreditor Agent, and such other Persons as have and may become parties thereto by executing an Accession Agreement.

“Interest Period” shall mean (i) with respect to the initial Interest Period, the period from the Closing Date through (but excluding) the initial Payment Date, which initial Payment Date shall be December 20, 2022 and (ii) with respect each subsequent Interest Period, the period from and including each Payment Date through (but excluding) the next Payment Date.

“Interest Rate” shall mean, subject to Section 3.2 and the Default Rate set forth therein (as applicable), a rate per annum equal to the Initial Margin plus the then-applicable Term SOFR Floor.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuer” shall have the meaning assigned to it in the introductory paragraph hereof.

“Issuer Competitor” shall mean (i) each Person identified on Schedule G hereto and (ii) any Person engaged in a substantially similar business as Issuer, Holdings and/or Enova.

“Leverage Ratio” shall mean, with respect to Enova and its Subsidiaries on a consolidated basis, as of any date of determination, the ratio of (a) the total Indebtedness minus the amounts of any obligations outstanding under any Permitted Receivables Financing to (b) the total shareholders’ equity, as provided on the balance sheet of Enova and its Subsidiaries on a consolidated basis prepared in accordance with GAAP.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Liquidity” shall mean, as of any date of determination, an amount equal to the sum of (a) Enova’s Qualified Cash on such date plus (b) unused availability under any committed Senior Indebtedness of Enova and its consolidated Subsidiaries.

“Material Adverse Effect” or “Material Adverse Change” shall mean any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which has, had or reasonably could be expected to have a material adverse effect upon or change in:

(a) the legality, validity or enforceability of any Transaction Document, (ii) the perfection or priority of any Lien granted to Collateral Agent or any Secured Party under any of the Security Documents, (iii) the rights and remedies of Administrative Agent or Collateral Agent under any Transaction Document or (iv) the value, validity, enforceability or collectability of the Receivables or any of the other Collateral;

(b) the business, operations, properties, assets, liabilities or condition (financial or otherwise) of Enova, any Originator or Issuer; or

(c) the ability of Enova or Issuer to perform any of the Obligations or its other obligations, or to consummate the transactions, under the Transaction Documents.

“Maximum Note Amount” shall mean an amount equal to the lesser of (a) $125,000,000 and (b) the aggregate amount of the Revolving Commitments held by all of the Note Purchasers.

“Monthly Annualized Yield” shall mean, with respect to any calendar month, the ratio, expressed as a percentage, (i) the numerator of which is (a) all interest collections received on the Eligible Receivables during such calendar month; and the denominator of which is (b) the average Receivable Balance of all Eligible Receivables during such calendar month times (ii) 12.

“Monthly Collateral and Servicing Report” shall mean each monthly report prepared by Issuer substantially in the form of Exhibit C attached hereto, or as otherwise approved by Administrative Agent in its sole discretion.

“Monthly Delinquency Ratio” shall mean, with respect to any calendar month, the ratio, expressed as a percentage, the numerator of which is (a) the aggregate Receivable Balance of all Ineligible Delinquent Receivables at the end of such month; and the denominator of which is (b) the average Receivable Balance of all Eligible Receivables during such calendar month.

“Monthly Net Default Ratio” shall mean, with respect to any calendar month, the ratio, expressed as a percentage, the numerator of which is (a) the sum of (i) the aggregate Receivable Balance of all Receivables that became Defaulted Receivables during such month (calculated as of the date each such Receivable became a Defaulted Receivable hereunder) minus (ii) Recovery Amounts received during such calendar month; and the denominator of which is (b) the average Receivable Balance of all Eligible Receivables during such calendar month.

“NCLS” shall mean NetCredit Loan Services, LLC, a Delaware limited liability company.

“Net Income” shall mean the net income (or loss) of any Person for such period taken as a single accounting period determined by reference to GAAP.

“Non-Funding Note Purchaser” shall have the meaning assigned to it in Section 13.7.

“Note(s)” shall mean a variable funding note substantially in the form of Exhibit B.

“Note Balance” shall mean, with respect to any Note at any time, the amount equal to (a) the sum of (1) the Initial Note Principal Amount of such Note and (2) all Additional Note Principal Amounts with respect to such Note, minus (b) the aggregate amount of principal repayments on such Note.

“Note Funding” shall mean all or any (as the context requires) of the initial purchase and funding of the Notes on the Closing Date and each Additional Note Funding.

“Note Purchasers” shall have the meanings assigned to them in the introductory paragraph hereof.

“Note Purchaser Addition Agreement” shall have the meaning assigned to it in Section 12.2(a) hereof.

“Note Purchaser Register” shall have the meaning assigned to it in Section 12.2(c) hereof.

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Issuer to Administrative Agent, Collateral Agent, Paying Agent and Note Purchasers at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Transaction Documents or otherwise relating to this Agreement, the Notes, including interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Administrative Agent, Collateral Agent, Paying Agent or a Note Purchaser on behalf of or for the benefit of Issuer for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Issuer.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Operating Subsidiary” shall mean any Subsidiary other than a direct or indirect wholly-owned, special purpose bankruptcy remote Affiliate of Enova formed for the purpose of directly or indirectly purchasing assets in connection with a securitization transaction.

“Origination Date” shall mean the date of the closing and funding of the applicable Receivable between the Originator and the applicable Account Debtor.

“Originator” shall mean, individually and collectively, (i) with respect to any Bank Program Receivable, Bank Partner, and any other banking institution which is approved by Administrative Agent in writing, in its sole discretion, to be an originator of any Bank Program Receivables, and (ii) with respect to State Licensed Receivables, Enova and its Subsidiaries.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Note or other Transaction Document).

“Other Note Purchaser” shall have the meaning assigned to it in Section 13.7.

“Other Taxes” shall have the meaning assigned to in Section 13.8(b).

“Participant” shall have the meaning assigned to it in Section 12.2(b) hereof.

“Participant Register” shall have the meaning assigned to it in Section 12.2(b).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“Paying Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Payment Date” shall mean the twentieth (20th) day of each calendar month, or if such day is not a Business Day, on the next succeeding Business Day, with the initial Payment Date occurring on December 20, 2022.

“Payment Deferral” shall mean, with respect to a Receivable and a related Account Debtor, the deferral of a scheduled installment payment from such Account Debtor’s next Scheduled Payment Date to a new Scheduled Payment Date, which follows the Scheduled Payment Date that theretofore had been the final scheduled maturity date of such Receivable.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Dispositions” means, so long as no Early Wind-Down Trigger Event or Event of Default has occurred and is continuing as of such date of determination, each of the following, provided that in each case, all net cash proceeds of such disposition are immediately deposited in a Collection Receipt Account:

(a) a sale of Defaulted Receivables in the ordinary course of business to a third party purchaser on an arms-length basis; or

(b) a sale of one or more Receivables by Issuer to any Originator from time to time in connection with a repurchase by such Originator of such Receivable(s) as a result of a breach of the representations and warranties of such Person under the Purchase and Sale Agreement.

“Permitted Liens” shall have the meaning assigned to it in Section 7.2.

“Permitted Modification” shall mean any modification set forth on Schedule F attached hereto.

“Permitted Receivables Financing” shall mean any non-recourse Receivables financing facility or Permitted Securitization.

“Permitted Securitization” shall mean an off-balance sheet Receivables term financing facility pursuant to which Receivables are sold, transferred or contributed to a Securitization Affiliate which are then pledged to a Securitization Lender in connection with a broadly marketed and distributed issuance of asset-backed securities.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Portfolio Documents” collectively means a promissory note, a truth-in-lending disclosure and any other agreement or document executed and delivered by an Account Debtor in connection with a Receivable to or for the benefit of Originator, Servicer, Issuer or any subsequent transferee thereof, including renewals, extensions, modifications and amendments thereof.

“Prepayment Date” shall mean any date that all of the Obligations are prepaid by Issuer pursuant to Section 2.5 or Section 2.6 in connection with the termination of this Agreement.

“Prepayment Fee” shall mean a fee due and payable to Administrative Agent, for the benefit of Note Purchasers, on any Prepayment Date, in an amount equal to the applicable amount set forth below:

(a) if the applicable Prepayment Date occurs during the Revolving Period, one percent (1.0%) of the outstanding principal balance of the Notes on such Prepayment Date; or

(b) if the applicable Prepayment Date occurs after the expiration of the Revolving Period, no Prepayment Fee shall be due and payable.

“Pro Rata Share” shall mean, with respect to all payments, computations and other matters relating to the Revolving Commitment or Note Fundings of any Note Purchaser, the percentage obtained by dividing (a) the Revolving Exposure of that Note Purchaser, by (b) the aggregate Revolving Exposure of all Note Purchasers.

“Protective Advance” shall have the meaning assigned to it Section 2.7(b).

“Purchase and Sale Agreement” shall mean that certain Receivables Purchase Agreement, dated as of the Closing Date, by and between Holdings, as seller of Receivables from time to time and Issuer, as purchaser, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with this Agreement.

“Purchase and Sale Agreement Guaranty” shall mean that certain Guaranty, dated as of the Closing Date, made by Enova in favor of the Issuer, under which Enova guarantees the obligations of the Seller under the Purchase and Sale Agreement.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Enova that are on deposit in various accounts owned by Enova and available to be withdrawn without restriction by Enova.

“Qualified Institutional Buyer” shall mean a “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Purchaser” shall mean a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act, and the rules and regulations thereunder.

“Receipt” shall have the meaning assigned to it in Section 12.5.

“Receivable” or “Receivables” shall mean all rights to payment of indebtedness and other obligations (including unpaid principal, accrued interest, costs, fees, expenses and indemnity obligations) owing by an Account Debtor in respect of a loan or loans or other financial accommodations made or extended by an Originator to or for the benefit of such Account Debtor, or a participation interest in such rights to payment of indebtedness and obligations, as such rights to payment of indebtedness and obligations (or participation interests therein) have been originated by Enova or its Subsidiary, or sold, transferred and assigned to Enova or its Subsidiary by an

Originator pursuant to a Bank Program Purchase and Sale Agreement (as described in the definition of Bank Program Receivables) and further sold, transferred and assigned to Holdings (if not originated by Holdings) pursuant to a Transfer Agreement and further sold, transferred and assigned to Issuer by Holdings pursuant to the Purchase and Sale Agreement. Each Receivable shall include, without limitation, all rights (including enforcement rights) under or pursuant to all related Portfolio Documents in respect thereof, and all supporting obligations in connection therewith.

“Receivable Balance” shall mean, at any specified time, the then outstanding aggregate principal amount payable on a Receivable, minus any capitalized fees, closing costs and other expenses added to the outstanding principal balance of such Receivable.

“Recovery Amounts” shall mean all Collections received on a Defaulted Receivable from and after the date such Receivable became a Defaulted Receivable hereunder.

“Refinancing” shall mean, those occurrences when an Originator enters into (or acquires) a new consumer loan arrangement with an Account Debtor, and whereby a Receivable is paid in full with the proceeds of a new Receivable.

“Regulatory Event” shall mean:

(a) a “Level One Regulatory Event”, which shall comprise either:

(i) the commencement by any Governmental Authority of (y) any formal inquiry or investigation, which, for the avoidance of doubt, shall not include any Routine Inquiry, or (z) any legal action or proceeding, in the case of each of the foregoing clauses (y) and (z), against any of Issuer, Servicer, Holdings, Enova, any Originator or any of their respective Affiliates challenging its authority to originate, hold, own, service, collect, pledge or enforce any Receivable, or otherwise alleging any non-compliance by any of the Issuer, Servicer, Holdings, Enova, any Originator or any of their respective Affiliates with any Applicable Laws related to originating, holding, collecting, pledging, servicing or enforcing such Receivable and which is delivered to such Person in an official notice from a Governmental Authority and which is not released or terminated in a manner acceptable to Administrative Agent within sixty (60) calendar days of commencement thereof (provided, that if prior to the expiration of such sixty (60) calendar day period, Administrative Agent has received evidence that the target of such formal inquiry, investigation, legal action or proceeding is working in good faith with the applicable Governmental Authority to resolve such matter during such sixty (60) calendar day period, such sixty (60) calendar day period shall be extended to one hundred twenty (120) calendar days of the commencement thereof), which period may be extended by Administrative Agent in its sole discretion; provided, that, in each case, upon the favorable resolution of such inquiry, investigation, action or proceeding as determined by Administrative Agent in its sole discretion and confirmed by written notice from Administrative Agent (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Regulatory Event for such Governmental Authority shall cease to exist immediately upon such determination by Administrative Agent; provided, further that, following notice under Section 6.1(c) of the occurrence of a Regulatory Event, if so requested by Issuer, Administrative Agent shall consider in its sole discretion whether such event shall not be deemed a Level One Regulatory Event, and if Administrative Agent so determines, and notifies Issuer in writing, that it will not treat such event as a Level One Regulatory Event, then no Level One Regulatory Event shall be deemed to exist; provided, however, that (1) Administrative Agent’s failure to notify Issuer that an event is not a Level One Regulatory Event shall result in such event constituting a Level One Regulatory Event until further written notice is delivered by Administrative Agent, and (2) following notice of the occurrence of any additional Level One Regulatory Event or any change in status of such event or new development, Administrative Agent may notify Issuer that it revokes such earlier determination and a Level One Regulatory Event shall be deemed to have occurred with respect to the related Receivables; or

(b) a “Level Two Regulatory Event”, which shall comprise the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any of the Issuer, Servicer, Holdings, Enova, any Originator or any of their respective Affiliates challenging the legality of any such entity’s originating, holding, pledging, collecting, servicing or enforcing of any Receivable, or otherwise rendering any Portfolio Document unenforceable.

For the avoidance of doubt, (i) the issuance of a civil investigative demand by the Consumer Financial Protection Bureau or any attorney general (or any other similar proceeding by any other Governmental Authority) shall not, on its own, constitute a Regulatory Event, (ii) no Regulatory Event with respect to a Governmental Authority of a state, city or municipality shall in and of itself constitute a Regulatory Event with respect to Receivables in any jurisdiction outside the state in which such Governmental Authority has jurisdiction and (iii) no Receivable shall be deemed to be effected by a Level One Regulatory Event during the sixty (60) or one hundred twenty (120), as applicable calendar day period referenced in the definition thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Related Fund” shall mean (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of its business and is advised or managed by (i) a Note Purchaser, (ii) an Affiliate of a Note Purchaser, (iii) the same investment advisor that manages a Note Purchaser or (iv) an Affiliate of an investment advisor that manages a Note Purchaser, or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Note Purchaser or any Person described in clause (a) above.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Repayment Cure” shall have the meaning assigned to it in Section 6.17(d).

“Repayment Cure Period” shall have the meaning assigned to it in Section 6.17(d).

“Republic Bank Purchase and Sale Agreement” shall mean that certain Loan Purchase Agreement, dated as of October 22, 2019, by and between Republic Bank and NetCredit Finance, LLC, as amended restated or otherwise modified from time to time in accordance with the Transaction Documents.

“Republic Bank Program Agreement” shall mean that certain Program Management Agreement, dated as of October 22, 2019, by and between Republic Bank and NCLS, as amended restated or otherwise modified from time to time in accordance with the Transaction Documents.

“Request for Note Funding” shall have the meaning assigned in Section 4.2(a).

“Required Principal Payment” shall mean, as of any date of determination, the amount by which the aggregate outstanding Note Fundings exceeded the then applicable Borrowing Base, or such greater amount as shall be specified by the Issuer as of any Payment Date.

“Requisite Note Purchasers” shall mean, at any time, Note Purchasers holding Note Fundings and unused Revolving Commitments representing more than 50% of the sum of the total Note Fundings outstanding and unused Revolving Commitments at such time; provided that the Note Fundings and Revolving Commitments held by any Non-Funding Note Purchaser shall be disregarded in determining Requisite Note Purchasers or any time.

“Responsible Officer” shall mean the president, chief operating officer, the chief financial officer, the secretary or the vice president of capital markets and treasury of Issuer, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with collateral performance or financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of Issuer, or any other officer having substantially the same authority and responsibility (or where such Person is trust, such officer having substantially the same authority and responsibility of the administrator of such trust or such other Person authorized to act on behalf of such trust in such matters), and in all cases such person shall be listed on an incumbency certificate delivered to Administrative Agent, in form and substance acceptable to Administrative Agent in its sole discretion.

“Revolving Commitment” means the commitment of a Note Purchaser to make or otherwise fund Note Fundings pursuant to the terms of this Agreement and “Revolving Commitments” means such commitments of all Note Purchasers to fund Note Fundings in the aggregate pursuant to the terms of this Agreement. The amount of each Note Purchaser’s Revolving Commitment, if any, is set forth on Schedule C attached hereto, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $125,000,000.00.

“Revolving Exposure” shall mean, with respect to any Note Purchaser as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Note Purchaser’s Revolving Commitment, and (b) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of all Note Fundings made by that Note Purchaser.

“Revolving Period” shall mean the period from and including the Closing Date through and including the earliest of (a) the Termination Date, (b) October 21, 2024, (c) the occurrence and continuance of any Early Wind-Down Trigger Event, or (d) the occurrence and continuance of a Default or an Event of Default.

“Routine Inquiry” means any inquiry, written or otherwise, made by a Governmental Authority to any Person in connection with (i) the routine transmittal of a customer complaint, (ii) a formal or informal request for information regarding the Person’s business activities, licensing status and/or regulatory posture, other than a formal or informal inquiry that alleges any violation or wrongdoing by such Person, or (iii) a civil investigative demand by the Consumer Financial Protection Bureau or any attorney general (or any other similar proceeding by any other Governmental Authority).

“Scheduled Payment” shall mean the scheduled monthly payment of principal and interest by or on behalf of an Account Debtor on a Receivable.

“Scheduled Payment Date” shall mean, with respect to any Receivable, each date in a calendar month on which a Scheduled Payment is due from the related Account Debtor.

“Secured Parties” means the Administrative Agent and the Note Purchasers.

“Securities Act” shall mean the Securities Act of 1933.

“Securitization Affiliate” shall mean a direct or indirect wholly-owned, special purpose bankruptcy remote Affiliate of Issuer formed for the purpose of directly or indirectly purchasing Receivables from Issuer pursuant to a Permitted Securitization.

“Securitization Lender” shall mean a third-party lender or indenture trustee to a Securitization Affiliate in connection with a Permitted Securitization. For the avoidance of doubt, a Securitization Lender does not include any Affiliate of Issuer.

“Security Documents” shall mean this Agreement, UCC financing statements, any Blocked Account Control Agreement, the ACH Sweep Account Control Agreement, any other agreements related to Accounts, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Senior Indebtedness” shall mean any Indebtedness under the corporate revolving credit facility of Enova pursuant to that certain Amended and Restated Credit Agreement, dated as of June 23, 2022, by and among Enova and certain Subsidiaries of Enova, as borrowers, certain Subsidiaries of Enova, as guarantors, the lenders party thereto and Bank of Montreal, as administrative agent and collateral agent.

“Servicer” shall mean, individually and collectively, NCLS in its capacity as master servicer and asset servicer of the Receivables under the Servicing Agreement, the Backup Servicer and any other Person becoming a servicer of the Receivables (i) in accordance with the terms of the Servicing Agreement or (ii) upon termination of NCLS as a servicer in accordance with the terms of this Agreement or the Servicing Agreement.

“Servicer Event of Default” shall mean a “Servicer Default” as such term is defined in the Servicing Agreement.

“Servicing Agreement” shall mean that certain Servicing Agreement, dated as of the Closing Date, by and between Issuer, Servicer and Administrative Agent as the same may be amended, modified, supplemented, restated, replaced or renewed in accordance with this Agreement.

“Servicing Fee” shall mean the fee payable monthly to Servicer as set forth in the Servicing Agreement as in effect on the Closing Date, but not to exceed, in the aggregate, two and three-fourths of one percent (2.75%) per annum of the average daily Receivables Balance of all Eligible Receivables at the time of determination, unless otherwise approved by Administrative Agent in its sole discretion.

“Servicing Policy” shall mean, the collections policy and the payment plan policy of the Servicer, as such policies may be amended, modified or supplemented from time to time in compliance with the Servicing Agreement.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” shall mean, with respect to each Interest Period, the day that occurs two (2) Business Days immediately prior to the first day of such Interest Period.

“Similar Law” shall have the meaning assigned to it in Section 2.1(c) hereof.

“Solvency Certificate” shall have the meaning assigned to it in Section 4.1(e) hereof.

“State Licensed Receivable” means a Receivable originated by Enova or its Subsidiaries in compliance with a state license or permit described in Schedule E attached hereto.

“Subsidiary” shall mean, as to any Person, any other Person in which more than fifty percent (50%) of all Equity Interests are owned directly or indirectly by such Person.

“TAB Bank” means Transportation Alliance Bank Inc., dba TAB Bank, a Utah state-chartered bank.

“TAB Bank Participation Agreement” shall mean that certain Loan Participation Agreement, dated as of April 5, 2022, by and between TAB Bank and NetCredit Finance, LLC, as amended restated or otherwise modified from time to time in accordance with the Transaction Documents.

“TAB Bank Program Agreement” shall mean that certain Loan Program Agreement, dated as of April 5, 2022, by and between TAB Bank and NetCredit Finance, LLC, as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents.

“TAB Bank Receivable” shall mean a Bank Program Receivable originated by TAB Bank and sold to NetCredit Finance, LLC pursuant to the TAB Bank Participation Agreement and then further sold to Holdings pursuant to a Transfer Agreement.

“Tangible Net Worth” shall mean, as of any date of determination with respect to any Person, (a) the consolidated shareholder’s equity (including retained earnings), minus (b) to the extent not already excluded, (i) the book value of all intangible assets, (ii) the cost of treasury shares and (iii) investments in and loans to any Subsidiary or Affiliate or to any equity holder, director or employee of such Person or any of its Subsidiaries, in the case of the foregoing clauses (a) and (b), all as determined in accordance with GAAP.

“Taxes” shall have the meaning assigned to it in Section 13.8(a) hereof.

“Term SOFR Floor” means the per annum rate equal to the greater of (a) the Term SOFR Rate for such Interest Period and (b) 1.00%.

“Term SOFR Rate” means, with respect to any Interest Period, the forward-looking term rate based on SOFR as determined on the related SOFR Determination Date for the applicable tenor corresponding to such Interest Period; provided that, if as of 5:00 p.m. (New York City time) on the Business Day immediately succeeding any SOFR Determination Date, the Term SOFR Rate has not been published by the SOFR Administrator, then, until an alternate benchmark rate has been determined, (x) the Term SOFR Rate shall be determined as of the first preceding Business Day for which such Term SOFR Rate was published by the SOFR Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such SOFR Determination Date or (y) if the Term SOFR Rate cannot be determined in accordance with clause (x) of this proviso, the Term SOFR Rate shall be the Term SOFR Rate as determined on the previous SOFR Determination Date. Term SOFR Rate shall initially mean, for any day, the per annum rate equal to the offered rate which appears on the Bloomberg ticker which displays the one (1) month term SOFR as determined by CME Group (or such other person that takes over the determination of such rate as recommended by the SOFR Administrator) (such ticker currently being Bloomberg ticker SR1M). If adequate and reasonable means do not exist for ascertaining the Term SOFR Rate because the rate is not available or published on a current basis and such circumstances are unlikely to be temporary, as determined by the Administrative Agent and the Issuer in their reasonable discretion, then, reasonably promptly after such determination, the Administrative Agent and the Issuer may replace the Term SOFR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit or note purchase facilities. Notwithstanding anything to the contrary in this Agreement, if the Term SOFR Rate as determined in accordance with the foregoing definition, or such alternate benchmark rate, as the case may be, would be less than zero, the Term SOFR Rate or such alternative benchmark rate shall be deemed to be zero for the purposes of this Agreement. For the avoidance of doubt, neither the Collateral Agent nor the Paying Agent shall have any obligation to determine or identify Interest Rates, the Term SOFR

Rate or any alternative rate or any adjustment or modifier thereto, the unavailability thereof, or the occurrence or non-occurrence of any event, circumstance or date related to the foregoing.

“Termination Date” shall have the meaning assigned to it in Section 11.1 hereof.

“Total Liabilities” shall mean, for any Person, as at any date of determination, the aggregate amount of all Indebtedness of such Person, as determined on a consolidated basis in accordance with GAAP.

“Transaction Documents” shall mean, collectively and each individually, this Agreement, the Notes, the Security Documents, the Servicing Agreement, the Backup Servicing Agreement, the Administrative Agent Side Letter, the Purchase and Sale Agreement Guaranty, each Borrowing Base Certificate, each Transfer Agreement, the Purchase and Sale Agreement, the Intercreditor Agreement, the Accession Agreement and any account control agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Administrative Agent, Collateral Agent, Paying Agent and/or Note Purchasers in connection with any of the foregoing or the Notes, as the same may be amended, modified or supplemented from time to time.

“Transfer Agreement” shall mean the Transfer Agreement, dated as of the Closing Date, by and between Holdings, as purchaser of Receivables, and any Subsidiary of Enova, as seller of Receivables, from time to time, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with this Agreement.

“Transferee” shall have the meaning assigned to it in Section 12.2(a) hereof.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Underwriting Guidelines” shall mean NetCredit’s Underwriting Policy, as set forth on Exhibit E, as such exhibit may be updated, from time to time as agreed to by Administrative Agent.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“Vantage Score” shall mean, for each Account Debtor with respect to a Receivable, the credit score of such Account Debtor obtained from Vantage Score Solutions, LLC as of the Origination Date of such Receivable or, if such credit score is not available as of the applicable Origination Date, the latest available credit score of such Account Debtor obtained from Vantage Score Solutions, LLC.

“Voting Interests” shall mean securities, membership interests, partnership interests or any other equity interests of any class or classes of an entity, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors or managers (or Persons performing similar functions) and otherwise control the policies of such entity.

“Wells Fargo Account” shall mean that certain lockbox account at Wells Fargo Bank, held in the name of Holdings, with account number 41238117173, into which Servicer shall direct all check payments, if applicable, under the applicable Portfolio Documents.

II. Notes, PAYMENTS, INTEREST AND COLLATERAL

2.1 The Notes

(a) In consideration of the agreements of the Note Purchasers hereunder, and subject to the terms and conditions set forth in this Agreement, (x) the Issuer agrees to sell, transfer and deliver to each Note Purchaser, and (y) each Note Purchaser agrees to purchase from the Issuer, on the Closing Date, a Note, the outstanding principal amount of which shall not exceed at any time (unless otherwise agreed to by the Issuer and each Note Purchaser) such Note Purchaser’s Maximum Note Amount. Subject to the satisfaction of the conditions set forth in Article IV, the Note Purchasers shall fund on the date of the Initial Note Funding their Pro Rata Share of the Initial Note Funding. With respect to all Note Fundings (other than the Initial Note Funding), subject to the provisions of this Agreement, including, without limitation satisfaction or waiver in writing by the Administrative Agent of all conditions set forth in Article IV hereof, each Note Purchaser may, in its sole discretion, make additional fundings under its Note (each, an “Additional Note Funding”) to the Issuer hereunder from time to during the Revolving Period. The Initial Note Funding and each Additional Note Funding shall be made in an amount requested by the Issuer not to exceed the Availability as of such date of determination by deposit into the an account designated in writing by the Issuer; provided, that under no circumstances shall the Aggregate Note Balance exceed the Maximum Note Amount, and provided, further, that no Note Purchaser shall cause the Note Balance of such Note Purchaser’s Note to be an amount in excess of such Note Purchaser’s Revolving Commitment, and no Note Purchaser shall be responsible for the failure of any other Note Purchaser to fund any Additional Note Funding. Unless otherwise permitted by the Administrative Agent, the Initial Note Funding shall be in an amount of at least $10,000,000 and each Additional Note Funding shall be in an amount of at least $500,000. Additional Note Fundings may be made hereunder on any Business Day, but no more than two (2) Note Fundings shall be made in any calendar week. Subject to the terms of this Agreement, the Note Balance of each Note, or any portion thereof, may be repaid and reborrowed at any time during the Revolving Period.

(b) Notes. The Note Fundings made by each Note Purchaser shall be evidenced by a note payable to the order of such Note Purchaser, substantially in the form of Exhibit B, executed by Issuer and delivered to the Administrative Agent on the Closing Date. Each Note payable to the order of a Note Purchaser shall be in a stated maximum principal amount equal to such Note Purchaser’s Revolving Commitment.

(c) Note Purchaser Representations and Warranties. Each Note Purchaser hereby represents and warrants that, on and as of the date on which it becomes a Note Purchaser and on and as of each date that a Note Funding occurs, that:

(i) it is, or meets the criteria for being, a Qualified Purchaser and a Qualified Institutional Buyer (or, in the case of the initial purchase of the Notes on the Closing Date, an Institutional Accredited Investor);

(ii) it understands that the Notes have not been and will not be registered under the Securities Act or any other applicable securities law and may not be offered, sold or otherwise transferred unless (a) registered pursuant to or exempt from registration under the Securities Act or any other applicable securities law or (b) pursuant to inapplicability of the Securities Act; and that if in the future it decides to offer, resell, pledge or otherwise transfer a Note, such Note may be offered, sold, pledged or otherwise transferred only in a transaction exempt from registration under the Securities Act or pursuant to inapplicability of the Securities Act and only to a person which the seller reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A and a Qualified Purchaser;

(iii) it has, independently and without reliance upon the Administrative Agent, and based on such documents and information as it deems appropriate at the time, made its own credit decisions in taking or not taking action under this Agreement;

(iv) it confirms that, in the normal course of its business, it invests in or purchases securities similar to the Notes, and that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing each of the Notes;

(v) it agrees to treat the Notes as indebtedness for all United States federal, state and local income and franchise tax law and for purposes of any other tax imposed on, or measured by, income; it represents and warrants that it is (and will remain as long as it is a Note Purchaser) a United States person within the meaning of Section 7701(a)(30) of the Code and will provide a properly completed IRS Form W-9 in connection with the acceptance of the Notes;

(vi) it is purchasing each of the Notes for a bona fide business purpose in the ordinary course of its investment business;

(vii) it understands that each Note will bear legends to the following effect, in addition to such other legends as may be necessary or appropriate, unless the Issuer determines otherwise in compliance with applicable law:

THIS NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY UNITED STATES STATE SECURITIES OR “BLUE SKY” LAWS OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION, AND, AS A MATTER OF U.S. LAW, MAY NOT BE OFFERED OR SOLD IN VIOLATION OF THE SECURITIES ACT OR ANY SUCH OTHER LAWS. THIS NOTE, AND ANY BENEFICIAL INTEREST HEREIN, MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $2,000,000 AND

$100,000 INCREMENTS IN EXCESS THEREOF. THE HOLDER HEREOF, BY PURCHASING OR ACCEPTING THIS NOTE, IS HEREBY DEEMED TO HAVE AGREED, FOR THE BENEFIT OF THE ISSUER, THAT IT WILL RESELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE, AS A MATTER OF U.S. LAW, ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR INAPPLICABILITY OF THE SECURITIES ACT, IN EACH CASE, ONLY TO A PERSON (1) WHO IS A “QUALIFIED PURCHASER” (AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED), AND (2) WHOM IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT (“RULE 144A”) (A “QUALIFIED INSTITUTIONAL BUYER”), THAT IS ACQUIRING THIS NOTE FOR ITS OWN ACCOUNT OR AS A FIDUCIARY OR AGENT FOR OTHERS (WHICH OTHERS MUST ALSO BE QUALIFIED INSTITUTIONAL BUYERS) TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER OF THIS NOTE IS BEING MADE IN RELIANCE ON RULE 144A, IN ACCORDANCE WITH ANY UNITED STATES STATE SECURITIES OR “BLUE SKY” LAWS OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION.

EACH PURCHASER, BY ACCEPTANCE OF THIS NOTE, AND EACH BENEFICIAL OWNER OF THIS NOTE, BY ACCEPTANCE OF AN INTEREST IN THIS NOTE, WILL BE DEEMED TO REPRESENT AND WARRANT THAT EITHER (I) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, OR USING THE ASSETS OF, (A) AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, (B) A “PLAN” AS DEFINED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “INTERNAL REVENUE CODE”), THAT IS SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE, (C) AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION 29 C.F.R. 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR (D) ANY GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN THAT IS SUBJECT TO ANY NON-U.S., FEDERAL, STATE OR LOCAL LAW THAT IS SUBSTANTIALLY SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE (“SIMILAR LAW”) OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE ASSETS OF ANY SUCH PLAN OR (II) ITS ACQUISITION, CONTINUED HOLDING, FUNDING AND DISPOSITION OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT GIVE RISE TO A NON-EXEMPT PROHIBITED

TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION OR VIOLATION OF ANY SIMILAR LAW.

THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE REDUCED FROM TIME TO TIME BY DISTRIBUTIONS IN RESPECT OF THIS NOTE ALLOCABLE TO PRINCIPAL, AND MAY BE INCREASED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS OF THE NOTE ISSUANCE AND PURCHASE AGREEMENT. ANYONE ACQUIRING THIS NOTE MAY ASCERTAIN THE CURRENT OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE BY INQUIRY DIRECTED TO THE ADMINISTRATIVE AGENT. ON THE DATE OF THE INITIAL ISSUANCE OF THIS NOTE, THE ADMINISTRATIVE AGENT IS JEFFERIES FUNDING, LLC.

THE HOLDER OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE, AND EACH OWNER OF A BENEFICIAL INTEREST HEREIN, AGREES TO TREAT THIS NOTE AS INDEBTEDNESS FOR ALL UNITED STATES FEDERAL, STATE, AND LOCAL INCOME AND FRANCHISE TAX LAW AND FOR PURPOSES OF ANY OTHER TAX IMPOSED ON, OR MEASURED BY, INCOME. THE HOLDER OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE, AND EACH OWNER OF A BENEFICIAL INTEREST HEREIN, REPRESENTS, WarrantS and AGREES THAT IT IS (AND WILL REMAIN AS LONG AS IT IS A NOTE PURCHASER) A UNITED STATES PERSON WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE.

THIS NOTE AND ANY BENEFICIAL INTEREST HEREIN MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH THE TERMS OF THE NOTE ISSUANCE AND PURCHASE AGREEMENT; and

(viii) it is not, and it not acting on behalf of, or using the assets of, (A) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (B) a “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, (C) an entity whose underlying assets include “plan assets” by reason of such employee benefit plan’s or plan’s investments in the entity (within the meaning of Department of Labor Regulation 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA) or (D) any governmental, church, non-U.S. or other plan that is subject to any non-U.S. federal, state or local law that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or an entity whose underlying assets include assets of any such plan or (II) its acquisition, continued holding, funding and disposition of a Note (or any interest therein) will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or result in a non-exempt prohibited transaction or violation of any Similar Law.

(d) [Reserved].

(e) Payment of the Notes. Issuer shall repay the Notes pursuant to and in accordance with the terms of this Agreement and the Notes. The outstanding principal balance of all of the outstanding Note Fundings shall be due and payable in full, if not earlier in accordance with this Agreement, on the Final Maturity Date. All other amounts outstanding under the Notes and all other Obligations under the Notes shall be due and payable in full, if not earlier in accordance with this Agreement, on the Final Maturity Date.

2.2 Interest on the Notes.

The outstanding principal balance of the Notes shall bear interest at the Interest Rate. All such payments of interest shall be made on each Payment Date for the related Due Period, with the initial Payment Date being December 20, 2022. The monthly interest due on the principal balance of the Notes outstanding shall be computed for the actual number of days elapsed during the month in question on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the average daily principal balance outstanding for each day of the month in question. The daily rate shall be equal to 1/360th times the then applicable Interest Rate. The Administrative Agent will furnish a monthly statement of amounts due.

2.3 Collections; Repayment.

(a) Issuer shall, or shall direct Servicer to, direct or otherwise cause the Account Debtor of each Receivable, to pay all Collections (other than checks) to the Collection Receipt Accounts other than Collections that consist of ACH payments, which shall be directed to the ACH Sweep Account. In the event that Issuer or any Affiliate of Issuer receives any Collections (including checks) directly from or on behalf of an Account Debtor in a manner other than through a deposit into the Collection Receipt Accounts or the ACH Sweep Account, as applicable, Issuer or such Affiliate shall receive all such Collections in trust for the benefit of Collateral Agent on behalf of the Secured Parties. Any checks received by Issuer or Servicer shall be deposited in the Wells Fargo Account within two (2) Business Days of receipt. To the extent not paid directly to the Collection Receipt Accounts or the ACH Sweep Account, as applicable, Issuer or, pursuant to the Servicing Agreement, Servicer, as applicable, shall deliver to the Collateral Account, within two (2) Business Days of receipt thereof, all such Collections (in the form so received) received by Servicer or Issuer, as applicable, unless Administrative Agent shall have notified Servicer or Issuer, as applicable, to deliver directly to Administrative Agent all such Collections after the occurrence and during the continuance of an Event of Default, in which event all such Collections (in the form received) shall, if applicable, be endorsed by Servicer or Issuer, as applicable, to Administrative Agent and delivered to Administrative Agent promptly upon Issuer’s receipt thereof. Servicer shall deliver all Collections deposited in the Collection Receipt Accounts to the Collateral Account in accordance with the Servicing Agreement and the Intercreditor Agreement. All Collections received, net of returns, in the ACH Sweep Account shall be remitted to the Collateral Account on each Business Day by the Servicer.

(b) At any time after the occurrence of an Event of Default (but not before), in accordance with Applicable Laws, Administrative Agent shall have the right to notify any Account Debtor or Servicer (i) that all Receivables of Issuer have been assigned to Administrative Agent,

(ii) that all Collections shall be endorsed by Servicer or Issuer, as applicable, to Administrative Agent and paid directly to Administrative Agent promptly upon receipt thereof, and (iii) that all Account Debtors shall be directed to mail or otherwise deliver payments directly to an address determined by Administrative Agent or to otherwise deposit such sums in the Collateral Account or any other account established by Administrative Agent from time to time. For the avoidance of doubt and notwithstanding anything to contrary in this Agreement, all amounts received by the Administrative Agent after the occurrence of an Event of Default shall be distributed pursuant to Section 2.4(a), without regard to any caps.

2.4 Promise to Pay; Manner of Payment.

(a) On each Payment Date so long as no Event of Default is then continuing, payments shall be made by Paying Agent, solely based on the information provided by the Servicer or Issuer in the Monthly Collateral and Servicing Report, from the Collateral Account in the following order of priority and to the extent of all Available Amounts on deposit in the Collateral Account:

(i) to the Collateral Agent and Paying Agent, the Collateral Agent Fee and any expenses and indemnities payable to the Collateral Agent and the Paying Agent, respectively, to the extent accrued and unpaid through the last day of the Due Period until such accrued fees, expenses and indemnities are paid in full; provided, that any such expenses and indemnities shall not exceed an aggregate of $150,000 per annum;

(ii) to the Servicer, the Servicing Fee, to the extent accrued and unpaid through the last day of the Due Period until such accrued fees are paid in full;

(iii) to the Backup Servicer, the Backup Servicing Fee and any applicable expenses and indemnities payable to the Backup Servicer under the Backup Servicing Agreement, to the extent accrued and unpaid through the last day of the Due Period until such accrued fees are paid in full; provided, that any such expenses and indemnities shall not exceed $100,000 per annum;

;

(iv) to the payment of any fees required to be paid with respect to the Collateral Account, to the extent accrued and unpaid through the last day of the Due Period until such accrued fees are paid in full;

(v) to Administrative Agent, for the benefit of the Note Purchasers, an amount equal to the outstanding balance of any Protective Advances, together with all interest owed with respect to all Protective Advances;

(vi) to Administrative Agent, any accrued and unpaid interest, costs, fees and expenses relating to the Obligations, including any accrued and unpaid wire transfer fees or other banking fees;

(vii) to Administrative Agent, for the benefit of Note Purchasers, any Required Principal Payment;

(viii) during the Amortization Period to Administrative Agent, for the benefit of Note Purchasers, to apply to the then outstanding Obligations;

(ix) to the Backup Servicer, Paying Agent and Collateral Agent, any expenses and indemnities payable to the Backup Servicer under the Backup Servicing Agreement and to the Paying Agent and Collateral Agent under this Agreement, to the extent not paid pursuant to clause (ii) above;

(x) to Issuer, or as Issuer may otherwise direct, any remaining Available Amounts.

Administrative Agent shall distribute any such payment received by it for the account of any Note Purchaser to the appropriate Note Purchaser in accordance with the terms hereof, including Section 2.4(a).

(b) Notwithstanding anything to the contrary contained in this Section 2.4, following the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the immediate right to direct and to apply all funds in the Collateral Account, the Collection Receipt Accounts (subject to the Intercreditor Agreement), the ACH Sweep Account and any other Scheduled Payments, interest, principal, prepayments and other amounts received of every description payable to Issuer with respect to the Collateral, to the Obligations in such order and in such manner as Administrative Agent shall elect in its sole discretion after application of funds pursuant to Section 2.4(a) without regard to any caps.

(c) Issuer absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Transaction Document, including the amounts required to be paid pursuant to Section 2.4(a) on each Payment Date, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Except as expressly provided for herein, Issuer hereby waives setoff, recoupment, demand, presentment, protest, and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Transaction Document, all to the extent permitted by law.

2.5 Voluntary Prepayments

(a) On any Business Day during the Revolving Period, Issuer may prepay the Obligations, in whole or in part, subject to payment of the Prepayment Fee. Issuer may prepay the Obligations in whole, but not in part, and terminate this Agreement on any Business Day after the termination of the Revolving Period and prior to the Final Maturity Date. The applicable Obligations to be prepaid as provided in this Section 2.5(a), as applicable, shall include (i) all outstanding Note Fundings made prior to such Prepayment Date, plus (ii) accrued and unpaid interest on all such outstanding Note Fundings made prior to such Prepayment Date, plus (iii) the Prepayment Fee, as applicable, plus, (iv) any unpaid fees or expenses required to be paid by Issuer under this Agreement and all other unpaid Obligations (other than indemnity obligations of Issuer under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in relation to such Obligations to be prepaid on the Prepayment Date. Issuer shall give the Administrative Agent, Paying Agent and Collateral Agent written notice of the proposed prepayment not less than fifteen (15) calendar days in advance of the proposed Prepayment Date. Notwithstanding the above, Issuer shall be permitted to prepay the Obligations at any time (including during the Revolving Period) without any obligation to pay the Prepayment Fee if (w) such prepayment is made in connection with a repurchase of Receivables or otherwise pursuant to the Purchase and Sale Agreement (x) Issuer is charged any increased costs or other amounts pursuant to Section 3.3 hereof, (y) such prepayment is in connection with a Permitted Securitization for which Administrative Agent or any of its Affiliates is acting as sole manager or (z) such prepayment occurs on or after any date on which Administrative Agent has failed to fund any requested Note Funding.

(b) Immediately upon Issuer’s or Holdings’ or its Securitization Affiliate’s receipt of any proceeds from any Permitted Securitization, all such proceeds shall be delivered to Administrative Agent in their original form for application to the Obligations and, pending delivery to Administrative Agent, Issuer, Holdings or Securitization Affiliate, as applicable, will hold such proceeds as agent for the Administrative Agent and in trust for Administrative Agent. Provided no Early Wind-Down Trigger Event, Default or Event of Default has occurred which is continuing, Administrative Agent shall, upon receipt of such proceeds, deliver to Issuer such releases of Liens prepared by Issuer necessary to permit the transactions contemplated by the Permitted Securitization.

(c) Issuer may prepay the Notes in whole but not in part during the Repayment Cure Period; provided that in connection with such prepayment Issuer shall pay to Administrative Agent, for the benefit of Note Purchasers, the Prepayment Fee.

2.6 Mandatory Prepayments

In no event shall the sum of the aggregate outstanding principal balance of the Notes exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Note Amount. If at any time and for any reason, the outstanding unpaid principal balance of the Notes exceeds the Maximum Note Amount, Issuer shall promptly, and in any event within five (5) Business Days, without the necessity of any notice or demand, whether or not an Early Wind-Down Trigger Event, Default or Event of Default has occurred or is continuing, prepay the principal balance of the Notes in an amount equal to the difference between the then aggregate outstanding principal balance of the Notes and the Maximum Note Amount. If, on any date of measurement, and for any reason, the outstanding unpaid principal balance of the Notes exceeds the Borrowing Base (including due to any Eligible Receivable thereafter failing to meet the eligibility criteria and becoming ineligible), then Issuer shall, without the necessity of any notice or demand, whether or not an Early Wind-Down Trigger Event, Default or Event of Default has occurred or is continuing, either (x) prepay the principal balance of the Notes in an amount equal to the difference between the then aggregate outstanding principal balance of the Notes and the Borrowing Base, (y) if during the Revolving Period, increase the aggregate principal amount of Eligible Receivables pledged to Collateral Agent for the benefit of the Secured Parties in accordance with this Agreement, or (z) effect some combination of clauses (x) and (y), so that the Borrowing Base is equal to or exceeds the then outstanding principal balance of the Notes; provided, however, if the outstanding principal amount of the Notes exceeds the Borrowing Base as a result of the failure of a Receivable to meet the definition of “Eligible Receivable” as a result of a Level Two Regulatory Event, Issuer shall have thirty (30) calendar days after the earlier of its discovery or receipt of notice thereof to comply with this clause solely with respect to such Receivable. The pledge and delivery to Collateral Agent of additional Eligible Receivables shall comply with the document delivery requirements set forth in this Agreement, including Section 4.2, as applicable, and shall be accompanied by a certification from Issuer that demonstrates that after giving effect to the pledge to Collateral Agent of such additional Eligible Receivables, the outstanding unpaid principal balance of the Notes is equal to or less than the Borrowing Base. For the avoidance of doubt, the Collateral Agent shall have no duty, responsibility or obligation to verify, confirm or prepare any certification required to be provided by the Issuer pursuant to this Section 2.6.

2.7 Protective Advances

Notwithstanding any provision of any Transaction Document, Administrative Agent, in its sole discretion shall have the right, but not any obligation, at any time that Issuer fails to do so and from time to time, without prior notice, to: (i) discharge (at Issuer’s expense) Taxes or Liens affecting any of the Collateral that have not been paid in violation of any Transaction Document or that jeopardize the Collateral Agent’s Lien priority in the Collateral, including any underlying collateral securing any Receivable; or (ii) during the continuance of an Event of Default, make any other payment (at Issuer’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral, including any underlying collateral securing any Receivable (each such advance or payment set forth in clauses (i) and (ii), a “Protective Advance”). Administrative Agent shall be reimbursed for all Protective Advances pursuant to Section 2.4 and any Protective Advances shall bear interest at the Default Rate from the date the Protective Advance is paid by Administrative Agent until it is repaid. No Protective Advance by Administrative Agent shall be construed as a waiver by Administrative Agent, or any Note Purchaser of any Default, Event of Default or any of the rights or remedies of Administrative Agent or any Note Purchaser.

2.8 Grant of Security Interest; Collateral

(a) To secure the payment and performance of the Obligations, subject to Permitted Liens, Issuer hereby grants to Collateral Agent, for the benefit of the Secured Parties, a valid and continuing first priority Lien upon all of Issuer’s right, title, and interest, but not any obligations in, whether now owned or existing or hereafter from time to time acquired or coming into existence, in, to, and under all of Issuer’s assets (collectively, the “Collateral”), including: (i) all Receivables and all amounts due or to become due under the Receivables, (ii) all Portfolio Documents and all rights, remedies, powers, privileges, and claims, but not obligations, under the Portfolio Documents, (iii) subject to the Intercreditor Agreement, all funds and other property credited to the Collection Receipt Accounts, (iv) each of the Collateral Account and the ACH Sweep Account and all funds and other property credited to such accounts, (v) each Transfer Agreement, the Purchase and Sale Agreement, Servicing Agreement and the Backup Servicing Agreement and all rights, remedies, powers, privileges, and claims under those contracts, (vi) all Accounts, General Intangibles, Chattel Paper, Instruments, Documents, Goods, money and any rights to the payment of money or other forms of consideration of any kind, accounts, Investment Property, letters of credit, Letter-of-Credit Rights, Contract Rights, Contracts (as defined in Article 1 of the UCC), Supporting Obligations, Equipment, Inventory, Fixtures, computer hardware,

Software, securities, Permits, intellectual property, and oil, gas and other minerals, (vii) all other personal property and other types of property of Issuer, and (viii) all Proceeds of all of the foregoing and all other types of property of Issuer.

(b) Issuer has full right and power to grant to Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on the Collateral pursuant to this Agreement, subject to Permitted Liens. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and other documents and the taking of all other necessary action, Collateral Agent will have a valid and first priority perfected Lien on the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person other than Permitted Liens. As of the Closing Date, no financing statement naming Issuer as debtor and describing any of the Collateral is on file in any public office except those naming Collateral Agent as secured party and those related to the Permitted Liens. As of the Closing Date, Issuer is not party to any agreement, document or instrument that conflicts with this Section 2.8.

(c) Issuer hereby authorizes Administrative Agent to prepare and file financing statements provided for by the UCC and to take such other action as may be required in order to perfect and to continue the perfection of Collateral Agent’s Lien on the Collateral unless prohibited by law and subject to Permitted Liens.

2.9 Collateral Administration

(a) All tangible Collateral (except tangible Collateral in the possession of Backup Servicer ) will at all times be kept by Issuer or Servicer at the locations set forth in Section 5.15 of Schedule A attached hereto, and shall not, without thirty (30) calendar days prior written notice to Administrative Agent and Collateral Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States. All Receivables constituting Collateral, shall, regardless of their location, be deemed to be under Collateral Agent’s dominion and control and deemed to be in Collateral Agent’s possession. In addition to any provision of any Transaction Document, Collateral Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default (i) to notify Account Debtors and/or Servicer that all Receivables of Issuer including, if to Account Debtors, their Receivables have been assigned to Collateral Agent and that all collections from such Receivables shall be paid directly to Collateral Agent, for the benefit of the Secured Parties, and (ii) to charge Issuer for any collection costs and expenses, including reasonable attorney’s fees, incurred by Collateral Agent.

(b) As and when determined by Administrative Agent in its sole discretion, Administrative Agent will perform the searches described in clauses (i) and (ii) below against Issuer, Holdings, and Originators: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where any such Person is organized; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction where any such Person maintains their executive offices, a place of business or any assets.

(c) Issuer shall, or shall require Servicer to, keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit to Administrative Agent and Collateral Agent such records on such periodic basis as Administrative Agent or Collateral Agent may request in their reasonable discretion.

(d) Issuer shall, or shall require Servicer to, upon the receipt of written notice from Administrative Agent following the occurrence and continuation of an Event of Default, cooperate with Administrative Agent, if Administrative Agent elects to attach or associate in electronic format a legend, stamp, notation or other identification to all or any portion of the Portfolio Documents to evidence the pledge thereof to Collateral Agent, such legend, stamp, notation or other identification shall be in form and substance acceptable to Administrative Agent in its sole discretion.

(e) In respect of the portion of the Collateral consisting of any Receivable which is evidenced by an electronic record that is a “transferable record” as defined in Section 16 of the Uniform Electronic Transactions Act (as in effect in any relevant jurisdiction), Issuer shall, or shall require each Servicer to, deliver to Collateral Agent the control of such transferable electronic record in accordance with Applicable Law, including the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction (to ensure, among other things, that Collateral Agent has a first priority perfected Lien in such Collateral), which shall be delivered, at Issuer’s expense, to Collateral Agent at its address as set forth herein or as otherwise specified by Collateral Agent and, except as otherwise expressly provided herein to the contrary, held in Collateral Agent’s possession, custody, and control until all of the Obligations have been fully satisfied or Administrative Agent expressly agrees to release such documents. Alternatively, Collateral Agent, at the written direction of the Administrative Agent, may elect for the Servicer, Originator or any other agent to accept delivery of and maintain possession, custody, and control of all such documents and any instruments on behalf of Collateral Agent during such period of time. Issuer shall identify (or shall cause Originators and/or Servicer to identify) on the related electronic record the pledge of such Receivable by Issuer to Collateral Agent.

(f) Issuer hereby agrees to, and shall require Enova, Holdings, Originator, any purchaser under a Transfer Agreement and/or Servicer, to take all applicable protective actions to prevent destruction of records pertaining to the Collateral in accordance with each Servicing Agreement. Subject to the limitations set forth in Section 6.7 of this Agreement and the Backup Servicing Agreement, as applicable, Administrative Agent at all times shall have the right to access and review any and all Portfolio Documents in Issuer’s, Backup Servicer’s, Originator’s and/or Servicer’s possession and any and all data and other information relating to Portfolio Documents as may from time to time be input to or stored within Issuer’s, Backup Servicer’s, Originator’s or Servicer’s computers and/or computer records including, without limitation, diskettes, tapes and other computer software and computer systems.

2.10 Power of Attorney

Issuer hereby agrees and acknowledges that Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Issuer (without requiring Agent to act as such) with full power of substitution to do the following: (i) indorse the name of Issuer upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Issuer and constitute collections on the Receivables; (ii) execute and/or file in the name of Issuer any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Transaction Documents (to the extent Issuer fails to so execute and/or file any of the foregoing within two (2) Business Days of Administrative

Agent’s request or the time when Issuer is otherwise obligated to do so); (iii) execute and/or file in the name of Issuer assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Transaction Documents (to the extent Issuer fails to so execute and/or file any of the foregoing within two (2) Business Days of Administrative Agent’s request or the time when Issuer is otherwise obligated to do so) and (iv) do such other and further acts and deeds in the name of Issuer that Administrative Agent may deem necessary to make, create, maintain, continue, enforce or perfect Note Purchasers’ Lien on or rights in any Collateral. In addition, if Issuer breaches its obligation hereunder to direct Collections to the Collection Receipt Accounts, Administrative Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Administrative Agent’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay Collections to the Collection Receipt Accounts or another account designated in writing by Administrative Agent.

2.11 Collateral Account

(a) Collateral Account. Deposits made into the Collateral Account shall be limited to amounts deposited therein by Issuer, Servicer or any Account Debtor in accordance with this Agreement.

(b) Withdrawals from the Collateral Account. Paying Agent shall, to the extent approved in writing by Administrative Agent, have the sole and exclusive right to withdraw or order a transfer of funds from the Collateral Account, in all events in accordance with the terms and provisions of this Agreement. Notwithstanding anything in the foregoing to the contrary, Paying Agent shall comply with any request of Issuer or Servicer to withdraw or order transfers of funds from the Collateral Account, to the extent such funds either (i) have been mistakenly deposited into the Collateral Account or (ii) relate to items subsequently returned for insufficient funds or as a result of stop payments. In the case of any withdrawal or transfer pursuant to the foregoing sentence, Issuer shall, or shall direct Servicer to provide Administrative Agent and Paying Agent with notice of such request of withdrawal or transfer, together with reasonable supporting details, five (5) Business Days prior to the date on which such requested withdrawal or transfer will occur. Issuer shall require Servicer to deposit all proceeds of the Collateral processed by Servicer to the Collateral Account in accordance with Section 2.3 hereof. On each Payment Date, amounts in the Collateral Account shall be applied by the Paying Agent to make the payments and disbursements described in Section 2.4 and this Section 2.11. Paying Agent shall, subject to customary and standard customer diligence and Paying Agent’s treasury management process and procedures, provide Issuer and Servicer with on-line access to view account related activity such as deposits to and withdrawals from the Collateral Account. Following the occurrence of and continuance of an Event of Default, Paying Agent shall not comply with any instructions from any Person other than the Administrative Agent and its designated agents.

(c) Irrevocable Deposit. Any deposit made into the Collateral Account hereunder shall, except as otherwise provided herein, be irrevocable, and the amount of such deposit and any money, instruments, investment property or other property on deposit in, carried in or credited to the Collateral Account hereunder and all interest thereon shall be held in trust by Collateral Agent and applied solely as provided herein.

III. FEES AND OTHER CHARGES

3.1 Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a 360-day year and shall be payable for the actual number of days elapsed. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Administrative Agent, for the benefit of itself and the other Note Purchasers, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Administrative Agent or Note Purchasers shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the such maximum rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Issuer hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Administrative Agent and Note Purchasers shall promptly refund such excess amount to Issuer and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Transaction Document is inconsistent herewith.

3.2 Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Interest Rate then in effect at such time with respect to the Obligations shall be increased by two percent (2%) per annum (the “Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to continue, and shall be payable upon demand.

3.3 Increased Costs; Capital Adequacy

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Note Purchaser;

(ii) impose on any Note Purchaser or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Note Fundings made by such Note Purchaser or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its notes, note principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Note Purchaser or such other Recipient of funding any Note or of maintaining its obligation to fund any such Note or to reduce the amount of any sum received or receivable by such Note Purchaser or such other Recipient hereunder, whether of principal, interest or otherwise, then Issuer will pay to such Note Purchaser or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Note Purchaser or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Note Purchaser determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Note Purchaser’s capital or on the capital of such Note Purchaser’s holding company, if any, as a consequence of this Agreement or the Notes below that which such Note Purchaser such Note Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Note Purchaser’s policies and the policies of such Note Purchaser’s holding company with respect to capital adequacy and liquidity), then from time to time Issuer will pay to such Note Purchaser such additional amount or amounts as will compensate such Note Purchaser or such Note Purchaser’s holding company for any such reduction suffered.

(c) A certificate of a Note Purchaser setting forth the amount or amounts necessary to compensate such Note Purchaser or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and a description of the cause and a calculation of the increased cost of funding to the Note Purchaser, shall be delivered to Issuer and shall be conclusive absent manifest error. Issuer shall pay such Note Purchaser the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Note Purchaser to demand compensation pursuant to this Section shall not constitute a waiver of such Note Purchaser’s right to demand such compensation; provided that Issuer shall not be required to compensate a Note Purchaser pursuant to this Section for any increased costs or reductions incurred more than 360 days prior to the date that such Note Purchaser notifies Issuer of the Change in Law giving rise to such increased costs or reductions and of such Note Purchaser’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 360-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.4 Administrative Agent Fee

(a) Administrative Agent Fee. Pursuant to Section 2.4 hereof, Issuer shall pay to Administrative Agent, on each Payment Date, the Administrative Agent Fee due and payable on such Payment Date.

IV. CONDITIONS PRECEDENT

4.1 Conditions to Closing

The obligations of Administrative Agent, Collateral Agent, Paying Agent and Note Purchasers to consummate the transactions contemplated herein are subject to the satisfaction (or waiver), in the sole judgment of Administrative Agent, of the following:

(a) (i) Issuer shall have delivered to Administrative Agent the Transaction Documents to which it or any Affiliate of Issuer is a party, each duly executed by a Responsible Officer of Issuer and the other parties thereto, and (ii) each other Person shall have delivered to Administrative Agent the Transaction Documents to which it is a party, each duly executed and delivered by such Person and the other parties thereto;

(b) all in form and substance satisfactory to Administrative Agent in its sole discretion, Administrative Agent shall have received (i) a report of UCC financing statement, tax and judgment lien searches performed with respect to Issuer, Originators and Holdings in each jurisdiction determined by Administrative Agent in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including any UCC financing statement) required by any Transaction Document or under law or requested by Administrative Agent to be filed, registered or recorded to create, in favor of Collateral Agent, for the benefit of the Secured Parties, a first priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Issuer of any necessary fee, tax or expense relating thereto;

(c) Administrative Agent shall have received (i) the Charter and Good Standing Documents of Issuer, Holdings and Enova, all in form and substance acceptable to Administrative Agent in its reasonable discretion, (ii) a certificate of the secretary or assistant secretary of each of Issuer, Holdings and Enova in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Transaction Documents on behalf of such Person in form and substance acceptable to Administrative Agent in its sole discretion, and (iii) a certificate executed by an authorized officer of Issuer, which shall constitute a representation and warranty by Issuer as of the Closing Date that the conditions contained in this Agreement have been satisfied;

(d) Administrative Agent shall have received the written legal opinions of (i) Issuer’s in-house counsel with respect to corporate authority and related matters, (ii) Issuer’s outside legal counsel with respect to enforceability, debt-for-tax, Investment Company Act, true sale and non-consolidation, (iii) Collateral Agent and Paying Agent’s outside counsel with respect to enforceability, and (iv) Backup Servicer’s outside counsel with respect to enforceability, all in form and substance satisfactory to Administrative Agent and its counsel;

(e) Administrative Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Issuer, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Administrative Agent in its sole discretion (each, a “Solvency Certificate”), certifying (i) the solvency of Issuer, after giving effect to the transactions and the Indebtedness contemplated by the Transaction Documents, and (ii) as to Issuer’s financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date, and after giving effect to such transaction and Indebtedness: (A) the assets of Issuer, individually and on a consolidated basis, at a Fair Valuation, exceed the Total Liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Issuer, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Issuer;

(f) Administrative Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Administrative Agent, of Issuer, including, without limitation, (i) an examination of background checks with respect to the managers, officers and owners of Issuer, Enova and Servicer and (ii) an examination of the Collateral, and Issuer shall have demonstrated to Administrative Agent’s satisfaction, in its sole discretion, that (x) the forms of Portfolio Documents used by each Originator comply, in all respects deemed material by Administrative Agent, in its sole discretion, with all Applicable Law and (y) no operations of Issuer, Originator or Servicer are the subject of any governmental investigation, evaluation or any remedial action which reasonably could be expected to result in it being unable to perform its obligations in connection with these transactions, and (z) Issuer has no other liabilities or obligations (whether contingent or otherwise) that are deemed material by Administrative Agent, in its reasonable discretion;

(g) Administrative Agent shall have received (or is satisfied that it will receive simultaneously with the funding of the initial Note Funding) all fees, charges and expenses due and payable to Administrative Agent and Note Purchasers on or prior to the Closing Date pursuant to the Transaction Documents;

(h) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Transaction Documents (including those relating to corporate and capital structures of Issuer) shall be satisfactory to Administrative Agent in its sole discretion;

(i) (i) no default (after any applicable grace or cure period has expired or been cancelled) shall exist pursuant to any obligations of Issuer, if any, under any material contract, and Issuer shall be in compliance with all Applicable Laws, (ii) no Early Wind-Down Trigger Event or Event of Default shall exist and be continuing under this Agreement or any other Transaction Document and (iii) there shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect;

(j) none of Issuer, Enova or Servicer, or to the knowledge of Issuer, the Originators, shall have been indicted or be under active investigation for a felony crime that is reasonably likely to result in a Material Adverse Effect;

(k) Administrative Agent shall have received a fully executed Accession Agreement with respect to the Intercreditor Agreement, in form and substance reasonably satisfactory to Administrative Agent;

(l) Administrative Agent shall have received evidence of release and termination of, or Administrative Agent’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(m) the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, in all cases subject to Permitted Liens; and

(n) Administrative Agent shall have received such other documents and items as Administrative Agent deems necessary, in its reasonable discretion.

4.2 Conditions to Note Fundings

(a) The obligations of Note Purchasers to make any Note Fundings, including, but not limited to, the Initial Note Funding, during the Revolving Period are subject to the satisfaction (or waiver), in the sole judgment of Administrative Agent, of the following:

(i) Issuer shall have delivered to Administrative Agent, not later than 12:59 p.m. (New York City time) on the date that is two (2) Business Days prior to the proposed date for such requested Note Funding, an irrevocable request for advance in the form of Exhibit D hereto (a “Request for Note Funding”), and a Borrowing Base Certificate for such Note Funding with necessary supporting documentation executed by a Responsible Officer of Issuer, which shall constitute a representation and warranty by Issuer as of the date of such Note Funding that the conditions contained in this Section 4.2, have been satisfied;

(ii) each of the representations and warranties made by Issuer in or pursuant to the Transaction Documents shall be accurate in all material respects before and after giving effect to the making of such Note Funding (except for those representations and warranties made as of a specific date), Issuer shall be in compliance with all covenants, agreements and obligations under the Transaction Documents, and no Early Wind-Down Trigger Event, Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Note Funding on such date;

(iii) immediately after giving effect to the requested Note Funding, the aggregate outstanding principal amount of the Notes shall not exceed the lesser of (i) the Maximum Note Amount and (ii) the Borrowing Base;

(iv) Administrative Agent shall have received all fees, charges and expenses to the extent due and payable to Administrative Agent and Note Purchasers on or prior to such date pursuant to the Transaction Documents;

(v) there shall not have occurred any Material Adverse Change;

(vi) no Receivable proposed to be pledged as Collateral for the first time (i.e. not already included in a Borrowing Base calculation as of the date of the proposed Note Funding) shall, at the time of the proposed Note Funding, be subject to a Regulatory Event on or after giving effect to the requested Note Funding on such date (for the avoidance of doubt, any Receivable that Issuer purchases that is otherwise subject to a Regulatory Event will not violate the condition precedent in this Section 4.2(a)(vii) unless such Receivable is included in the calculation of the Borrowing Base);

(vii) the Administrative Agent shall have received from the Issuer and the Administrative Agent shall be in possession of the original Note; and

(viii) all other documents requested by Administrative Agent and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Administrative Agent.

(b) Promptly following receipt of a Request for a Note Funding in accordance with Section 4.2(a) and all other deliverables described therein, Administrative Agent shall advise each Note Purchaser of the details thereof and of the amount of such Note Purchaser’s Note Funding requested to be made as a part of the requested Note Funding. Each Note Purchaser shall make the Initial Note Funding to be made by it, and each Additional Note Funding agreed to be made by it, hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (New York City time) to the account of Administrative Agent most recently designated by it for such purpose by notice to Note Purchasers. Unless Agent shall have received notice from a Note Purchaser prior to the proposed date of any Note Funding that such Note Purchaser will not make available to Administrative Agent such Note Purchaser’s share of such Note Funding, Administrative Agent may assume that such Note Purchaser has made such share available on such date in accordance with the previous sentence and may, in reliance upon such assumption, make available to Issuer a corresponding amount. In lieu of the foregoing, Administrative Agent may, on behalf of any Note Purchaser, make the Initial Note Funding or make any Additional Note Funding to which such Note Purchaser has agreed hereunder upon satisfaction of the provisions of Section 4.2(a). Each Note Purchaser shall, upon demand, reimburse Administrative Agent for such Note Purchaser’s Applicable Percentage of each such Note Funding. In such event, if a Note Purchaser has not in fact made its share of the applicable Note Funding available to Administrative Agent, then the applicable Note Purchaser and Issuer severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Issuer to but excluding the date of payment to Administrative Agent, at (i) in the case of such Note Purchaser, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Issuer, the interest rate applicable to the Notes generally. If such Note Purchaser pays such amount to Administrative Agent, then such amount shall constitute such Note Purchaser’s Applicable Percentage of such Note Funding. No Note Purchaser shall be obligated to make a Note Funding on behalf of another Note Purchaser.

V. REPRESENTATIONS AND WARRANTIES

Issuer represents and warrants as of the Closing Date and as of the date of each Note Funding as follows:

5.1 Organization and Authority

Issuer is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of organization. Issuer (a) has all requisite power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Transaction Documents, and (b) is duly qualified to do business in the jurisdictions set forth in Section 5.1 of Schedule A attached hereto, which are all of the jurisdictions in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect. Issuer has all requisite power and authority (i) to execute, deliver and perform the Transaction Documents to which it is a party, (ii) to acquire the Receivables and other Collateral under the Purchase and Sale Agreement, (iii) to consummate the transactions contemplated under the Transaction Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Issuer has no other operations or business other than owning the Receivables. Issuer is not an “investment company” registered or required to be registered under the Investment Company Act nor controlled by such an “investment company.” No transaction contemplated in this Agreement or the other Transaction Documents requires compliance with any bulk sales act or similar law.

5.2 Transaction Documents

The execution, delivery and performance by Issuer of the Transaction Documents to which it is a party, and the consummation by Issuer of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of Issuer and have been duly executed and delivered to Administrative Agent by Issuer; (b) do not violate any material provisions of (i) any Applicable Law or, order of any Governmental Authority binding on Issuer or any of its properties, or (ii) the operating agreement (or any other equivalent governing agreement or document) of Issuer, or any agreement between Issuer and its equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or, to the knowledge of Issuer, an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Issuer is a party, or by which the properties or assets of Issuer is bound; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien (other than any Permitted Liens) upon any of the properties or assets of Issuer, and (e) except for filings in connection with the perfection of Collateral Agent’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person that has not been obtained except where the failure to so obtain could not reasonably be expected to result in a Material Adverse Effect. When executed and delivered, each of the Transaction Documents will constitute the legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity). The Purchase and Sale Agreement is the only agreement pursuant to which Issuer purchases the Receivables and the related Collateral, unless otherwise mutually agreed to in writing by Issuer and Administrative Agent. Issuer has furnished to the Administrative Agent true, correct and complete copies of the Purchase and Sale Agreement, the Republic Bank Purchase and Sale Agreement, the Republic Bank Program Agreement, the TAB Bank Participation Agreement and the TAB Bank Program Agreement. There is no provision in the Purchase and Sale Agreement or any Bank Program Purchase and Sale Agreement (pursuant to which Receivables owned by Issuer have been acquired) that would restrict the ability of Issuer to collaterally assign its rights thereunder to Collateral Agent, for the benefit of the Secured Parties. Each purchase by NetCredit Finance, LLC under a Bank Program Purchase and Sale Agreement constitutes a sale enforceable against creditors of the applicable Bank Partner.

5.3 Subsidiaries, Capitalization and Ownership Interests

Issuer has no Subsidiaries as of the Closing Date, and 100% of the outstanding equity interest in Issuer is directly owned (both beneficially and of record) by Holdings. The outstanding ownership or Voting Interests of Issuer have been duly authorized and validly issued. Section 5.3 of Schedule A attached hereto, includes, as of the Closing Date, all administrators, managers or managing members or directors of Issuer, Holdings and Enova, and an organizational chart of Enova and its Subsidiaries. Except as disclosed pursuant to Section 5.16, Issuer does not (i) own any Investment Property or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person. Except as set forth in Section 5.3 of Schedule A attached hereto, no Person directly owns greater than twenty-five percent (25%) of the outstanding Equity Interests of Enova.

5.4 Receivables

Issuer is the lawful owner of, and has good title to, each Receivable, free and clear of any Liens (other than the Lien of this Agreement and any Permitted Liens).

5.5 Other Agreements

Issuer is not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which is reasonably expected to have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Transaction Document or to pay the Obligations or (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect.

5.6 Litigation

Except as set forth in Section 5.6 of Schedule A attached hereto, (a) neither Issuer, Enova, nor, to Issuer’s knowledge, Servicer or any Originator is a party to any material pending or, to Issuer’s knowledge, threatened action, suit, proceeding or investigation related to the business of Issuer, (b) there is no pending or, to the knowledge of Issuer, threatened action, suit, proceeding or investigation involving Issuer or any Collateral, and, to Issuer’s knowledge, there is no pending or threatened action, suit, proceeding or investigation involving Servicer or each Originator or their respective businesses, in any case that could reasonably be expected to prevent or materially delay the consummation by Issuer, each Originator or Servicer of the transactions contemplated herein, (c) Issuer is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority, in either case, that could reasonably be expected to prevent or materially delay the consummation by Issuer or Enova of the transactions contemplated herein, and (d) Issuer has had no existing accrued and/or unpaid penalties, fines or sanctions imposed by and owing to any Governmental Authority or any other governmental payor.

5.7 Financial Statements and Reports

Any financial statements and financial information relating to Issuer or Enova that may hereafter be delivered to Administrative Agent by Issuer (a) are consistent with the books of account and records of Issuer or Enova, as applicable, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Issuer or Enova, as applicable, at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied. Issuer does not have any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Administrative Agent pursuant to Section 6.1, there has not occurred any Material Adverse Change or Material Adverse Effect or, to Issuer’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect.

5.8 Compliance with Law

Except as set forth in Section 5.8 of Schedule A attached hereto, Issuer, Enova, and to Issuer’s knowledge, Servicer and each Originator (in the case of Originators and Servicer, solely with respect to the Receivables, or the sale, purchase or origination thereof, as applicable) (a) are in compliance with all Applicable Laws, and (b) are not in violation of any order of any Governmental Authority, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect. Neither Issuer, Enova, nor to Issuer’s knowledge, each Originator or Servicer (in the case of Originators and Servicer, solely with respect to the Receivables or the sale, purchase or origination thereof, as applicable) have received any notice that Issuer, Servicer or each Originator is not in material compliance in any respect with any of the requirements of any of the foregoing. Issuer has not established and does not maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA. Issuer, Enova, and to Issuer’s knowledge, each Originator and Servicer have maintained in all material respects all records required to be maintained by any applicable Governmental Authority. Since its formation, Issuer has not engaged, directly or indirectly, in any business other than the activities set forth herein and in the Purchase and Sale Agreement and the other Transaction Documents.

5.9 Licenses and Permits

Issuer, Enova, and to Issuer’s knowledge, Servicer and each Originator (in the case of Servicer and each Originator solely with respect to the Receivables or the sale, purchase or origination thereof, as applicable) are in compliance with and have all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of their respective businesses as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof is not reasonably expected to have or result in a Material Adverse Effect.

5.10 No Default; Solvency

There does not exist any Default or Event of Default. Issuer is and, after giving effect to the transactions and the incurrence of Indebtedness contemplated by the Transaction Documents, will be solvent and able to meet its obligations and liabilities as they become due.

5.11 Disclosure

No Transaction Document nor any other agreement, schedule document, certificate, or written statement furnished to Administrative Agent and Note Purchasers and prepared by or on behalf of Issuer in connection with the transactions contemplated by the Transaction Documents, nor any representation or warranty made by Issuer in any Transaction Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished. There is no fact known to Issuer which has not been disclosed to Administrative Agent in writing which could reasonably be expected to be, have or result in a Material Adverse Effect.

5.12 Existing Indebtedness; Investments, Guarantees and Certain Contracts

Issuer does not (a) have any outstanding Indebtedness, except Indebtedness under the Transaction Documents, or (b) own or hold any equity investments in, or have any outstanding guarantees for, the obligations of any other Person, except as permitted under Section 7.1.

5.13 Affiliated Agreements

Except as set forth in Section 5.13 of Schedule A attached hereto, there are no existing or proposed agreements or transactions between Issuer, on the one hand, and Issuer’s members, managers, administrators, trustees, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.

5.14 Reserved

5.15 Names; Location of Offices, Records and Collateral

Neither Issuer nor any of its predecessors has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown in Section 5.15 of Schedule A attached hereto. Issuer is (or Issuer’s predecessors were) the sole owner(s) of all of its names listed in Section 5.15 of Schedule A attached hereto, and any and all business done in such names are Issuer’s (or any such predecessors’) business. Issuer maintains, and since its inception, its predecessors maintained, respective places of business and chief executive office only at the locations set forth in Section 5.15 of Schedule A attached hereto or, after the Closing Date, as additionally disclosed to Administrative Agent in writing, and all copies of the Portfolio

Documents and all books and records in connection therewith or in any way relating thereto are located and shall be only, in and at the locations set forth in Section 5.15 of Schedule A attached hereto (other than (i) Accounts, and (ii) Collateral in the possession or control of Collateral Agent, Servicer or Backup Servicer). All of the Portfolio Documents are located only in the continental United States.

5.16 Accounts and Investment Property

Section 5.16 of Schedule A attached hereto, lists all of Issuer’s Accounts and Investment Property, as of the Closing Date.

5.17 Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Issuer or to the rights of any other Person.

5.18 Receivables

(a) With respect to each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate, Issuer warrants and represents to Administrative Agent and Note Purchasers as of the date of delivery of each such Borrowing Base Certificate (or such other date as set forth in the definition of “Eligible Receivables”, as applicable) that: (i) such Receivable constitutes an Eligible Receivable, and (ii) in determining which Receivables are “Eligible Receivables,” Note Purchaser may rely upon all statements or representations made by Issuer.

(b) All Receivables selected by Holdings and offered to be sold to Issuer pursuant to the Purchase and Sale Agreement from all other similar Receivables that are included in Enova’s and its Subsidiaries pipeline of loans for acquisition were selected by Holdings at random and with no intention to select receivables that would be more adverse to Issuer, Administrative Agent, Note Purchasers or Holdings or its investors than those similar receivables; provided that selection procedures that merely reflect differing eligibility criteria and excess concentration limits between this Facility and other credit facilities shall not be deemed to violate this provision.

5.19 Servicing

Issuer has entered into the Servicing Agreement with Servicer pursuant to which Issuer has engaged Servicer, as servicer and as Issuer’s agent, to monitor, manage, enforce and collect the applicable Receivables and disburse any collections in respect thereof as provided by the Servicing Agreement.

5.20 Legal Investments; Use of Proceeds

Issuer is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Notes will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.21 Broker’s or Finder’s Commissions

No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Issuer or any of its officers, directors or agents with respect to the Notes or the transactions contemplated by this Agreement except for fees payable to Administrative Agent and Note Purchasers. Issuer agrees to indemnify Agent and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by Issuer, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Administrative Agent and/or Note Purchasers without the knowledge of Issuer.

5.22 Anti-Terrorism; OFAC

(a) (i) Neither Issuer, nor any Person controlling or controlled by Issuer, nor any Person having a beneficial interest in Issuer, nor any Person for whom Issuer is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b) No part of the proceeds of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) Issuer acknowledges by executing this Agreement that Note Purchaser has notified Issuer that, pursuant to the requirements of the Patriot Act, Note Purchaser is required to obtain, verify and record such information as may be necessary to identify Issuer, or any Person owning twenty-five percent (25.00%) or more of the direct or indirect Equity Interests of Issuer (including the name and address of such Person) in accordance with the Patriot Act.

5.23 Security Interest

Issuer has full right and power to grant to Collateral Agent, for the benefit of the Secured Parties, a first priority security interest and Lien on the Collateral pursuant to this Agreement, subject to the following sentence. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Collateral Agent will have a good, valid and first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person (other than Permitted Liens). As of the Closing Date, no financing statement naming

Issuer as “Debtor” and relating to any of the Collateral is on file in any public office except those on behalf of Collateral Agent and those related to the Permitted Liens. As of the Closing Date, Issuer is not party to any agreement, document or instrument that conflicts with this Section 5.23.

5.24 Survival

Issuer hereby makes the representations and warranties contained herein with the knowledge and intention that Administrative Agent and Note Purchasers are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Note Fundings.

VI. AFFIRMATIVE COVENANTS

Issuer hereby covenants and agrees that, unless otherwise consented to by Administrative Agent in writing in its sole discretion, until the full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of Issuer under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), the termination of the Revolving Commitments and termination of this Agreement:

6.1 Financial Statements, Reports and Other Information

(a) Financial Reports. Issuer shall furnish to Administrative Agent each of the following:

(i) as soon as available and, in any event, within thirty (30) calendar days after the end of each calendar quarter, quarterly financial statements of Issuer consisting of a balance sheet and statements of income as of the end of the immediately preceding monthly period;

(ii) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, Issuer will deliver the audited consolidated financial statements of Enova consisting of a balance sheet and statements of income as of the end of the immediately preceding period, for such period; provided, however, to the extent such financial statements are publicly filed with the United States Securities and Exchange Commission or otherwise made publicly available within such time period, then the foregoing requirement shall be deemed to be satisfied; and

(iii) as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year, audited consolidated financial statements of Enova, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year; provided, however, to the extent such financial statements are publicly filed with the United States Securities and Exchange Commission or otherwise made publicly available within such time period, then the foregoing requirement shall be deemed to be satisfied.

(b) Monthly Collateral and Servicing Report. As soon as available, and in any event not later than fifteen (15) calendar days after the end of each calendar month (and if such day is not a Business Day, the next Business Day), Issuer or Servicer shall furnish to Administrative Agent, Paying Agent and Backup Servicer a report, in computer file form reasonably accessible and usable by Administrative Agent, Paying Agent and Backup Servicer, with respect to the Receivables pledged as Collateral, which report shall include, as of the end of the immediately preceding calendar month, (i) the information contained in the form of Monthly Collateral and Servicing Report attached hereto as Exhibit C and (ii) any other information with respect to the Collateral as Administrative Agent may reasonably request, all prepared by Issuer or Servicer and certified as to being true, correct and complete in all material respects by Issuer. For the avoidance of doubt, each such Monthly Collateral and Servicing Report shall include (i) the monthly Servicer report received by Issuer, (ii) a Borrowing Base Certificate dated as of the end of the most recent calendar month, (iii) a data tape with sufficient information for Administrative Agent to confirm that the information and calculations in each monthly Servicer report and Borrowing Base Certificate is true, correct and complete and (iv) information related to Eligible Receivables and cash flows, Excess Concentration Amounts, performance triggers, waterfall payments and Financial Covenant calculations, which shall be accurate as of the last day of the related Due Period. The Paying Agent shall be entitled to conclusively rely on such Monthly Collateral and Servicing Report without requirement for independent verification.

(c) Notices. Issuer shall promptly, and in any event within five (5) Business Days after the occurrence thereof, notify Agent in writing of (i) any pending material legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought, initiated or threatened in writing by or against Issuer or otherwise materially affecting Issuer or any of its or assets, (ii) any Early Wind-Down Trigger Event, Default, Event of Default or Servicer Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any Regulatory Event or (iv) any action taken or threatened in writing to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to Issuer or any Collateral which is reasonably expected to have or result in a Material Adverse Effect.

6.2 Payment of Obligations

Issuer shall make full and timely indefeasible payment in cash of the principal of and interest on the Notes and all other Obligations when due and payable.

6.3 Conduct of Business and Maintenance of Existence and Assets

Issuer shall (a) collect (or shall require Servicer to collect) all Receivables in the ordinary course of business, (b) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and remain in good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification is reasonably expected to have or result in a Material Adverse Effect and (c) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations could not reasonably be expected to be, have or result in a Material Adverse Effect.

6.4 Compliance with Legal and Other Obligations

Issuer shall (a) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all Taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind for which it is liable when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed by Issuer with any Governmental Authority, except under clauses (a), (b), (c), and/or (d) where the failure to comply, pay, file or perform could not reasonably be expected to be, have or result in a Material Adverse Effect.

6.5 Reserved

6.6 True Books

Issuer shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all Taxes, assessments, charges, levies and claims and with respect to its business and (c) maintain a revenue recognition method in accordance with GAAP.

6.7 Inspection; Periodic Audits; Quarterly Review

Issuer shall permit the representatives of Administrative Agent and each Note Purchaser, at the expense of Issuer, during normal business hours upon reasonable notice (provided that Issuer shall not be responsible for the costs associated with more than one such inspection described below during any calendar year prior to the occurrence and continuance of an Early Wind-Down Trigger Event or Event of Default), to (a) visit and inspect Issuer’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Issuer’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Issuer’s business, operations, prospects, properties, assets, liabilities, condition and/or Receivables with its officers (and by this provision such officers are authorized to discuss the foregoing). Issuer shall require Servicer to cooperate with Agent and its representatives in connection with any inspections or audits requested by Administrative Agent pursuant to and in accordance with the Servicing Agreement. In addition to the foregoing, Administrative Agent shall have the right, at the expense of Issuer, to conduct a legal review regarding the compliance of Issuer and Servicer, as well as the forms of Portfolio Documents, with all Applicable Laws, and Issuer shall, and shall require Servicer to cooperate with Agent and its internal and/or outside legal counsel in such legal review. Notwithstanding anything in the foregoing to the contrary, prior to the occurrence and continuation of an Early Wind-Down Trigger Event or an Event of Default, Issuer’s expenses for any audits, inspections or legal reviews described in this Section 6.7 shall not exceed $100,000 in the aggregate in any calendar year.

6.8 Further Assurances; Post Closing

At Issuer’s cost and expense, Issuer shall (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as determined by Administrative Agent in its sole discretion) after Agent’s reasonable demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Administrative Agent may reasonably request in its sole discretion in order to effectuate the purposes, terms and conditions of the Transaction Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Transaction Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth in any agreement regarding post-closing matters executed by Administrative Agent and Issuer, and (c) upon the exercise by Administrative Agent, any Note Purchaser or any of its Affiliates of any power, right, privilege or remedy pursuant to any Transaction Document or under Applicable Law or at equity which requires any consent, approval, registration, qualification or authorization of such Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Agent may, at any time and from time to time, request a certificate from an officer of Issuer representing that all conditions precedent to the closing of this Agreement and the making of any Note Fundings have been satisfied.

6.9 Other Liens

If Liens other than Permitted Liens exist on the Collateral, as soon as reasonably practicable Issuer shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens. As soon as reasonably practicable upon discovery of any Lien other than a Permitted Lien, Issuer shall notify Agent.

6.10 Use of Proceeds

Issuer shall use the proceeds from each Note Funding under the Notes only for the purposes set forth in the recitals to this Agreement.

6.11 Collateral Documents; Security Interest in Collateral

On reasonable demand of Administrative Agent or Collateral Agent (acting at the written direction of the Administrative Agent), Issuer shall make available to Administrative Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including, without limitation, the Receivables, in each case to the extent Issuer has access to such documents, instruments, materials and other items. Issuer shall (a) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Administrative Agent, in it sole discretion, or Collateral Agent (acting at the written direction of the Administrative Agent) to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect Issuer’s interest in the Collateral and Collateral Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral (and Issuer irrevocably grants Agent or Collateral Agent the right, at such party’s option, to file any or all of the foregoing), (b) maintain, or cause to be maintained, at all times, Collateral Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral, and (c) defend the Collateral and Collateral Agent’s first priority (other than with respect to property or assets covered by Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Collateral Agent (other than Permitted Liens), and pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Agent’s discretion, be added to the Obligations, in any event as necessary pursuant to this Agreement.

6.12 Servicing Agreement; Backup Servicer

(a) Issuer shall promptly provide (or require the Servicer to promptly provide) Agent with true and complete copies of all material notices, reports, statements and other documents sent or received by Servicer under the Servicing Agreement. Issuer shall require Servicer to service all Receivables in accordance with the terms of the Servicing Agreement. Issuer shall comply with all provisions, terms and conditions set forth in the Servicing Agreement and Issuer shall not modify, amend, or terminate the Servicing Agreement without Agent’s prior written consent. Issuer shall promptly request from the Servicer any information or document requested by Administrative Agent, which such information or document Issuer has the right to request from Servicer pursuant to the Servicing Agreement, and Issuer shall promptly deliver to Administrative Agent such information or document upon receipt from Servicer.

(b) Issuer shall be required to provide the Monthly Collateral and Servicing Report in such form and in a manner reasonably acceptable to Administrative Agent as described in Section 6.1(b) hereof. Issuer agrees not to, and will require Servicer not to, interfere with Backup Servicer’s performance of its duties under any Backup Servicing Agreement or to take any action that would be inconsistent in any way with the terms of such Backup Servicing Agreement. Issuer covenants and agrees to, and will require Servicer to, provide any and all information and data reasonably requested by Administrative Agent to be provided promptly to Backup Servicer in the manner and form reasonably requested by Administrative Agent. Upon the occurrence and continuance of any Event of Default, Administrative Agent shall have the right to immediately substitute Agent, Backup Servicer or another third party servicer acceptable to Administrative Agent for Servicer in all of Servicer’s roles and functions as servicer of the Collateral, including as contemplated by the Transaction Documents and the Servicing Agreement and upon and after such substitution, Administrative Agent or the Backup Servicer as substituted Servicer, or such other third party servicer acceptable to Administrative Agent, shall be entitled to receive the applicable Servicing Fee.

6.13 Special Purpose Entity

Issuer has not, and shall not:

(a) engage in any business or activity other than the ownership, operation and maintenance of the Receivables and activities incidental thereto;

(b) acquire or own any material assets other than the Receivables (or such similar loan assets as Administrative Agent may reasonably approve), and such incidental personal property as may be necessary for the operation of the Receivables;

(c) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Agent’s consent;

(d) own any Subsidiary or make any equity investment in any Person without the consent of Administrative Agent;

(e) commingle its assets with the assets of any of its members, shareholders, Affiliates, principals or of any other Person;

(f) incur any debt for borrowed money, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations;

(g) fail to maintain its records, books of accounts and bank accounts separate and apart from those of the members, partners, shareholders, principals and Affiliates of Issuer or any other Person;

(h) other than any Transaction Documents or as otherwise required by the Transaction Documents, enter into any contract or agreement with any member, shareholder, principal or Affiliate of Issuer or any member, shareholder, principal or Affiliate of any of the foregoing, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, shareholder, principal or Affiliate of Issuer, or any member, shareholder or Affiliate of any of the foregoing;

(i) seek the dissolution or winding up in whole, or in part, of Issuer;

(j) fail to correct any known misunderstandings regarding the separate identity of Issuer, as applicable;

(k) hold itself out to be responsible for the debts of another Person;

(l) other than owning the Receivables, make any loans or advances to any third party, including any member, shareholder, principal or Affiliate of Issuer or Servicer, or any member, shareholder, principal or Affiliate of any of the foregoing;

(m) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Issuer is responsible for the debts of any third party (including any member, shareholder, principal or Affiliate of Issuer, Servicer or Originator, or any member, shareholder, principal or Affiliate of any of the foregoing);

(n) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(o) except for invoicing for collections and servicing of Receivables, share any common logo with or hold itself out as or be considered as a department or division of (i) any shareholder, principal, member or Affiliate of Issuer, (ii) any Affiliate of a shareholder, principal or member of Issuer, or (iii) any other Person;

(p) without the unanimous consent of all owners of the Equity Interests of Issuer and the independent manager of Issuer, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or

(q) fail at any time to have at least one (1) of its directors or managers being independent directors or managers that is not and has not been for at least three (3) years a director (other than as an independent director), manager, officer, employee, trade creditor, supplier or shareholder (or spouse, parent, sibling or child of the foregoing) of (or a Person who directly or indirectly controls) (i) Issuer, (ii) any general or limited partner, shareholder, principal, member or Affiliate of Issuer, or (iii) any Affiliate of any general or limited partner, shareholder, principal or member of Issuer.

6.14 Collections

Issuer agrees and covenants that it shall:

(a) At all times comply, and require Servicer to comply, with the terms of Section 2.3 hereof; and

(b) Prevent the deposit into any Account of any funds other than collections from Receivables or other funds to be deposited into such Accounts under this Agreement, the Intercreditor Agreement or the other Transaction Documents (provided that this covenant shall not be breached to the extent that funds are inadvertently deposited into any Account and upon discovery are promptly segregated and removed from such Account).

6.15 Reserved

6.16 Changes to Underwriting Guidelines

Issuer shall provide to Administrative Agent thirty (30) days’ prior written notice of any material changes or material proposed changes to the Underwriting Guidelines or Bank Program

Documents. Any such material changes or material proposed changes shall be approved by Administrative Agent in its reasonable discretion in order for any Receivables originated pursuant to such materially amended Underwriting Guidelines or Bank Program Documents to constitute Eligible Receivables.

6.17 Financial Covenants

(a) Tangible Net Worth. Borrower shall cause, as at the end of each calendar quarter, the Tangible Net Worth of Enova, together with its Subsidiaries on a consolidated basis, to not be less than the sum of (i) $500,000,000, plus (ii) 25% of Net Income of Enova earned on or after the Closing Date, measured as of the last day of each calendar quarter, plus (iii) 100% of the proceeds received by Enova and its Subsidiaries from the issuance and sale of capital stock of Enova or any of its Subsidiaries.

(b) Liquidity. Borrower shall cause, as at the end of each calendar quarter, Liquidity of Enova to not be less than $40,000,000.

(c) Leverage Ratio. Borrower shall cause, as at the end of each calendar quarter, the Leverage Ratio for Enova not to exceed 3.00 to 1.00.

(d) Financial Covenant Grace Period. In the event Issuer (or Enova) is not in compliance with any of the financial covenants in Section 6.17(a), (b) or (c), (the “Financial Covenants”) as of the most recent date on which such Financial Covenant is tested, then until the tenth (10th) Business Day after the date on which a Monthly Collateral and Servicing Report is first required to be delivered pursuant to Section 6.2 (such period, the “Repayment Cure Period”), Issuer may, at its option, cause the entire amount of the Obligations (including the Prepayment Fee) to be repaid in full (the “Repayment Cure”). After the exercise of the Repayment Cure in respect of any such failure to be in compliance, so long as the outstanding principal balance of Note Fundings remain at $0, (i) no Default or Event of Default shall be deemed to exist as a result of non-compliance with the Financial Covenants (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred so long as the Issuer demonstrates compliance with such Financial Covenant on a future testing date) and the Issuer or Enova, as applicable, shall be deemed to be in compliance with the Financial Covenants and (ii) the Issuer shall not request any Note Fundings until the Issuer has delivered to the Administrative Agent a Monthly Collateral and Servicing Report demonstrating compliance with the Financial Covenants (both immediately before and after giving effect to the funding of such requested Note Funding). It is understood and agreed that during the Repayment Cure Period, neither the Administrative Agent nor any other Secured Party shall exercise the right to terminate the Revolving Commitments, to foreclose on or take possession of the Collateral or to engage in any other remedy solely due to the breach of such Financial Covenant. Notwithstanding anything to the contrary herein, in no event may a Repayment Cure be exercised more than two times after the Closing Date, unless otherwise consented to by Administrative Agent in its sole discretion.

6.18 Risk Retention Covenants.

(a) Holdings represents, warrants, covenants and agrees that, at all times prior to the termination of this Agreement, on an ongoing basis, it has complied, and is the appropriate entity to comply, with all requirements imposed on the “sponsor of a securitization transaction” in accordance with the Risk Retention Rules, in each case directly or (to the extent permitted by the Risk Retention Rules) through a “majority-owned affiliate” (as defined in the Risk Retention Rules, a “Majority-Owned Affiliate”). On the Closing Date, Holdings or a Majority-Owned Affiliate of Holdings will retain an “eligible horizontal residual interest” (as defined in the Risk Retention Rules) equal to at least 5% of the fair value (determined using a fair value measurement framework under United States generally accepted accounting principles) of all the “ABS interests” (as defined in the Risk Retention Rules) in the Issuer issued as part of the transactions contemplated by the Transaction Documents (such interest, the “Retained Interest”), determined as of the Closing Date. Holdings is solely responsible for the calculation of the fair value of the Retained Interest. The disclosure provided to the Administrative Agent and the Note Purchasers on or prior to the Closing Date contains all of the required disclosures under 17 C.F.R. §246.4(c)(1).

(b) Holdings will comply, and will cause each of its Affiliates to comply, with the Risk Retention Rules, as in effect from time to time, in connection with this Agreement.

(c) “Risk Retention Rules” shall mean the rules adopted pursuant to Section 15G of the Securities Exchange Act of 1934, 15 U.S.C. 78a et seq., added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, and subject to such clarification and interpretation as my be provided by the U.S. Securities and Exchange Commission or its staff, or the Federal Deposit Insurance Corporation or its staff from time to time.

VII. NEGATIVE COVENANTS

Issuer covenants and agrees that, unless otherwise consented to by Administrative Agent in writing in its sole discretion, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of Issuer under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement:

7.1 Indebtedness

Issuer shall not create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Transaction Documents.

7.2 Liens

Issuer shall not create, incur, assume, or suffer to exist, any Lien upon, in or against, or pledge of, any of the Collateral, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Transaction Documents or otherwise arising in favor of Collateral Agent, for the benefit of the Secured Parties, (b) any right of set-off granted in favor of any financial institution in respect of Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; provided, that with respect to any such Account, Collateral Agent has a perfected Lien thereon and control thereof (subject to the Intercreditor Agreement), and (c) Liens imposed by law for Taxes that are not yet due or are being contested in good faith.

7.3 Investments; Investment Property; New Facilities or Collateral; Subsidiaries

Issuer shall not, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any Equity Interests of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except (i) Investment Property set forth in Section 5.16 of Schedule A attached hereto as of the Closing Date, and (ii) Accounts with financial institutions and investments in the ordinary course of business or as required by this Agreement; provided, that with respect to any such Accounts, Collateral Agent has a perfected Lien thereon and control thereof (subject to the Intercreditor Agreement) and (iii) the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or (c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person except as provided in clause (b). Issuer shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States except as provided in clause (b). Issuer shall not have any Subsidiaries.

7.4 Dividends; Redemptions; Equity

Except as otherwise agreed to by Administrative Agent in its sole discretion, Issuer shall not (a) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (c) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, (d) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Issuer, (e) issue, sell or create any Equity Interests, or (f) otherwise make any payments under the Purchase and Sale Agreement other than payments of the Purchase Price (as such term is defined in the Purchase and Sale Agreement) of each Receivable purchased by Issuer pursuant to the Purchase and Sale Agreement; provided, that, so long as no Regulatory Event, Early Wind-Down Trigger Event, Default or Event of Default has occurred or is continuing, or would be caused by such payment or distribution, Issuer may make distributions without the written consent of Administrative Agent.

7.5 Transactions with Affiliates

Issuer shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (a) the transactions contemplated hereby and by the other Transaction Documents, subject to compliance with the requirements set forth in Section 2.6 hereof, (b) the transactions described on Section 5.13 of Schedule A and (c) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to Issuer than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.

7.6 Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names

Issuer shall not (a) amend, modify, restate or change its certificate of formation or governance documents in a manner that would be adverse to Administrative Agent or Note Purchasers, (b) change its state of organization, its corporate name or its fiscal year without thirty (30) calendar days prior written notice to Administrative Agent, (c) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which could reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, (d) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (e) use any proceeds of any Note for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (f) amend, modify, restate or change any insurance policy in a manner adverse to Administrative Agent or Note Purchasers in any material respect, (g) engage, directly or indirectly, in any business other than as set forth herein or (h) establish new or additional trade names without providing not less than thirty (30) days advance written notice to Administrative Agent.

7.7 Transfer of Collateral; Amendment of Receivables

(a) Except pursuant to a Permitted Securitization, subject to compliance with the requirements set forth in Section 2.6 hereof, Issuer shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral without the prior consent of Administrative Agent.

(b) Issuer shall not extend, amend, waive or otherwise modify the terms of any Receivable (other than any Permitted Modification) or permit the rescission or cancellation of any Receivable, whether for any reason relating to a negative change in the related Account Debtor’s creditworthiness or inability to make any payment under the Receivable or otherwise, except as permitted by the Underwriting Guidelines or the Servicing Policy or as otherwise permitted in the Servicing Agreement.

(c) Except as required by Applicable Law, Issuer shall not terminate or reject any Receivable prior to the end of the term of such Receivable, whether such rejection or early termination is made pursuant to any Applicable Law, unless prior to such termination or rejection, such Receivable and any related Collateral have been released from the Lien created by this Agreement.

7.8 Contingent Obligations and Risks

Except as otherwise expressly permitted by this Agreement, Issuer shall not enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by Applicable Law); provided, however, that nothing contained in this Section 7.8 shall prohibit Issuer from indorsing checks in the ordinary course of its business.

7.9 [Reserved]

7.10 Modifications of Agreements

Issuer shall not make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of any Transfer Agreement, the Purchase and Sale Agreement, the Republic Bank Purchase and Sale Agreement, the Republic Bank Program Agreement, the TAB Bank Participation Agreement or the TAB Bank Program Agreement without the prior written consent of Administrative Agent.

7.11 Anti-Terrorism; OFAC

Issuer shall not (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

7.12 Accounts and Payment Instructions

(a) Issuer shall not open an Account (other than those listed in Section 5.16 of Schedule A attached hereto as of the Closing Date) without the prior written consent of Administrative Agent.

(b) Issuer shall not make any change in the instructions to Servicer with respect to the deposits of collections regarding Receivables to the Collateral Account in accordance with this Agreement, the Intercreditor Agreement and the Servicing Agreement.

(c) Issuer shall not, and shall require Servicer to not, make any change in the instructions to any Account Debtor on any Receivable that is Collateral with respect to any instructions to such Account Debtors regarding payment to be made to the Collateral Account.

7.13 Servicing Agreement

Issuer shall not, without the prior written consent of Administrative Agent in its sole discretion:

(a) with respect to the Servicing Agreement, terminate, amend or modify the Servicing Agreement in any manner or consent to any request from the Servicer or any other party thereto to do the same;

(b) except in connection with the replacement of the Servicer by the Backup Servicer or third party servicer acceptable to Administrative Agent in accordance with Section 6.12(b), allow Servicer to transfer, assign or delegate any of its duties or functions under the Servicing Agreement, as applicable, to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer, or Issuer, in each case other than in accordance with the Servicing Agreement; and

(c) except in connection with the replacement of the Servicer by the Backup Servicer or third party servicer acceptable to Administrative Agent in accordance with Section 6.12(b), transfer the duties and functions of Servicer under the Servicing Agreement to any other Persons.

7.14 No Adverse Selection

Issuer covenants and agrees that all Receivables selected to be purchased by Issuer pursuant to the Purchase and Sale Agreement from all other similar receivables originated or owned by Enova and its Subsidiaries shall, at all times, be selected at random and with no intention to select receivables that would be more adverse to Administrative Agent or Note Purchasers than those similar receivables; provided further, that selection procedures that merely reflect differing eligibility criteria and excess concentration limits between this Facility and other credit facilities shall not be deemed to violate this provision.

VIII. EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Issuer shall fail to pay any principal or interest on the Notes within two (2) Business Days of the date due and payable;

(b) any representation, statement or warranty made or deemed made by Issuer in any Transaction Document or in any other certificate, document, report or opinion delivered in conjunction with any Transaction Document to which it is a party (other than representations or warranties with respect to whether a Receivable was an Eligible Receivable), shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date;

(c) Issuer shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement of it set forth in this Agreement (other than any violation, breach or default in the covenants set forth in Sections 2.11, 6.17, or 7 of this Agreement or the misappropriation of any funds to be delivered to the Collateral Account pursuant to Section 2.3 and applied pursuant to Section 2.4 of this Agreement, for which there shall be no cure period) and such violation, breach or failure shall continue or not be cured within a period of thirty (30) days after the Issuer first receives notice or obtains knowledge thereof;

(d) the Issuer shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(e) (i) any of the Transaction Documents ceases to be in full force and effect (other than in accordance with its terms), or (ii) any Lien created under any Transaction Document ceases to constitute a valid first priority (other than with respect to property or assets covered by

Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, except with respect to Collateral that is released from the Lien of Collateral Agent as permitted under the Transaction Documents or the Security Documents;

(f) one or more judgments or decrees is rendered against Issuer in an amount in excess of $250,000 individually or $500,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not bonded pending appeal, satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

(g) (i) any default or breach occurs, which is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Issuer or Enova for borrowed money having an aggregate principal amount in excess of $250,000 individually or $500,000 in the aggregate (with respect to the Issuer) or $5,000,000 individually or $10,000,000 in the aggregate (with respect to Enova), or (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Issuer or Enova, as applicable, is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness having an aggregate principal amount in excess of $250,000 individually or $500,000 in the aggregate (with respect to the Issuer) or $5,000,000 individually or $10,000,000 in the aggregate (with respect to Enova) was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period and permits the holder of any such Indebtedness to accelerate the maturity thereof;

(h) Issuer shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law;

(i) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Issuer or the whole or any substantial part of the properties of Issuer, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) approve a petition filed against Issuer seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law, assume custody or control of Issuer or of the whole or any substantial part of the properties of Issuer, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against Issuer any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which Issuer takes any action to indicate its approval of or consent;

(j) any Servicer Event of Default occurs;

(k) the suspension, loss, revocation, or failure to renew or file for renewal of any registration, approval, license, permit, or franchise required for the collection of the Receivables by Issuer which is now held or hereafter acquired by Issuer or the issuance of any stay order, cease and desist order or similar judicial or nonjudicial sanction prohibiting the collection of the Receivables;

(l) as of the end of any calendar month beginning in February 2023, the three-month weighted average Excess Spread Percentage for the most recently completed three (3) calendar month period (including such calendar month) is less than six percent (6.0%); or

(m) any Level Two Regulatory Event shall have occurred impacting greater than twenty percent (20%) of all Receivables pledged hereunder (which for the avoidance of doubt, shall not include any Receivables repurchased from Issuer).

Upon the occurrence and continuance of an Event of Default, notwithstanding any other provision of any Transaction Document, (a) Administrative Agent may, by notice to Issuer, Collateral Agent and Paying Agent, (i) terminate its obligations hereunder and/or the Revolving Commitments of each of the Note Purchasers, whereupon the same shall immediately terminate, (ii) substitute immediately Backup Servicer or any other third party servicer acceptable to Administrative Agent, in its sole discretion, for Servicer in all of Servicer’s roles and functions as contemplated by the Transaction Documents and the Servicing Agreement and any fees, costs and expenses of, for or payable to Backup Servicer or other third party servicer acceptable to Administrative Agent, in its sole discretion, and reasonably acceptable to Issuer shall be at Issuer’s sole cost and expense, (iii) with respect to the Collateral, (1) terminate the Servicing Agreement and service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (2) enter into modification agreements and make extension agreements with respect to payments and other performances; (3) release Account Debtors and other Persons liable for performance; (4) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Issuer, and all in Administrative Agent’s sole discretion and without relieving Issuer from performance of the obligations hereunder or under any other Transaction Document; (5) receive, collect, open and read all mail of Issuer for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Transaction Document; (6) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Account Debtor pursuant to any Receivable, the related Portfolio Documents, or any other related documents or instruments directly from such Account Debtor; and (7) subject to the Intercreditor Agreement, apply all amounts in or subsequently deposited in any Account to the payment of the unpaid Obligations or otherwise as Administrative Agent in its sole discretion shall determine after applying such amounts pursuant to Section 2.4(a) hereof; and (iv) declare all or any of the Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(h) or (i), in which event all of the foregoing shall automatically and without further act by Administrative Agent or Note Purchasers be due and payable and Administrative Agent or Note Purchasers’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Issuer and (b) effective immediately upon receipt of notice from Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Administrative Agent or any Note Purchaser), no action permitted to be taken under Article VII hereof may be taken.

IX. RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and during the continuation of an Event of Default, Administrative Agent shall have the right to (and at the request of Requisite Note Purchasers, shall) exercise any and all rights, options and remedies provided for in any Transaction Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Issuer held by Collateral Agent to reduce the Obligations, (ii) foreclose the Liens created under the Transaction Documents, (iii) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Issuer might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral is located or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Issuer shall not resist or interfere with such action, (vii) at Issuer’s expense, require that all or any part of the Collateral be assembled and made available to Administrative Agent at any place designated by Administrative Agent in its sole discretion, (viii) reduce or otherwise change the Borrowing Rate and/or the Maximum Note Amount and/or any component of the Maximum Note Amount and/or (ix) relinquish or abandon any Collateral or any Lien thereon. Notwithstanding any provision of any Transaction Document, Administrative Agent, in its sole discretion, shall have the right, at any time that Issuer fails to do so after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; and (B) discharge Taxes, levies and/or Liens on any of the Collateral that are in violation of any Transaction Document unless Issuer is in good faith with due diligence by appropriate proceedings contesting those items. Such expenses and advances shall be deemed Note Fundings hereunder and shall be added to the Obligations until reimbursed to Administrative Agent, for its own account and for the benefit of the other Note Purchasers, and shall be secured by the Collateral, and such payments by Administrative Agent, for its own account and for the benefit of the other Note Purchasers, shall not be construed as a waiver by Administrative Agent or Note Purchasers of any Event of Default or any other rights or remedies of Administrative Agent or Note Purchasers.

(b) Issuer agrees that notice received at least ten (10) calendar days before the time of any intended public sale, private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. At any sale or disposition of Collateral, Administrative Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Issuer, which right is hereby waived and released, to the extent permitted by law. Issuer covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Administrative Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2 Application of Proceeds

Notwithstanding any other provision of this Agreement (including Section 2.4 hereof), in addition to any other rights, options and remedies Agent and Note Purchasers have under the Transaction Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority: (a) first, to the payment of all outstanding fees, expenses and indemnities due and owing to the Collateral Agent and Paying Agent, without regard to any caps, (b) second, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Issuer’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Administrative Agent or Note Purchasers may be required or may elect to pay, if any, for Taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Administrative Agent or Note Purchasers may be required or authorized to make under any provision of this Agreement (including, in each such case, in-house and outside documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (c) third, to the payment of all Obligations in such order as determined by Administrative Agent in its sole discretion; and (d) fourth, to the payment of any surplus then remaining to Issuer, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that Issuer shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations of Issuer under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section (other than Section 9.2(c) to the extent the Obligations (other than indemnity obligations of Issuer under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been indefeasibly paid in full in cash).

9.3 Right to Appoint Receiver.

Without limiting and in addition to any other rights, options and remedies Agent and Note Purchasers have under the Transaction Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Administrative Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Administrative Agent and/or any Note Purchaser to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Issuer and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated

9.4 Attorney-in-Fact

Issuer hereby irrevocably appoints Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Transaction Documents that Administrative Agent deems necessary or desirable (in Agent’s sole discretion) upon the occurrence and continuation of an Event of Default to protect and realize upon Collateral Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Issuer’s name, and said appointment shall create in Agent a power coupled with an interest.

9.5 Rights and Remedies not Exclusive

Administrative Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Administrative Agent, Collateral Agent and Note Purchasers may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Administrative Agent’s, Collateral Agent’s or Note Purchasers’ rights, Liens or remedies under any Transaction Document, Applicable Law or equity. The enumeration of any rights and remedies in any Transaction Document is not intended to be exhaustive, and all rights and remedies of Administrative Agent, Collateral Agent and Note Purchasers described in any Transaction Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent, Collateral Agent and Note Purchasers otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X. WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers

Except as expressly provided for herein, Issuer hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Transaction Document. Issuer hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Administrative Agent to obtain an order of court recognizing the assignment of, or Lien of Collateral Agent in and to, any Collateral.

10.2 Delay; No Waiver of Defaults

No course of action or delay or omission of the Administrative Agent, Collateral Agent or any Note Purchaser to exercise any right or remedy hereunder or under any other Transaction Document shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Administrative Agent, Collateral Agent or any Note Purchaser of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy. No waiver by any party to any Transaction Document of any one or more defaults by any other party in the performance of any of the provisions of any Transaction Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Transaction Document, by completing the Closing under this Agreement and/or by making Note Fundings, Note Purchaser does not waive any breach of any representation or warranty of under any Transaction Document, and all of Administrative Agent’s, Collateral Agent’s or any Note Purchaser’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver

(a) EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

(b) In the event any such claim or cause of action is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 10.3(a) is determined or held to be ineffective or unenforceable, the parties agree that all claims and causes of action shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event Claims or causes of action are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all claims and causes of action are otherwise subject to resolution by judicial reference.

10.4 Amendment and Waivers

(a) No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by Issuer or Enova therefrom, shall in any event be effective unless the same shall be in writing and signed by Issuer, the Administrative Agent, the Collateral Agent (at the written direction of Administrative Agent) and the Requisite Note Purchasers (or by Administrative Agent on their behalf) without taking into account the Notes held by Non-Funding Note Purchasers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, without the consent of all Note Purchasers: (i) change the number of Note Purchasers required for the Note Purchasers or any of them to take any action hereunder; (ii) amend any of the provisions of Sections 9.2, 10.4 or 13.3; (iii) amend the sharing of payments by Note Purchasers according to their Pro Rata Shares pursuant to Section 13.3 or the definitions of “Pro Rata Share” or “Requisite Note Purchasers”; (iv) release all or substantially all of the Collateral; (v) release Issuer from all of the Obligations other than upon payment in full of the Obligations; (vi) consent to the assignment or other transfer by Issuer or any other party (other than Administrative Agent or any Note Purchaser) to any Transaction Documents of any of their rights and obligations under any Transaction Document; or (vii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any installment of principal, interest (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or fees payable with respect to any portion of the Notes, or waive, forgive, extend, defer or postpone the payment thereof; provided, further, that no amendment, waiver or consent shall, without the consent of each Note Purchaser directly affected thereby: (i) reduce the amount of principal of, or interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or the interest rate (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) applicable to, the Notes or any fees or other amounts payable hereunder; (ii) postpone any date on which any payment of principal of, or interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), the Notes or any fees or other amounts payable hereunder is required to be made; (iii) increase or extend the Revolving Commitment of any Note Purchaser; or (iv) reduce the principal of, rate of interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) or fees payable with respect to any portion of the Notes.

(b) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Collateral Agent to take additional Collateral pursuant to any Transaction Document.

(c) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Administrative Agent, Collateral Agent, Note Purchasers and Issuer.

(d) No consent or agreement by Issuer shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XII, so long as no additional duties are required to be assumed by Issuer.

(e) Any amendment of this Agreement which affects the rights or duties of the Collateral Agent or the Paying Agent shall require the consent of the Collateral Agent or Paying Agent, as applicable. The Collateral Agent and the Paying Agent may, but shall not be obligated to, enter into any amendment that affects its respective rights, duties or immunities under this Agreement or otherwise.

XI. EFFECTIVE DATE AND TERMINATION

11.1 Effectiveness and Termination

Subject to Administrative Agent’s right to accelerate the Notes and terminate the Revolving Commitments and cease making and funding Note Fundings upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Final Maturity Date, unless terminated sooner as provided in Sections 2.5 or 2.6. All of the Obligations shall be immediately due and payable upon the earlier of the Final Maturity Date, the Prepayment Date or the date upon which Agent declares all or any of the Notes and/or Note, all interest thereon and all other Obligations to be due and payable pursuant to the terms of Article VIII, as applicable (the “Termination Date”). Notwithstanding any other provision of any Transaction Document, no termination of this Agreement shall affect Agent’s, Collateral Agent’s or any Note Purchaser’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Transaction Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full. The Liens granted to Collateral Agent, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Administrative Agent and Collateral Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash.

11.2 Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Issuer in any Transaction Document shall survive the execution and delivery of the Transaction Documents, the Closing, the making and funding of the Notes and any termination of this Agreement until all Obligations (other than indemnity obligations of Issuer under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.1, 3.3, 3.4, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.9, 12.10, 12.11 and 13.18 shall survive termination of the Transaction Documents and any payment in full of the Obligations.

XII. MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Service of Process; Venue

(a) THE TRANSACTION DOCUMENTS ARE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK IN RELIANCE ON NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO

ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

(b) BY EXECUTION and delivery of each Transaction Document to which it is a party, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Administrative Agent, COLLATERAL AGENT or any Note Purchaser may otherwise have to bring any action or proceeding relating to this Agreement against Issuer or its properties in the courts of any jurisdiction.

(c) ISSUER hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 12.1. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) EACH of the parties hereto waives personal service of process and irrevocably consents to service of process in the manner provided for notices in Section 12.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.2 Successors and Assigns; Assignments and Participations

(a) Subject to Sections 12.2(f) and (h), and so long as such assignment does not result in there being more than eighty (80) Note Purchasers and Participants in the aggregate, a Note Purchaser may at any time, with the consent of the Administrative Agent and the Issuer (such consent not to be unreasonably withheld), assign all or a portion of its rights and delegate all or a portion of its Revolving Commitment under this Agreement and the other Transaction Documents

(including all its rights and obligations with respect to the Notes) to one or more Persons (a “Transferee”); provided, that Issuer consent shall not be required (i) in connection with an assignment of a Note Purchaser’s Note Fundings hereunder, (ii) in connection with a Note Purchaser’s assignment of its Revolving Commitment to an Affiliate of such Note Purchaser or (iii) upon the occurrence and continuance of an Event of Default or Early Wind-Down Trigger Event. Notwithstanding anything to the contrary in this Agreement, prior to the occurrence of an Event of Default, no Note Purchaser shall assign, pledge or otherwise transfer any Note or other Obligation to an Issuer Competitor without the prior written consent of Issuer. The Transferee and such Note Purchaser shall execute and deliver for acceptance and recording in the Note Purchaser Register, a Note Purchaser Addition Agreement, which shall be in form and substance reasonably acceptable to Administrative Agent in its sole discretion (“Note Purchaser Addition Agreement”). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Note Purchaser Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Note Purchaser Addition Agreement, have the same rights, benefits and obligations as it would if it were a Note Purchaser hereunder, (ii) the assigning Note Purchaser shall be relieved of its obligations hereunder with respect to its Note Fundings or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Note Purchaser Addition Agreement (and, in the case of a Note Purchaser Addition Agreement covering all or the remaining portion of an assigning Note Purchaser’s rights and obligations under this Agreement, such assigning Note Purchaser shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7). Issuer hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Issuer to the Transferee and that the Transferee shall be considered to be a “Note Purchaser” hereunder. Issuer may not sell, assign or transfer any interest in this Agreement, any of the other Transaction Documents, or any of the Obligations, or any portion thereof, including Issuer’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.

(b) A Note Purchaser may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Transaction Documents (including all its rights and obligations with respect to the Notes) to one or more Persons (each, a “Participant”). In the event of any such sale by a Note Purchaser of a participation to a Participant, (i) the Note Purchaser’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Note Purchaser shall remain solely responsible for the performance thereof, (iii) the Note Purchaser shall remain the holder of the Notes for all purposes under this Agreement and the other Transaction Documents, (iv) Issuer and Administrative Agent shall continue to deal solely and directly with such Note Purchaser in connection with its rights and obligations under this Agreement and the other Transaction Documents, and (v) all amounts payable pursuant to Section 6.2 by Issuer hereunder shall be determined as if such Note Purchaser had not sold such participation. Any agreement pursuant to which a Note Purchaser shall sell any such participation shall provide that such Note Purchaser shall retain the sole right and responsibility to exercise its rights and enforce Issuer’s obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Transaction Documents; provided, that such participation agreement may provide that such Note Purchaser will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (A) any reduction in the principal amount, interest rate or fees payable with respect to the Notes in which such holder participates; (B) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to the Notes in which such holder participates; and (C) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Transaction Documents). Issuer hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 12.4 and 12.7 of this Agreement be considered to be a “Note Purchaser” hereunder. The Issuer agrees that each Participant shall be entitled to the benefits of Sections 3.3 and 13.8 (subject to the requirements and limitations therein, including the requirements under Section 13.8(f) (it being understood that the documentation required under Section 13.8(f) shall be delivered to the participating Note Purchaser)) to the same extent as if it were a Note Purchaser and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.3 or 13.8, with respect to any participation, than its participating Note Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Note Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes (including the Note Fundings made by, and the principal amount of the Notes owing to, and the Revolving Commitments of, each Participant from time to time) or other obligations under any Transaction Document (the “Participant Register”); provided that no Note Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Note Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Administrative Agent, on behalf of Issuer, shall maintain at its address referred to in Section 12.5 a copy of each Note Purchaser Addition Agreement delivered to it and a written or electronic register (the “Note Purchaser Register”) for the recordation of the names and addresses of the Note Purchaser and the Note Fundings made by, and the principal amount of the Notes owing to, and the Revolving Commitments of, each Note Purchaser from time to time. Notwithstanding anything in this Agreement to the contrary, the entries in the Note Purchaser Register shall be conclusive absent manifest error, and Issuer and the Administrative Agent shall treat each Person whose name is recorded in the Note Purchaser Register as the owner of the Notes, the Revolving Commitments and the Note Fundings recorded therein for all purposes of this Agreement. The Note Purchaser Register shall be available for inspection by the Issuer or any Note Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Notes shall be effective unless and until Administrative Agent shall have recorded the assignment pursuant to Section 12.2(c). Upon its receipt of a Note Purchaser Addition Agreement executed by an assigning Note

Purchaser and a Transferee, Administrative Agent shall (i) promptly accept such Note Purchaser Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Note Purchaser Register and give prompt notice of such acceptance and recordation to the Note Purchaser and Issuer. On or prior to such effective date, the assigning Note Purchaser shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Issuer, at its own expense, shall, upon the request of Administrative Agent by the assigning Note Purchaser or the Transferee, as applicable, execute and deliver to Administrative Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Note Purchaser and its Transferee.

(e) Except as otherwise provided in this Section 12.2 Administrative Agent shall not, as between Issuer and Agent, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Notes or other Obligations owed to Administrative Agent and Note Purchasers. Agent may furnish any information concerning Issuer in the possession of Administrative Agent from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder.

(f) Notwithstanding any other provision set forth in this Agreement, Administrative Agent may at any time create a security interest in all or any portion of its rights under this Agreement, including the Notes held by it and the other Transaction Documents and Collateral.

(g) Issuer agrees to use commercially reasonable efforts to assist Agent in assigning or selling participations in all or any part of the Notes held by any Note Purchaser to another Person identified by such Note Purchaser.

(h) Notwithstanding anything in the Transaction Documents to the contrary, (i) Administrative Agent and its Affiliates shall not be required to execute and deliver a Note Purchaser Addition Agreement in connection with any transaction involving its Affiliates or Note Purchasers, (ii) no Note Purchaser or funding or financing source of Administrative Agent or its Affiliates shall be considered a Transferee, (iii) there shall be no limitation or restriction on Agent’s ability to assign or otherwise transfer any Transaction Document to any such Affiliate or Note Purchaser or funding or financing source, and (iv) there shall be no limitation or restriction on such Affiliates’ or Note Purchasers’ or financing or funding sources’ ability to assign or otherwise transfer any Transaction Document, Note or Obligation (or any of its rights thereunder or interest therein); provided, however, Administrative Agent shall continue to be liable as a “Note Purchaser” under the Transaction Documents unless such Affiliate or Note Purchaser or funding or financing source executes a Note Purchaser Addition Agreement and thereby becomes a “Note Purchaser.”

(i) The Transaction Documents shall inure to the benefit of Administrative Agent, Note Purchasers, Transferee, Participant (to the extent expressly provided herein only) and all future holders of the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and permitted assigns. Each Transaction Document shall be binding upon the Persons other than Administrative Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Transaction Document or any of its rights or obligations thereunder without the prior written consent of Administrative Agent. No rights are intended to be created under any Transaction Document for the benefit of any third party, creditor or incidental beneficiary of Issuer. Nothing contained in any Transaction Document shall be construed as a delegation to Administrative Agent of any other Person’s duty of performance. ISSUER ACKNOWLEDGES AND AGREES THAT ADMINISTRATIVE AGENT AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY TRANSACTION DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Each Transferee and Participant shall have all of the rights, obligations and benefits with respect to the Obligations, Notes, Collateral and/or Transaction Documents held by it as fully as if the original holder thereof; provided, that, notwithstanding anything to the contrary in any Transaction Document, Issuer shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Administrative Agent had such participation not been effected. Administrative Agent may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Transaction Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Administrative Agent.

(j) Any Note Purchaser may assign or pledge all or any portion of the Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of such Note Purchaser, including any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned Notes made by Issuer to or for the account of the assigning or pledging Note Purchaser in accordance with the terms of this Agreement shall satisfy Issuer’s obligations hereunder in respect to such assigned Notes to the extent of such payment. No such assignment shall release the assigning Note Purchaser from its obligations hereunder.

12.3 Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Administrative Agent. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Administrative Agent shall decide in its sole discretion, except amounts due and owing to the Collateral Agent and Paying Agent which shall be paid in accordance with Section 2.4(a) and, after the occurrence of an Event of Default, without regard to any annual caps.

12.4 Indemnity

(a) Issuer hereby agrees that it will indemnify, defend and hold harmless (on an after Tax basis) the Administrative Agent, the Collateral Agent, the Paying Agent and the Note Purchasers, and their respective successors and permitted assigns and their respective directors, officers, Administrative Agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Person, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Person’s gross negligence, willful misconduct or bad faith) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (1) this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Issuer of the proceeds of the Note Funding, (3) the Administrative Agent’s, the Collateral Agent’s or any Note Purchaser’s entering into this Agreement, or the other Transaction Documents (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by Issuer or Enova in connection with compliance by such party, or any of its properties, with any Applicable Law, (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder or director of Issuer or Enova or any actual or purported violation of Issuer’s or Enova’s governing documents or any other agreement or instrument to which Issuer or Enova is a party or by which any of its properties is bound, (iv) any willful misrepresentation with respect to Issuer or the Collateral, (v) any acts of fraud by Issuer or Enova related to the Notes or made in connection with this Agreement or any Transaction Document, (vi) any Change of Control not approved in writing by Administrative Agent, (vii) any material waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by this Agreement or the other Transaction Document or (viii) any failure to comply with the special purpose entity covenants set forth in Section 6.13 hereof. In addition, Issuer shall, upon demand, pay to the Administrative Agent all reasonable costs and expenses incurred by the Administrative Agent (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Transaction Documents, and pay to the Administrative Agent, the Collateral Agent, the Paying Agent and each Note Purchaser all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Administrative Agent, the Collateral Agent, the Paying Agent or such Note Purchaser in (1) enforcing or defending its rights under or in respect of this Agreement, the other Transaction Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (2) collecting the Obligations or otherwise administering this Agreement and (3) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the obligations of Issuer or Enova hereunder or any other Transaction Document are unenforceable for any reason, Issuer hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under Applicable Law. Without limiting any of the foregoing, Issuer indemnifies the Indemnified Person for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Person has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Transaction Document or any agreement, document or transaction contemplated thereby.

(b) Issuer’s obligations under Sections 3.3 and 13.8 and this Section 12.4 shall survive any termination of this Agreement and the other Transaction Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

(c) All payments due under this Section 12.4 are payable promptly (and in any event within three (3) Business Days) after written demand therefor.

12.5 Notice

Any notice or request under any Transaction Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6 Severability; Captions; Counterparts; Facsimile Signatures

In case any provision in or obligation under this Agreement, the Notes or any other Transaction Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. The captions in the Transaction Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Transaction Documents. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Transaction Documents may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart. Delivery of an executed signature page of this Agreement and each of the other Transaction Documents by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.7 Expenses

Issuer shall pay, whether or not the Closing occurs, all fees, costs and expenses incurred or earned by Administrative Agent, the Collateral Agent, the Paying Agent, any Note Purchaser,

and/or its Affiliates, including, without limitation, portfolio management, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable external attorneys’ fees and expenses, (a) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (b) in connection with entering into, negotiating, preparing, reviewing and executing the Transaction Documents and/or any related agreements, documents or instruments (subject to an aggregate cap of $125,000 for the legal fees of counsel to the Note Purchasers (which cap does not include the costs of regulatory counsel)), (c) arising in any way out of administration of the Obligations or the taking or refraining from taking by Administrative Agent of any action requested by Issuer, (d) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Collateral Agent’s Liens on any of the Collateral under the Transaction Documents, whether through judicial proceedings or otherwise, (e) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Administrative Agent’s, Collateral Agent’s or any Note Purchaser’s transactions with Issuer, (f) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Transaction Document and any related agreement, document or instrument, (g) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (h) subject to the limitations set forth in Section 6.7 hereof, in connection with all actions, visits, audits and inspections undertaken by Administrative Agent or its Affiliates pursuant to the Transaction Documents, and/or (i) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Transaction Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Issuer’s account and shall be part of the Obligations. If Administrative Agent, Collateral Agent, Paying Agent, Note Purchaser or any of their Affiliates uses in-house counsel for any purpose for which Issuer is responsible to pay or indemnify, Issuer expressly agrees that their indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Without limiting the foregoing, Issuer shall pay all Taxes (other than Taxes based upon or measured by Administrative Agent’s income or revenues or any personal property Tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8 Entire Agreement

This Agreement and the other Transaction Documents to which Issuer is a party constitute the entire agreement between Issuer, Administrative Agent, Collateral Agent, Paying Agent and Note Purchasers with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including the term sheets dated on or about September 2022), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Issuer, Administrative Agent and Requisite Note Purchasers, as appropriate. Except as set forth in and subject to Section 10.4, no provision of any Transaction Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by the parties thereto and consented to by the Administrative Agent, provided, that no consent or agreement by Issuer shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XIII hereof so long as no additional duties are required to be assumed by Issuer. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Issuer upon delivery to Administrative Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Administrative Agent. The preparation of this Agreement has been a joint effort of the parties hereto and their counsel. The resulting document shall not as matter of judicial construction be construed more severely against one of the parties or against any particular draftsman.

12.9 Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent with respect to any matter that is subject of any Transaction Document may be granted or withheld by Administrative Agent in its sole and absolute discretion. Except as otherwise required by law, neither Administrative Agent nor Collateral Agent shall have any responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10 Publicity

On or after the Closing Date, Administrative Agent or Issuer may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements (collectively, “Trade Announcements”) relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Administrative Agent and one or more of Issuer). Issuer may not submit any such Trade Announcement for publication without the prior written consent of the Administrative Agent (in each case, such consent not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by the Administrative Agent, as applicable, within twenty (20) Business Days of request therefor). Issuer may, from time to time after consent from Agent, publish any such Trade Announcements in any media form desired by Issuer until such time that the Administrative Agent requests Issuer to cease any such further publication. Notwithstanding the foregoing, Issuer may issue any disclosures required by Applicable Law, legal process or the rules of the Securities and Exchange Commission without the prior approval of Administrative Agent.

12.11 Release of Collateral

(a) So long as no Early Wind-Down Trigger Event, Default or Event of Default has occurred and is continuing, upon request of Issuer, Collateral Agent (at the written direction of Administrative Agent) shall release any Lien granted to or held by Collateral Agent upon any Collateral being sold or disposed of in compliance with the provisions of the Transaction Documents, as determined by Administrative Agent in its sole discretion, subject to compliance with Sections 2.5 and 2.6 hereof, as applicable. Upon receipt of the proceeds of such sale or disposition in accordance with this Agreement, Administrative Agent and Collateral Agent (at the

written direction of the Administrative Agent) shall execute and deliver such documents, at Issuer’s expense, as are necessary to release Collateral Agent’s Liens on the applicable Collateral and shall return the applicable Collateral to Issuer; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Administrative Agent. Neither Administrative Agent nor Collateral Agent shall be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

(b) Notwithstanding anything in the foregoing Section 12.11(a) to the contrary, in order to give effect to a Permitted Disposition, the relevant Receivable(s) may be sold without the prior consent of Administrative Agent, Collateral Agent or any of the Note Purchasers; provided that Issuer shall, or shall cause the Servicer to, immediately deposit all proceeds from such sale into a Collection Receipt Account and all proceeds from any repurchase under the Purchase and Sale Agreement to the Collateral Account. Provided that no Early Wind-Down Trigger Event or Event of Default has occurred and is continuing, if such amounts described in the prior sentence are deposited in a Collection Receipt Account or Collateral Account, as applicable, then, (i) Collateral Agent’s Lien on such Receivables that are subject to such Permitted Disposition shall be automatically released without any further action and (ii) Collateral Agent (at the written direction of Administrative Agent) shall execute such documents, releases and instruments of transfer or assignment, reasonably requested and prepared by Issuer and take such other actions as shall reasonably be requested by Issuer to effect the release of such Receivables removed pursuant to a Permitted Disposition, in each case at Issuer’s sole cost and expense. Issuer shall deliver, or cause the Servicer to deliver, a schedule of any Receivables released as provided in this Section 12.11(b) to Administrative Agent in connection with the Monthly Collateral and Servicing Report and shall update all other reports and schedules accordingly.

(c) Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than indemnity obligations of Issuer under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Administrative Agent and Collateral Agent (at the written direction of the Administrative Agent), as applicable, shall execute and deliver such documents, at Issuer’s expense, as are necessary to release Collateral Agent’s Liens on the Collateral and shall return the Collateral to Issuer; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Administrative Agent. Neither Administrative Agent nor Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

12.12 Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

12.13 Rounding

Any ratios required to be maintained by Issuer pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

12.14 No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), the Issuer acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Note Purchasers are arm’s-length commercial transactions between Issuer and its Affiliates, on the one hand, and the Note Purchasers and their Affiliates, on the other hand, (B) Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Issuer is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (ii) (A) each of the Note Purchasers and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, Administrative Agent or fiduciary for Issuer or any of its Affiliates, or any other Person and (B) no Note Purchaser or any of its Affiliates has any obligation to Issuer or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Note Purchaser, those obligations expressly set forth herein and in the other Transaction Documents; and (iii) each of the Note Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Issuer and its Affiliates, and no Note Purchaser or any of its Affiliates has any obligation to disclose any of such interests to Issuer or its Affiliates. To the fullest extent permitted by law, the Issuer hereby waives and releases any claims that it may have against each of the Note Purchasers and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.15 Independent Effect of Covenants

Issuer expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, Issuer shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, if, before or after giving effect to such transaction or act, Issuer shall or would be in breach of any other covenant contained in Articles VI or VII.

12.16 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Note Purchaser and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Note Purchaser or Affiliate to or for the credit or the account of Issuer against any of and all of the Obligations held by such Note Purchaser, irrespective of whether or not such Note Purchaser shall have made any demand under the Transaction Documents and although such obligations may be unmatured; provided that, in the event that any Non-Funding Note Purchaser shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 13.3 and, pending such payment, shall be segregated by such Non-Funding Note Purchaser from its other funds and deemed held in trust for the benefit of Administrative Agent, Collateral Agent and Note Purchasers, and (ii) the Non-Funding Note Purchaser shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Non-Funding Note Purchaser as to which it exercised such right of setoff. The rights of each Note Purchaser under this Section are in addition to other rights and remedies (including other rights of setoff) which such Note Purchaser may have. Each Note Purchaser agrees to notify Issuer and Administrative Agent promptly after any such setoff and application by such Note Purchaser; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

12.17 Confidentiality.

Each of Administrative Agent, Collateral Agent and the Note Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to

Issuer and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Issuer or its Subsidiaries or the credit facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities evidenced by this Agreement, (h) with the consent of Issuer or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent, Collateral Agent, any Note Purchaser or any of their respective Affiliates on a nonconfidential basis from a source other than Issuer. For the purposes of this Section, “Information” means all information received from Issuer relating to Issuer or its business, other than any such information that is available to Administrative Agent, Collateral Agent or any Note Purchaser on a nonconfidential basis prior to disclosure by Issuer; provided that, in the case of information received from Issuer after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.18 Inconsistencies with Other Documents.

In the event there is a conflict or inconsistency between this Agreement and any other Transaction Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on Issuer or any of its Subsidiaries or further restricts the rights of Issuer or any of its Subsidiaries or gives Administrative Agent, Collateral Agent or Note Purchasers additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

XIII. AGENT PROVISIONS; SETTLEMENT

13.1 Administrative Agent and Collateral Agent.

(a) Appointment. Each Note Purchaser hereby designates and appoints Jefferies Funding LLC as the administrative agent, and Citibank, N.A., as paying agent and collateral agent, under this Agreement and the other Transaction Documents, and each Note Purchaser hereby irrevocably authorizes Jefferies Funding LLC, as Administrative Agent for such Note Purchaser, or Citibank, N.A., as Collateral Agent for such Note Purchaser, as applicable, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are delegated to Administrative Agent or Collateral Agent, as applicable, by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each of Administrative Agent, Paying Agent and Collateral Agent agrees to act as such on the conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of Administrative Agent, Paying Agent, Collateral Agent and Note Purchasers, and Issuer shall have no rights as a third-party beneficiary of any of the provisions of this Article XIII other than the second sentence of Section 13.1(h)(iii). Administrative Agent, Paying Agent and Collateral Agent may perform any of its respective duties hereunder, or under the Transaction Documents, by or through its agents, employees or sub-agents. The Collateral Agent is hereby authorized and directed to enter into the Transaction Documents to which it is a party.

(b) Nature of Duties. In performing its functions and duties under this Agreement, each of Administrative Agent, Paying Agent and Collateral Agent is acting solely on behalf of the Note Purchasers, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Note Purchasers or Issuer. None of Administrative Agent, Paying Agent or Collateral Agent shall have any duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. None of Administrative Agent, Paying Agent or Collateral Agent shall have by reason of this Agreement or any other Transaction Document a fiduciary relationship (and no implied duties, including fiduciary duties, covenants or obligations will be read into this Agreement) in respect of any Note Purchaser or any other Person. Each Note Purchaser shall make its own independent investigation of the financial condition and affairs of Issuer in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Issuer. Except for information, notices, reports and other documents expressly required to be furnished to Note Purchasers by Administrative Agent or Collateral Agent hereunder or given to Administrative Agent or Collateral Agent for the account of or with copies for Note Purchasers, neither Administrative Agent nor Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Note Purchaser with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Administrative Agent seeks the consent or approval of any Note Purchasers to the taking or refraining from taking any action hereunder, then Administrative Agent shall send prior written notice thereof to each Note Purchaser. Administrative Agent shall promptly notify each Note Purchaser in writing any time that the applicable percentage of Note Purchasers have instructed Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. None of Administrative Agent, Paying Agent, Collateral Agent or any of its respective officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Note Purchaser or any other Person for any action lawfully taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Administrative Agent, Paying Agent or Collateral Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Notwithstanding the foregoing, each of Administrative Agent, Paying Agent and Collateral Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Note Purchaser to whom payment was due but not made shall be to recover from the other Note Purchasers any payment in excess of the amount to which they are determined to be entitled (and such other Note Purchasers hereby agree promptly to return to such Note Purchaser any such erroneous payments received by them). In performing its functions and duties hereunder, Administrative Agent shall exercise the same care which it would in dealing with loans for its own account. None of Administrative Agent, Paying Agent or Collateral Agent shall be responsible to any Note Purchaser for any recitals, statements, representations or warranties made by Issuer or any other Person herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of Issuer. None of Administrative

Agent, Paying Agent or Collateral Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Transaction Documents or the financial condition of Issuer or any other Person, or the existence or possible existence of any Early Wind-Down Trigger Event, Default or Event of Default. Administrative Agent, Paying Agent or Collateral Agent may at any time request instructions from Note Purchasers with respect to any actions or approvals which by the terms of this Agreement or of any of the other Transaction Documents Administrative Agent, Paying Agent or Collateral Agent, as applicable, is permitted or required to take or to grant, and Administrative Agent, Paying Agent and Collateral Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Transaction Documents until it shall have received such instructions from the applicable percentage of Note Purchasers. Without limiting the foregoing, no Note Purchaser shall have any right of action whatsoever against Administrative Agent, Paying Agent or Collateral Agent as a result of Administrative Agent, Paying Agent or Collateral Agent, as applicable, acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the applicable percentage of Note Purchasers and, notwithstanding the instructions of Note Purchasers, none of Administrative Agent, Paying Agent or Collateral Agent shall have any obligation to take any action if it, in good faith, believes that such action exposes Administrative Agent, Paying Agent, Collateral Agent or any of its respective officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Administrative Agent, Paying Agent or Collateral Agent, as applicable, receives an indemnification satisfactory to it from Note Purchasers with respect to such action.

(d) Reliance. Administrative Agent, Paying Agent and Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Administrative Agent, Paying Agent or Collateral Agent in its sole discretion.

(e) Indemnification. Each Note Purchaser, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Administrative Agent, Paying Agent and Collateral Agent and their respective officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Issuer), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Notes shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent, Paying Agent, Collateral Agent or any of their respective officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Transaction Documents or any action taken or omitted by Administrative Agent, Paying Agent or Collateral Agent under this Agreement or any of the other Transaction Documents; provided, however, that no Note Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Administrative Agent’s, Paying Agent’s or Collateral Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The obligations of Note Purchasers under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Administrative Agent in its Individual Capacity. With respect to the Notes held by it, if any, Jefferies Funding LLC and its successors as the Administrative Agent shall have, and may exercise, the same rights and powers under the Transaction Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Transaction Documents, as any other Note Purchaser. The terms “Note Purchasers” or “Requisite Note Purchasers” or any similar terms shall include Administrative Agent in its individual capacity as a Note Purchaser. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Issuer or any Subsidiary or Affiliate of Issuer as if it were not acting as Administrative Agent pursuant hereto.

(g) Successor Administrative Agent, Paying Agent and Collateral Agent.

(i) Resignation. Administrative Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Issuer and Note Purchasers. Collateral Agent and Paying Agent may resign from the performance of all or part of its respective functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Administrative Agent, Issuer and Note Purchasers. Such resignation shall take effect upon the acceptance by a successor Administrative Agent, Paying Agent or Collateral Agent, as applicable, of appointment pursuant to clause (ii) below or as otherwise provided below. The resignation or removal of the Paying Agent shall automatically cause the resignation or removal of the Collateral Agent, and visa versa.

(ii) Appointment of Successor. Upon any such notice of resignation of Administrative Agent, Paying Agent or Collateral Agent pursuant to clause (g)(i) of this Section 13.1, Requisite Note Purchasers shall appoint a successor Administrative Agent, Paying Agent or Collateral Agent, as applicable, with the consent of Issuer, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Early Wind-Down Trigger Event, Default or Event of Default exists). If a successor Administrative Agent, Paying Agent or Collateral Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Administrative Agent (with respect to the role of retiring administrative agent) or Jefferies Funding LLC (with respect to the role of retiring Collateral Agent or Paying Agent), upon notice to Issuer, may, on behalf of Note Purchasers, appoint a successor Administrative Agent, Paying Agent or Collateral Agent with the consent of Issuer, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Early Wind-Down

Trigger Event, Default or Event of Default exists), who shall serve as Administrative Agent, Paying Agent or Collateral Agent, as applicable, until such time as Requisite Note Purchasers appoint a successor Administrative Agent, Paying Agent or Collateral Agent as provided above. If no successor Administrative Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Note Purchasers thereafter shall perform all the duties of Administrative Agent thereunder, until such time, if any, as Requisite Note Purchasers appoint a successor Administrative Agent as provided above.

(iii) Successor Administrative Agent, Paying Agent and Collateral Agent. Upon the acceptance of any appointment as Administrative Agent, Paying Agent or Collateral Agent under the Transaction Documents by a successor Administrative Agent, Paying Agent or Collateral Agent, such successor Administrative Agent, Paying Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, Paying Agent or Collateral Agent and, upon the earlier of such acceptance or the effective date of the retiring Administrative Agent’s, Paying Agent’s or Collateral Agent’s resignation, the retiring Administrative Agent, Paying Agent or Collateral Agent shall be discharged from its duties and obligations under the Transaction Documents, provided that any indemnity rights or other rights in favor of such retiring Administrative Agent, Paying Agent or Collateral Agent shall continue after and survive such resignation and succession. After any retiring Administrative Agent’s, Paying Agent’s or Collateral Agent resignation under the Transaction Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, Paying Agent or Collateral Agent under the Transaction Documents.

(h) Collateral Matters.

(i) Collateral. Each Note Purchaser agrees that any action taken by Administrative Agent, Collateral Agent or the Requisite Note Purchasers (or, where required by the express terms of this Agreement, a greater number of Note Purchasers) in accordance with the provisions of this Agreement or of the other Transaction Documents relating to the Collateral, and the exercise by Administrative Agent, Collateral Agent or the Requisite Note Purchasers (or, where so required, such greater number of Note Purchasers) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Note Purchasers, Collateral Agent and Administrative Agent. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to (except as may be otherwise specifically restricted by the terms hereof or any other Transaction Document), exercise all rights and remedies given to the Administrative Agent and Note Purchasers with respect to the Collateral under the Transaction Documents related thereto, Applicable Law or otherwise.

(ii) Release of Collateral. Note Purchasers hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to direct Collateral Agent in writing to release any Lien granted to or held by Collateral Agent, for the benefit the of Secured Parties, upon any Collateral covered by the Transaction Documents (A) upon termination of this Agreement, the termination of the Revolving Commitments and the indefeasible payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); or (B) constituting Collateral being sold or disposed of if Issuer certifies to Administrative Agent that the sale or disposition is made in compliance with the provisions of the Transaction Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry).

(iii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Administrative Agent’s authority to act without any specific or further authorization or consent by Note Purchasers (as set forth in Section 13.1(h)(i) and (ii)), each Note Purchaser agrees to confirm in writing, upon request by Issuer, the authority to release any property covered by this Agreement or the Transaction Documents conferred upon Administrative Agent or Collateral Agent under Section 13.1(h)(ii). So long as no Early Wind-Down Trigger Event, Default or Event of Default exists, upon receipt by Administrative Agent of confirmation from the requisite percentage of Note Purchasers of its authority to release any particular item or types of Collateral covered by this Agreement or the other Transaction Documents, and upon at least five (5) Business Days’ prior written request by Issuer, Administrative Agent shall (and hereby is irrevocably authorized by Note Purchasers to) direct Collateral Agent in writing to execute such documents as may be necessary to evidence the release of the Liens granted to Collateral Agent, for the benefit of the Secured Parties, herein or pursuant hereto upon such Collateral; provided, however, that (A) Administrative Agent shall not be required to execute, or to direct Collateral Agent to execute, any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent or Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Issuer in respect of) all interests retained by Issuer, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Transaction Documents.

(iv) Absence of Duty. None of Administrative Agent, Paying Agent or Collateral Agent shall have any obligation whatsoever to any Note Purchaser or any other Person to assure that the Collateral covered by this Agreement or the other Transaction Documents exists or is owned by Issuer or is cared for, protected or insured or has been encumbered or that the Liens granted to Collateral Agent, on behalf of the Secured Parties, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent, Paying Agent or Collateral Agent in this Section 13.1(h) or in any of the Transaction Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Transaction Documents, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in Collateral covered by this Agreement or the Transaction Documents as one of Note Purchasers and Administrative Agent shall have no duty or liability whatsoever to any of the other Note Purchasers; provided, that Administrative Agent shall exercise the same care which it would in dealing with loans for its own account.

(i) Agency for Perfection. Administrative Agent and each Note Purchaser hereby appoints Collateral Agent as agent for the purpose of perfecting such Secured Parties’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Note Purchaser obtain possession of any such Collateral, such Note Purchaser shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Secured Parties, notify Administrative Agent and Collateral Agent thereof and, promptly upon Administrative Agent’s request therefor, deliver such Collateral to Collateral Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(j) Exercise of Remedies. Except as set forth in Section 13.4, each Note Purchaser agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Transaction Document or to realize upon any Collateral security for the Notes or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent or Collateral Agent in accordance with the terms of the Transaction Documents.

(k) Collateral Agent.

(i) Collateral Agent shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations or warranties herein except for those made by it herein. Collateral Agent makes no representations as to the value or condition of the Collateral or any part thereof, or as to the title thereto or as to the security afforded by this Agreement, or as to the validity, execution (except its own execution), enforceability, legality or sufficiency of this Agreement or of the Obligations, and Collateral Agent shall not incur any liability or responsibility in respect of any such matters.

(ii) Collateral Agent shall not be required to ascertain or inquire as to the performance by any party of any of the covenants or agreements contained herein or in any other Transaction Document.

(iii) Notwithstanding any other provision of this Agreement, Collateral Agent, in its individual capacity, shall not be personally liable for any action taken or omitted to be taken by it in accordance with this Agreement except for its own gross negligence or willful misconduct. Other than as expressly set forth in this Agreement, nothing in this Agreement shall be construed to require Collateral Agent to take any action which would cause it to become liable, in its individual capacity, to any Person.

(iv) Collateral Agent shall have the right generally to engage in any kind of banking or trust business with any party to any Transaction Document and each of their respective Affiliates as if it were not the Collateral Agent.

(v) In no event shall Collateral Agent be liable for any damages in the nature of special, indirect or consequential damages, however styled, including, without limitation, lost profits, or for any losses due to forces beyond the control of Collateral Agent, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services provided to Collateral Agent by third parties.

(vi) Collateral Agent (i) may perform its duties through agents, employees, nominees, custodians or attorneys-in-fact and (ii) may consult with and employ counsel, experts and other professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such counsel, experts and other professionals. Collateral Agent shall not be responsible for the negligence or misconduct of any agents, employees or professionals selected by it with reasonable care unless the selection of such agents or attorneys-in-fact or professionals was grossly negligent or demonstrated willful misconduct.

(vii) Whenever in the administration of this Agreement Collateral Agent shall deem it necessary or desirable that a factual matter be proved or established in connection with Collateral Agent taking, suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by an officer's certificate of the appropriate Person delivered to the Collateral Agent, and such certificate shall be full warranty to Collateral Agent for any action taken, suffered or omitted in reliance thereon.

(viii) Collateral Agent may consult with counsel and act in accordance with written advice thereof, and such written advice shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. Collateral Agent shall have the right at any time to seek instructions concerning the administration of this Agreement from Agent or Note Purchasers and any court of competent jurisdiction.

(ix) Collateral Agent may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of e-mail or facsimile transmissions, to have been sent by the proper party or parties. Without limiting the generality of the immediately preceding sentence, Collateral Agent may rely, and shall be fully protected in acting, upon the information most recently delivered to Collateral Agent by Administrative Agent or the Note Purchasers. In the absence of its gross negligence or willful misconduct, Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Collateral Agent and conforming to the requirements of this Agreement.

(x) Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in Collateral Agent by this Agreement at the request or direction of Administrative Agent or the Note Purchasers pursuant to this Agreement unless Collateral Agent shall have been provided adequate security and indemnity against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction, including such reasonable advances as may be requested by Collateral Agent.

(xi) Upon any application or demand by Administrative Agent or the Note Purchasers to Collateral Agent to take or permit any action under any of the provisions of this Agreement, Administrative Agent or the Note Purchasers shall furnish to Collateral Agent a certificate stating that all conditions precedent, if any, provided for in this Agreement and any applicable Transaction Documents relating to the proposed action have been complied with, and in the case of any such application or demand as to which the furnishing of any document is specifically required by any provision of this Agreement and any applicable Transaction Documents relating to such particular application or demand, such additional document shall also be furnished.

(xii) Any opinion of counsel delivered to Collateral Agent may be based, insofar as it relates to factual matters, upon a certificate of Administrative Agent or the Note Purchasers or representations made by Administrative Agent or the Note Purchasers in a writing filed with Collateral Agent.

(xiii) Collateral Agent shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Collateral Agent. If and so long as an Event of Default shall have occurred and be continuing, the Collateral Agent shall exercise the rights and powers vested in it by this Agreement, and shall not be liable with respect to any action taken by it, or omitted to be taken by it, in accordance with the direction of Administrative Agent or the Note Purchasers given to Collateral Agent pursuant to this Agreement.

(xiv) Collateral Agent shall not be under any duty or obligation to take any action which is discretionary under the provisions hereof or with respect to the Collateral, and the Collateral Agent shall only exercise such discretion to the extent directed in writing by the Administrative Agent. Absent any such direction in writing, the Collateral Agent shall have no duty or responsibility to act.

(xv) Collateral Agent shall not be charged with knowledge of any Event of Default under this Agreement or any other Transaction Document, unless written notice of an event which is in fact such an Event of Default is received by Collateral Agent at its address set forth herein, and such notice references this Agreement.

(xvi) Paying Agent shall be entitled to all of the same rights, protections, indemnities and immunities as Collateral Agent hereunder.

(xvii) None of the provisions of this Agreement shall require Collateral Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(xviii) Collateral Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless reasonably requested in writing to do so by Administrative Agent.

(xix) In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with Collateral Agent. Accordingly, each of the parties agrees to provide to Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable Collateral Agent to comply with such laws, rules, regulations and executive orders.

(xx) None of the provisions contained in this Agreement or any Transaction Document shall require Collateral Agent to monitor the performance of or to be responsible for the manner of performance of any duties, rights, powers, obligations or activities of any other Person or to make any calculations hereunder.

(xxi) Collateral Agent (i) assumes no responsibility for any failure or delay in performance or any breach by any other Person of any obligations under the Transaction Documents, (ii) makes no express or implied warranty, representation or guarantee with respect to any Transaction Document to any Person, and (iii) shall not be responsible or liable for the genuineness, enforceability, collectability, value, sufficiency, location or existence of the Collateral, or the validity, extent, perfection or priority of any lien therein.

(xxii) Collateral Agent shall not have any obligation to ascertain or inquire into the existence of any Event of Default or the satisfaction of any conditions precedent contained in any Transaction Documents.

(xxiii) It is expressly acknowledged, agreed and consented to that Citibank, N.A. will be acting in the capacities of Paying Agent and Collateral Agent. Citibank, N.A. may, in such multiple capacities, discharge its separate functions fully, without hindrance or regard to conflict of interest principles, duty of loyalty principles or other breach of fiduciary duties to the extent that any such conflict or breach arises from the performance by Citibank, N.A. of express duties set forth in this Agreement in any of such capacities. The parties hereto and any other person having rights hereto expressly waive any defenses, claims or assertions arising out of Citibank, N.A. acting in such multiple capacities.

(xxiv) Collateral Agent shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or re-depositing of any thereof, (B) to see to any insurance, or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(xxv) Collateral Agent shall be authorized to, but shall not be responsible for, filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that Collateral Agent shall have no responsibility for (A) monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (B) taking any necessary steps to preserve rights against any Person with respect to any Collateral, or (C) taking any action to protect against any diminution in value of the Collateral.

(xxvi) Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement and any other Transaction Document (A) if such action would, in the reasonable opinion of Collateral Agent, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Agreement or any other Transaction Document, (B) if such action is not provided for in this Agreement or any other Transaction Document, (C) if, in connection with the taking of any such action hereunder, under any other Transaction Document that would constitute an exercise of remedies, it shall not first be indemnified to its satisfaction by Administrative Agent and/or Note Purchasers against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (D) if Collateral Agent would be required to make payments on behalf of Note Purchasers pursuant to its obligations as Collateral Agent hereunder, it does not first receive from Note Purchasers sufficient funds for such payment.

(xxvii) Collateral Agent shall not be required to take any action under this or any other Transaction Document if taking such action (A) would subject Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(xxviii) Neither Collateral Agent nor its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Administrative Agent or Note Purchasers, or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on Collateral Agent hereunder are solely to protect Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon Collateral Agent to exercise any such powers. Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Administrative Agent or Note Purchasers for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

13.2 Note Purchaser Consent

(a) In the event Administrative Agent or Collateral Agent requests the consent of a Note Purchaser and does not receive a written denial thereof within five (5) Business Days after such Note Purchaser’s receipt of such request, then such Note Purchaser will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Note Purchaser.

(b) In the event Administrative Agent or Collateral Agent requests the consent of a Note Purchaser in a situation where such Note Purchaser’s consent would be required and such consent is denied, then Administrative Agent may, at its option, require such Note Purchaser to assign its interest in the Notes and Revolving Commitments to Administrative Agent for a price equal to the then outstanding principal amount thereof due such Note Purchaser plus accrued and unpaid interest and fees due such Note Purchaser, which principal, interest and fees will be paid to the Note Purchaser when collected from Issuer. In the event that Administrative Agent elects to require any Note Purchaser to assign its interest to Administrative Agent pursuant to this Section 13.2 Agent will so notify such Note Purchaser in writing within forty-five (45) days following such Note Purchaser’s denial, and such Note Purchaser will assign its interest to Administrative Agent no later than five (5) calendar days following receipt of such notice.

13.3 Set-off and Sharing of Payments

In addition to any rights and remedies now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Note Purchaser is hereby authorized by Issuer at any time or from time to time, to the fullest extent permitted by law, with the prior written consent of Administrative Agent and without notice to Issuer or any other Person other than Administrative Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Note Purchaser at any of its offices for the account of Issuer (regardless of whether such balances are then due to Issuer ), and (b) other Collateral at any time held or owing by such Note Purchaser to or for the credit or for the account of Issuer, against and on account of any of the Obligations which are not paid when due; provided, that no Note Purchaser or any such holder shall exercise any such right without prior written notice to Administrative Agent. Any Note Purchaser that has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Note Purchasers on account of such Obligations, purchase for cash (and the other Note Purchasers or holders of the Notes shall sell) participations in each such other Note Purchaser’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Note Purchaser to share such excess with each other Note Purchasers or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Note Purchaser, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Issuer agrees, to the fullest extent permitted by law, that (y) any Note Purchaser or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Note Purchasers and holders, and (z) any Note Purchaser so purchasing a participation in the Notes made or other Obligations held by other Note Purchasers may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Note Purchaser were a direct holder of Notes and other Obligations in the amount of such participation.

13.4 Disbursement of Funds

Administrative Agent may, on behalf of Note Purchasers, disburse funds to Issuer for the Note Fundings. Each Note Purchaser shall reimburse Administrative Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, each Note Purchaser shall remit to Administrative Agent its Pro Rata Share of any Note Funding before Administrative Agent disburses such Note Funding to or on account of Issuer. If Administrative Agent so elects to require that funds be made available prior to disbursement to Issuer, Administrative Agent shall advise each Note Purchaser by telephone, telex or telecopy of the amount of such Note Purchaser’s Pro Rata Share of such Note Funding no later than one (1) Business Day prior to the funding date applicable thereto, and each such Note Purchaser shall pay Administrative Agent such Note Purchaser’s Pro Rata Share of such requested Note Funding, in same day funds, by wire transfer to Administrative Agent’s account not later than 2:00 p.m. (New York City time). If Administrative Agent shall have disbursed funds to Issuer on behalf of any Note Purchaser and such Note Purchaser fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify Issuer, and Issuer shall as promptly as reasonably possible, but in no event less than two (2) Business Days after such notice, repay such amount to Administrative Agent. Any repayment by Issuer required pursuant to this Section 13.4 shall be without any premium or penalty. Nothing in this Section 13.4 or elsewhere in this Agreement or the other Transaction Documents, including the provisions of Section 13.5, shall be deemed to require Administrative Agent to advance funds on behalf of any Note Purchaser or to relieve any Note Purchaser from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Issuer may have against any Note Purchaser as a result of any default by such Note Purchaser hereunder.

13.5 Settlements; Payments; and Information

(a) Note Fundings; Payments; Interest and Fee Payments.

(i) The Note Balance may fluctuate from day to day through Administrative Agent’s disbursement of funds to or on account of, and receipt of funds from, Issuer. In order to minimize the frequency of transfers of funds between Administrative Agent and each Note Purchaser, notwithstanding terms to the contrary set forth in Section 13.4, Note Fundings and repayments thereof may be settled according to the procedures described in Sections 13.5(a)(ii) and 13.5(a)(iii). Notwithstanding these procedures, each Note Purchaser’s obligation to fund its Pro Rata Share of any Note Fundings made by Administrative Agent to or on account of Issuer will commence on the date such Note Fundings are made by Administrative Agent. Nothing contained in this Agreement shall obligate a Note Purchaser to make a Note Funding at any time any Early Wind-Down Trigger Event, Default or Event of Default exists. All such payments will be made by such Note Purchaser without set-off, counterclaim or deduction of any kind.

(ii) Administrative Agent shall, whenever it deems necessary (in its sole discretion) (each such day being a “Settlement Date”), advise each Note Purchaser by 1:00 p.m. (New York City time) on a Business Day by email of the amount of each such Note Purchaser’s Pro Rata Share of the outstanding Note Fundings. In the event payments are necessary to adjust the amount of such Note Purchaser’s share of the Note Fundings to such Note Purchaser’s Pro Rata Share of the Note Fundings, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.

(iii) On the twentieth (20th) Business Day of each month (“Interest Settlement Date”), Administrative Agent will advise each Note Purchaser by email of the amount of interest and fees charged to and collected from Issuer for the preceding month in respect of the Notes. Provided that such Note Purchaser has made all payments required to be made by it under this Agreement and provided that Note Purchaser has not received its Pro Rata Share of interest and fees directly from Issuer, Administrative Agent will pay to such Note Purchaser, by wire transfer to such Note Purchaser’s account (as specified by such Note Purchaser on Schedule 13.5(a) of this Agreement as amended by such Note Purchaser from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Note Purchaser Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Note Purchaser’s share of such interest and fees.

(b) Availability of Note Purchasers’ Pro Rata Share.

(i) Unless Administrative Agent has been notified by a Note Purchaser prior to any proposed funding date of such Note Purchaser’s intention not to fund its Pro Rata Share of a Note Funding, Administrative Agent may assume that such Note Purchaser will make such amount available to Administrative Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, however, nothing contained in this Agreement shall obligate a Note Purchaser to make a Note Funding at any time any Early Wind-Down Trigger Event, Default or Event of Default exists. If such amount is not, in fact, made available to Administrative Agent by such Note Purchaser when due, Administrative Agent will be entitled to recover such amount on demand from such Note Purchaser without set-off, counterclaim or deduction of any kind.

(ii) Nothing contained in this Section 13.5(b) will be deemed to relieve a Note Purchaser of its obligation to fulfill its commitments or to prejudice any rights Administrative Agent or Issuer may have against such Note Purchaser as a result of any default by such Note Purchaser under this Agreement.

(c) Return of Payments.

(i) If Administrative Agent pays an amount to a Note Purchaser under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Issuer and such related payment is not received by

Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Note Purchaser without set-off, counterclaim or deduction of any kind.

(ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Issuer or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Note Purchaser. In addition, each Note Purchaser will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Note Purchaser, together with interest at such rate, if any, as Administrative Agent is required to pay to Issuer or such other Person, without set-off, counterclaim or deduction of any kind.

13.6 Dissemination of Information

Upon request by a Note Purchaser, Administrative Agent will distribute promptly to such Note Purchaser, unless previously provided by Issuer to such Note Purchaser, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including financial and reporting information received from Issuer or generated by a third party (and excluding only internal information generated by Jefferies Funding LLC for its own use as a Note Purchaser or as Administrative Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Transaction Documents as received by Administrative Agent. Administrative Agent shall not be liable to any of the Note Purchasers for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Administrative Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Note Purchaser as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

13.7 Non-Funding Note Purchaser.

The failure of any Note Purchaser to make the Initial Note Funding or any Additional Note Funding that it has agreed to make (the “Non-Funding Note Purchaser”) on the date specified therefor shall not relieve any other Note Purchaser (each such other Note Purchaser, an “Other Note Purchaser”) of its agreed upon obligations to make such Note Funding, but neither any Other Note Purchaser nor Administrative Agent shall be responsible for the failure of any Non-Funding Note Purchaser to make an Note Funding or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Note Purchaser shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a “Note Purchaser” for any voting or consent rights under or with respect to any Transaction Document. At Issuer’s request, Administrative Agent or a Person acceptable to Administrative Agent shall have the right with Administrative Agent’s consent and in Administrative Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Note Purchaser, and each Non-Funding Note Purchaser agrees that it shall, at Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the rights of that Non-Funding Note Purchaser to make Note Fundings hereunder for an amount equal to the principal balance of all Notes held by such Non-Funding Note Purchaser and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Note Purchaser Addition Agreement.

13.8 Taxes

(a) Any and all payments by or on account of any obligations of Issuer to each Note Purchaser or Administrative Agent under this Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority (“Taxes”), except as required by Applicable Law.

(b) In addition, Issuer shall pay to the relevant Governmental Authority any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c) Subject to Section 13.8(g), Issuer shall indemnify and hold harmless each Note Purchaser and Administrative Agent for the full amount of any and all Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid or payable by such Note Purchaser or Administrative Agent and any liability (other than any penalties, interest, additions, and expenses that accrue after the 180th day after the receipt by Administrative Agent or such Note Purchaser of written notice of the assertion of such Indemnified Taxes or Other Taxes and before the date that Administrative Agent or such Note Purchaser provides Issuer with a certificate relating thereto pursuant to Section 13.8(l)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payments under this indemnification shall be made within 10 days from the date any Note Purchaser or Administrative Agent makes written demand therefor.

(d) If Issuer shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Note Purchaser or Administrative Agent, then, subject to Section 13.8(g):

(i) if such Tax is an Indemnified Tax, the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8), such Note Purchaser or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii) Issuer shall make such deductions; and

(iii) Issuer shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(e) Within ten (10) days after the date of any payment by Issuer of Taxes to a Governmental Authority, Issuer shall furnish to Administrative Agent (and the applicable Note Purchaser) a receipt evidencing payment thereof, or other evidence of payment satisfactory to Administrative Agent (and the applicable Note Purchaser).

(f) Each Note Purchaser that is not a U.S. Person (a “Non-U.S. Note Purchaser”) shall deliver to Issuer and Administrative Agent(or, in the case of an assignment that is not disclosed to Issuer in accordance with the provisions of Section 12.2, solely to the assigning Note Purchaser and Administrative Agent and not to Issuer) two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W‑8BEN‑E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof, successors thereto or such other forms or documents as may be reasonably required under Applicable Law, properly completed and duly executed by such Non-U.S. Note Purchaser claiming complete exemption from United States federal withholding Tax on all payments by Issuer under this Agreement and the other Transaction Documents. Such forms shall be delivered by each Non-U.S. Note Purchaser on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Note Purchaser shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Note Purchaser. In addition to properly completing and duly executing Forms W-8BEN or W‑8BEN‑E (or any subsequent versions thereof or successor thereto), if such Non-U.S. Note Purchaser is claiming an exemption from withholding of United States federal income Tax under Section 871(h) or 881(c) of the Code, such Note Purchaser hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any Tax, securities law or other filing or submission made to any governmental securities law or other legal requirements, (D) it is not a “10 percent shareholder” of Issuer within the meaning of Section 871(h)(3)(B) of the Code, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Note Purchaser agrees that it shall provide Administrative Agent, and Administrative Agent shall provide to Issuer (or, in the case of an assignment that is not disclosed to Issuer in accordance with the provisions of Section 12.2, solely to the assigning Note Purchaser and Administrative Agent and not to Issuer), with prompt notice at any time after becoming a Note Purchaser hereunder that it can no longer make the foregoing representations and warranties. Each Non-U.S. Note Purchaser shall promptly notify Issuer (or, in the case of an assignment that is not disclosed to Issuer in accordance with the provisions of Section 12.2, solely to the assigning Note Purchaser and Administrative Agent and not to Issuer) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this section, a Non-U.S. Note Purchaser shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Note Purchaser is not legally able to deliver. Each Note Purchaser who makes an assignment pursuant to Section 12.2 where the assignment and assumption agreement is not delivered to Issuer shall indemnify and agree to hold Administrative Agent, Issuer and the other Note Purchasers harmless from and against any United States federal withholding Tax, interest and penalties that would not have been imposed but for (i) the failure of the Transferee that received such assignment under Section 12.2 to comply with this Section 13.8(f) or (ii) the failure of such Note Purchaser to withhold and pay such Tax at the proper rate in the event such

Transferee does not comply with this Section 13.8(f) (or complies with Section 13.8(f) but delivers forms indicating it is entitled to a reduced rate of such Tax). Any Note Purchaser that is a U.S. Person shall deliver to Issuer and Administrative Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Note Purchaser is entitled to receive any and all payments under this Agreement and each other Transaction Document free and clear from withholding of United States federal backup withholding Taxes or (ii) such other reasonable documentation as will enable Issuer and/or Administrative Agent to determine whether or not such Note Purchaser is subject to United States federal backup withholding or information reporting requirements. Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section 13.8(f), and shall make the representations and warranties set forth in clauses (A) – (F) above, provided that the obligations of such Participant, pursuant to this Section 13.8(f) shall be determined as if such Participant were a Note Purchaser except that such Participant shall furnish all such required forms, certifications and statements to the Note Purchaser from which the related participation shall have been purchased.

(g) Issuer will not be required to pay any additional amounts in respect of United States federal income Tax pursuant to Section 13.8(d) to any Note Purchaser or Administrative Agent or to indemnify any Note Purchaser or Administrative Agent pursuant to Section 13.8(c) to the extent that the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Note Purchaser or Administrative Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881‑3 or any successor provision; provided, however, nothing contained in this Section shall preclude the payment of additional amounts or indemnity payments by Issuer to the person for whom the “conduit entity” is acting.

(h) If Issuer is required to pay additional amounts to or for the account of any Note Purchaser or Administrative Agent pursuant to this Section 13.8, then such Note Purchaser or Administrative Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Issuer so as to eliminate or reduce any such additional payments by Issuer which may accrue in the future if such filing or changes in the reasonable judgment of such Note Purchaser or Administrative Agent, would not require such Note Purchaser to disclose information such Note Purchaser deems confidential and is not otherwise disadvantageous to such Note Purchaser or Administrative Agent.

(i) If Administrative Agent or a Note Purchaser, in its reasonable judgment, receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Issuer or with respect to which Issuer has paid additional amounts pursuant to this Section 13.8, it shall promptly pay to Issuer an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Issuer under this Section 13.8 with respect to the Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Issuer, upon the request of Administrative Agent or such Note Purchaser, shall repay the amount paid over to Issuer (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Note Purchaser in the event Administrative Agent or such Note Purchaser is required to repay the applicable refund to such Governmental Authority.

(j) Notwithstanding anything herein to the contrary, if Administrative Agent is required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable to any Note Purchaser by Issuer or Administrative Agent, the Administrative Agent shall not be required to make any gross-up payment to or in respect of such Note Purchaser, except to the extent that a corresponding gross-up payment is actually received by Administrative Agent from Issuer.

(k) Any Note Purchaser claiming reimbursement or compensation pursuant to this Section 13.8 shall deliver to Issuer (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Note Purchaser hereunder and such certificate shall be conclusive and binding on Issuer in the absence of manifest error.

(l) The agreements and obligations of Issuer in this Section 13.8 shall survive the payment of all other Obligations.

13.9 Patriot Act

Each Note Purchaser that is subject to the requirements of the Patriot Act and Paying Agent, Collateral Agent and Administrative Agent (for itself and not on behalf of any Note Purchaser) hereby notifies Issuer that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Issuer, which information includes the name and address of Issuer and other information that will allow Administrative Agent, Paying Agent, Collateral Agent and each Note Purchaser to identify Issuer in accordance with the Patriot Act. Issuer shall, promptly following a request by Administrative Agent, Paying Agent, Collateral Agent or any Note Purchaser, provide all documentation and other information that Administrative Agent, Paying Agent, Collateral Agent or such Note Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Note Issuance and Purchase Agreement as of the date first written above.

ISSUER:

NETCREDIT RECEIVABLES 2022, LLC,

a Delaware limited liability company

By:
Name:
Title:

Address:

175 West Jackson Boulevard

Suite 1000

Chicago, IL 60604

Attn: _________________

Solely with respect to Section 6.18 hereof:

HOLDINGS:

CNU ONLINE HOLDINGS, LLC,

a Delaware limited liability company

By:
Name:
Title:

Address:

175 West Jackson Boulevard

Suite 1000

Chicago, IL 60604

Attn: _________________

[Signature Page to Note Issuance and Purchase Agreement]

AGENT AND NOTE PURCHASER:

JEFFERIES FUNDING LLC

By:

Name: Michael Wade

Title: Managing Director

Address:

Jefferies Funding LLC

520 Madison Avenue

New York, NY 10022

Attention: General Counsel

Telephone: (212) 284-2300

Facsimile: (646) 786-5691

Email: tnsullivan@jefferies.com; jmcmahon@jefferies.com; dhakim@jefferies.com; ckuang@jefferies.com; xtong@jefferies.com; Consumer_Loan_Ops@jefferies.com; Bank_Debt@Jefferies.com

With a copy to:

King & Spalding LLP

1700 Pennsylvania Avenue, NW
Suite 900
Washington, D.C. 20006
Attention: David L. Ridenour
dridenour@kslaw.com

[Signature Page to Note Issuance and Purchase Agreement]

COLLATERAL AGENT AND PAYING AGENT:

CITIBANK, N.A.

By:

Name:

Title:

Address:

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Attention: Agency & Trust – NCR/Enova 2022

Email: kayvon.wyles@citi.com

Phone: 212-816-3090

[Signature Page to Note Issuance and Purchase Agreement]

Schedule A

Disclosures

All references to Section numbers herein refer to Sections in this Agreement.

5.1. Jurisdictions Authorized to Conduct Business (SECTION 5.1.(b))

Delaware, Alaska, Illinois, Kansas, Nebraska, New Jersey, North Dakota, South Dakota and Texas.

5.3. Managers, Members, Beneficiaries, Directors (SECTION 5.3).

Enova International, Inc.

Officers:

David Fisher, President and Chief Executive Officer

Christopher McVety, Assistant Secretary

Steven E. Cunningham, Chief Financial Officer

Sean Rahilly, Chief Compliance Officer, Secretary and General Counsel

Board of Directors:

David Fisher

Ellen Carnahan

Daniel Feehan

William Goodyear

James Gray

Gregg Kaplan

Mark McGowan

Linda Johnson Rice

Mark A. Tebbe

CNU Online Holdings, LLC

Officers:

David Fisher, President, Chief Executive Officer and Treasurer

Steven E. Cunningham, Vice President

Sean Rahilly, Secretary

Board of Directors:

David Fisher

Steven E. Cunningham

Sean Rahilly

Sole Member and Manager:

Enova Online Services, Inc.

NET CREDIT RECEIVABLES 2022, LLC

Officers:

David Fisher, President

Steven E. Cunningham ,Treasurer

Sean Rahilly, Secretary

Board of Directors:

David Fisher

Steven E. Cunningham

Lisa Pierro

Sole Member and Manager:

CNU Online Holdings, LLC

NetCredit Loan Services, LLC

Officers:

David Fisher – President

Steven E. Cunningham – Vice President

Sean Rahilly – Secretary

Sole Member:

CNU Online Holdings, LLC

Board of Managers:

David Fisher

Steven E. Cunningham

Sean Rahilly

Organizational chart of Enova and its subsidiaries is attached hereto as Exhibit 1 to Schedule A.

5.6. Litigation (SECTION 5.6)

None.

5.8. Compliance with Laws (SECTION 5.8).

None.

5.13 Affiliated Agreements (Section 5.13).

Services and Indemnity Agreement, dated [____], 2022, among [___], Global Securitization Services, LLC, CNU Online Holdings, LLC, and NetCredit Receivables 2022, LLC.

5.15. Issuer Information (SECTION 5.15).

Exact Name of Issuer	State of Organization	Federal Tax I.D. No.	Chief Executive Office/Place of Business	Locations of Books and Records	Prior Names	Charter No.
NetCredit Receivables 2022, LLC	Delaware	92-0348313	175 W. Jackson Blvd, Ste. 1000 Chicago, IL 60606	175 W. Jackson Blvd, Ste. 1000 Chicago, IL 60606	N/A	7033461

5.16 Accounts and Investment Property (Section 5.16).

Accounts

Bank Name	Account No.	Account Type

Citibank, N.A. 13423800 (Collateral Account) Account

Veritex Community Bank 5501702624 (ACH Sweep Account) Deposit Account

Veritex Community Bank 5501156086 (Collection Receipt Account) Deposit Account

Investment Property

None.

Exhibit 1 to Schedule A

Enova Organizational Chart

[See attached]

Schedule B

Wiring Instructions

Jefferies Funding LLC

Bank Name: Bank of New York
ABA/Routing No.: 021 000 018

Account Name: Jefferies Funding I LLC
Acct No: 890-115-9441
Reference: NCR Facility

Schedule C

Maximum Note Amount

Note Purchaser Maximum Note Amount

Jefferies Funding LLC $125,000,000

Schedule D

Approved States with respect to Bank Program Receivables

Alaska

Arizona

Arkansas

Florida

Hawaii

Indiana

Kansas

Kentucky

Michigan

Minnesota

Mississippi

Montana

Nebraska

New Jersey

Ohio

Oklahoma

Oregon

Rhode Island

Tennessee

Texas

Washington

Wyoming

Approved States with respect to State Licensed Receivables

Alabama

California

Delaware

Georgia

Idaho
Illinois

Louisiana

Missouri
New Mexico

North Dakota

South Carolina

South Dakota

Utah
Wisconsin

Schedule E

State Licenses

[See attached]

Schedule F

Permitted Modifications

(i) Release of an Account Debtor from payment of any unpaid amount if such release is required pursuant to Applicable Law;

(ii) Waiver of the right to collect the unpaid balance if the amount that the Servicer expects to realize in connection with the collection efforts is determined by the Servicer to be less than the reasonably expected costs of collection;

(iii) Waiver of certain charges, such as prepayment fees and late payment charges that may be collected in the ordinary course of servicing a Receivable;

(iv) Effecting a Due Date Adjustment;

(v) Effecting a Payment Deferral;

(vi) Effecting a “Servicing Modification” as defined in the Servicing Policy;

(vii) Establishing a payment plan with respect to a Defaulted Receivable if the Servicer believes that such plan will maximize Collections in respect of such Receivable, such payment plan complies with the Servicing Standard and the Servicing Policy and such Receivable is treated as a Defaulted Receivable for purposes of calculating the Monthly Net Default Ratio or the Monthly Delinquency Ratio; and

(viii) With respect to a Receivable that is not a Defaulted Receivable, implementing a proposal from a credit counseling service to establish an alternative payment schedule if the Servicer believes that such schedule will maximize Collections thereon and the Servicer implements such plan in accordance with the Servicing Standard and the Servicing Policy.

Schedule F

Issuer Competitors

Avant

Lending Club

Marlette

Elevate

Braviant

One Main

Springleaf

Chorus Credit

Lending Point

Opportun

Opp Loans

World Acceptance

Regional Management

DFC Global Cor

EZ Corp

BillFloat

PLS

Upgrade

Kabbage

Curo

Goldman Sachs

US Bank Upstart

Affirm

Exhibit A

FORM OF

BORROWING BASE CERTIFICATE

(See Attached)

EXHIBIT B

FORM OF NOTE

THIS NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY UNITED STATES STATE SECURITIES OR “BLUE SKY” LAWS OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION, AND, AS A MATTER OF U.S. LAW, MAY NOT BE OFFERED OR SOLD IN VIOLATION OF THE SECURITIES ACT OR ANY SUCH OTHER LAWS. THIS NOTE, AND ANY BENEFICIAL INTEREST HEREIN, MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $2,000,000 AND $100,000 INCREMENTS IN EXCESS THEREOF. THE HOLDER HEREOF, BY PURCHASING OR ACCEPTING THIS NOTE, IS HEREBY DEEMED TO HAVE AGREED, FOR THE BENEFIT OF THE ISSUER, THAT IT WILL RESELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE, AS A MATTER OF U.S. LAW, ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR INAPPLICABILITY OF THE SECURITIES ACT, IN EACH CASE, ONLY TO A PERSON (1) WHO IS A “QUALIFIED PURCHASER” (AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED), AND (2) WHOM IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT (“RULE 144A”) (A “QUALIFIED INSTITUTIONAL BUYER”), THAT IS ACQUIRING THIS NOTE FOR ITS OWN ACCOUNT OR AS A FIDUCIARY OR AGENT FOR OTHERS (WHICH OTHERS MUST ALSO BE QUALIFIED INSTITUTIONAL BUYERS) TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER OF THIS NOTE IS BEING MADE IN RELIANCE ON RULE 144A, IN ACCORDANCE WITH ANY UNITED STATES STATE SECURITIES OR “BLUE SKY” LAWS OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION.

EACH PURCHASER, BY ACCEPTANCE OF THIS NOTE, AND EACH BENEFICIAL OWNER OF THIS NOTE, BY ACCEPTANCE OF AN INTEREST IN THIS NOTE, WILL BE DEEMED TO REPRESENT AND WARRANT THAT EITHER (I) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, OR USING THE ASSETS OF, (A) AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, (B) A “PLAN” AS DEFINED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “INTERNAL REVENUE CODE”), THAT IS SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE, (C) AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION 29 C.F.R. 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR (D) ANY GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN THAT IS SUBJECT TO ANY NON-U.S., FEDERAL, STATE OR LOCAL LAW THAT IS SUBSTANTIALLY SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE (“SIMILAR LAW”) OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE ASSETS OF ANY SUCH PLAN OR (II) ITS ACQUISITION, CONTINUED HOLDING, FUNDING AND DISPOSITION OF THIS NOTE

(OR ANY INTEREST HEREIN) WILL NOT GIVE RISE TO A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION OR VIOLATION OF ANY SIMILAR LAW.

THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE REDUCED FROM TIME TO TIME BY DISTRIBUTIONS IN RESPECT OF THIS NOTE ALLOCABLE TO PRINCIPAL, AND MAY BE INCREASED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS OF THE NOTE ISSUANCE AND PURCHASE AGREEMENT. ANYONE ACQUIRING THIS NOTE MAY ASCERTAIN THE CURRENT OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE BY INQUIRY DIRECTED TO THE ADMINISTRATIVE AGENT. ON THE DATE OF THE INITIAL ISSUANCE OF THIS NOTE, THE ADMINISTRATIVE AGENT IS JEFFERIES FUNDING, LLC.

THE HOLDER OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE, AND EACH OWNER OF A BENEFICIAL INTEREST HEREIN, AGREES TO TREAT THIS NOTE AS INDEBTEDNESS FOR ALL UNITED STATES FEDERAL, STATE, AND LOCAL INCOME AND FRANCHISE TAX LAW AND FOR PURPOSES OF ANY OTHER TAX IMPOSED ON, OR MEASURED BY, INCOME. THE HOLDER OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE, AND EACH OWNER OF A BENEFICIAL INTEREST HEREIN, ACKNOWLEDGES, REPRESENTS AND Warrants THAT IT IS (AND WILL REMAIN AS LONG AS IT IS A NOTE PURCHASER) A UNITED STATES PERSON WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE.

THIS NOTE AND ANY BENEFICIAL INTEREST HEREIN MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH THE TERMS OF THE NOTE ISSUANCE AND PURCHASE AGREEMENT.

No. R-1

CUSIP: 64112E AA8

ISIN: US64112EAA82

NETCREDIT RECEIVABLES 2022, LLC

NOTE

NetCredit Receivables 2022, LLC (herein referred to as the “Issuer”), a Delaware limited liability company, for value received, hereby promises to pay to Jefferies Funding LLC, or its registered assigns, subject to the following provisions, the related Note Principal Amount (not to exceed the related Maximum Note Amount), as determined in accordance with the terms of the Note Issuance and Purchase Agreement (as defined herein), on the Final Maturity Date, except as otherwise provided below or in the Note Issuance and Purchase Agreement. The Issuer will pay interest on the unpaid principal amount of this Note (this “Note”) on each Payment Date as determined pursuant to the Note Issuance and Purchase Agreement until the principal amount of this Note is paid in full, subject to certain limitations described in the Note Issuance and Purchase Agreement. Interest on this Note will accrue for each Payment Date during the related Interest Period, and interest will be computed as provided in the Note Issuance and Purchase Agreement. Principal of this Note will be paid in the manner specified on the reverse hereof.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by or on behalf of the Issuer, by manual signature, this Note will not be entitled to any benefit under the Note Issuance and Purchase Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: October ___, 2022

NETCREDIT RECEIVABLES 2022, LLC, as Issuer

By:

Name:

Title:

NETCREDIT RECEIVABLES 2022, LLC

NOTE

This Note is one of the notes of the Issuer, designated as a Note (the “Note”), issued under the Note Issuance and Purchase Agreement, dated as of October 21, 2022 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms therein, the “Note Issuance and Purchase Agreement”), among NetCredit Receivables 2022, LLC, a Delaware limited liability company, as issuer (in such capacity, the “Issuer”), Jefferies Funding LLC, as Initial Note Purchaser, the other Note Purchasers from time to time party thereto, Citibank, N.A., as Paying Agent and Collateral Agent (in such capacity, the “Collateral Agent”) and Jefferies Funding LLC, as the administrative agent (in such capacity, the “Administrative Agent”). This Note is subject to all of the terms, provisions and conditions of the Note Issuance and Purchase Agreement, as it may be amended, supplemented or modified from time to time. All terms used in this Note that are defined in the Note Issuance and Purchase Agreement have the meanings assigned to them therein or pursuant thereto, as applicable. In the event of any conflict or inconsistency between the Note Issuance and Purchase Agreement and this Note, the Note Issuance and Purchase Agreement shall control.

The Note Purchaser, by its acceptance of this Note, agrees that it will look solely to the property of the Issuer allocated to the payment of this Note for payment hereunder.

This Note does not purport to summarize the Note Issuance and Purchase Agreement and reference is made to the Note Issuance and Purchase Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby.

The Note Balance of the Note on any date of determination will be an amount equal to (a) the sum of (1) the Initial Note Principal Amount of such Note and (2) all Additional Note Principal Amounts with respect to such Note, minus (b) the aggregate amount of principal repayments on such Note. Payments of principal of the Notes will be made in accordance with the provisions of, and subject to the limitations in, the Note Issuance and Purchase Agreement.

On each Payment Date, the Issuer will distribute to the Administrative Agent for further distribution to each applicable Note Purchaser such Note Purchaser’s share of the amounts that are allocated and available on such Payment Date to pay interest on and principal of this Note in accordance with the Note Issuance and Purchase Agreement. Distributions to the Note Purchasers shall be made in United States dollars and in immediately available funds and, except as otherwise provided in the Note Issuance and Purchase Agreement, without presentation or surrender of this Note or the making of any notation thereon. Final payment of this Note will be made only upon presentation and surrender of this Note at the office of the Administrative Agent specified to the Note Purchasers for such purpose.

Each Note Purchaser, by accepting this Note, and each beneficial owner of this Note hereby covenants and agrees that it will not at any time institute against, or join, cooperate with or encourage any other Person in instituting against, the Issuer any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer the applicable preference period then in effect plus one day, after payment in full of the Notes and the termination of the Note Issuance and Purchase Agreement.

The Issuer, the Administrative Agent and any agent of the Issuer or the Administrative Agent will treat the person in whose name this Note is registered as the owner hereof for all purposes, and none of the Issuer, the Administrative Agent or any agent of the Issuer or the Administrative Agent will be affected by notice to the contrary.

BY ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE AGREES TO THE TERMS AND CONDITIONS SET FORTH IN THE NOTE ISSUANCE AND PURCHASE AGREEMENT AND HEREIN.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:___________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints ,

(name of Administrative Agent)

attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:

*

Signature Guaranteed:

* The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular, without alteration, enlargement or any change whatever. Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Issuer and the Administrative Agent, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Issuer and the Administrative Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT C

Form of Monthly Collateral and servicing report

(See Attached)

EXHIBIT D

Form of

Request for NOTE FUNDING

The undersigned (“Issuer”) executes and delivers this Request for Note Funding (“Request”) as of ______________, 20__, in connection with the Note Issuance and Purchase Agreement (as amended, restated or extended from time to time, the “Note Issuance and Purchase Agreement”), dated as of October 21, 2022, by and among Issuer, Jefferies Funding LLC, as Initial Note Purchaser, the other Note Purchasers from time to time party thereto, Citibank, N.A., as paying agent and collateral agent, and Jefferies Funding LLC, as administrative agent for itself and for the other Note Purchasers (in such capacities, “Administrative Agent”). All capitalized terms used in this Request without definition shall have the same meanings herein as they have in the Note Issuance and Purchase Agreement.

Pursuant to Section 4.2 of the Note Issuance and Purchase Agreement, Issuer hereby requests a Note Funding from the Note Purchasers in the amount of $______________ on ________________, 20__.

Issuer hereby represents and certifies to Administrative Agent and the Note Purchasers as follows:

1. As of the date of this Request, Issuer is in compliance in all material respects with all of the terms and conditions of the Note Issuance and Purchase Agreement and the other Transaction Documents and no Default, Event of Default, Early Wind-Down Trigger Event, Material Adverse Change or Level Two Regulatory Event thereunder exists and each of the conditions to the requested Note Funding set forth in the Note Issuance and Purchase Agreement, including Section 4.2, has been satisfied in all material respects or otherwise waived by Administrative Agent.

2. Except as otherwise previously disclosed in writing to Administrative Agent, Issuer’s representations and warranties set forth in the Note Issuance and Purchase Agreement, the other Transaction Documents and any other related document, are true and accurate in all material respects as of the date of this Request (except where such representation or warranty is otherwise expressly made as of another date, in which case it is, was or will be true and correct on and as of such other date).

3. There are no liabilities or obligations owing by Issuer of any nature whatsoever in violation of the Note Issuance and Purchase Agreement.

4. As of the date of this Request, to the actual knowledge of Issuer, each Receivable identified in the attached Schedule A is an Eligible Receivable.

5. All of Issuer’s right (including the power to convey title thereto), title and interest in and to each Portfolio Document related to each Receivable File, shall be collaterally assigned and pledged to Collateral Agent in accordance with the terms of the Note Issuance and Purchase Agreement.

6. As of the date of this Request, the sum of the outstanding principal balance under the Notes (after giving effect to the Note Funding and pledge to be made on such date pursuant to this Request) plus the amount requested in any outstanding but unfunded Request for Note Funding does not violate Section 2.1 of the Note Issuance and Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

NETCREDIT RECEIVABLES 2022, LLC,

a Delaware limited liability company

By:
Name:
Title:

Schedule A

List of Receivables

(See Attached)

EXHIBIT E

UNDERWRITING GUIDELINES

(See Attached)

EXHIBIT F

Servicing Policy

(See Attached)